                                                          FILED PURSUANT TO
                                                          RULE 424(b)(3)
                                                          FILE NO: 333-83191
                                  BANK ATLANTA
                              1221 CLAIRMONT ROAD
                             DECATUR, GEORGIA 30030
                                 (404) 320-3300

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD SEPTEMBER 14, 1999

TO THE SHAREHOLDERS OF BANK ATLANTA

  A Special Meeting of Shareholders (the "Meeting") of Bank Atlanta, a commercial bank organized and existing under the laws of the State of Georgia ("Bank Atlanta"), will be held at the main office of Bank Atlanta, located at 1221 Clairmont Road, Decatur, Georgia, on September 14, 1999, at 4:00 p.m., Eastern Time, for the following purpose:

    1. Merger. To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization, dated May 20, 1999, by and between Premier Bancshares, Inc., a Georgia bank holding company ("Premier"), PMB Acquisition Corp. II, a wholly owned subsidiary of Premier ("PMB"), and Bank Atlanta pursuant to which (i) Bank Atlanta will merge with PMB Acquisition Corp. II with Bank Atlanta as the surviving bank of the merger and will be operated as a wholly owned subsidiary of Premier and (ii) each share of Bank Atlanta common stock then outstanding will be converted into the right to receive 1.25 shares of Premier common stock, subject to possible adjustment, plus cash in lieu of any fractional share interest. A copy of the merger agreement is attached to the accompanying proxy statement/prospectus as Appendix A.

    2. Other Business. To transact such other business as may properly come before the Meeting, including adjourning the Meeting to permit, if necessary, further solicitation of proxies.

  Only shareholders of record at the close of business on July 31, 1999, are entitled to receive notice of and to vote at the Meeting. The merger requires the approval of the holders of at least two-thirds of the outstanding shares of Bank Atlanta common stock.

  Bank Atlanta shareholders are entitled to dissent from the merger and obtain payment of the fair value of their shares in cash by complying with the applicable provisions of the Financial Institutions Code of Georgia and Article 13 of the Georgia Business Corporation Code, a copy of which is attached as Appendix B to the accompanying proxy statement/prospectus.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HOLDERS OF BANK ATLANTA COMMON STOCK VOTE "FOR" THE MERGER.

  You are cordially invited to attend the Meeting in person. However, whether or not you plan to attend, we urge you to sign, date and return the enclosed proxy sheet as promptly as possible. You may revoke your proxy by delivering to the Secretary of Bank Atlanta a written revocation or a duly executed proxy sheet bearing a later date or by electing to vote in person at the Meeting.

                                          By Order of the Board of Directors
                                          [SIGNATURE OF JAMES B. HENDRY, JR.
                                          APPEARS HERE]
                                          James B. Hendry, Jr.
                                          President and Chief Executive
                                           Officer

Decatur, Georgia
August 12, 1999

PROXY STATEMENT OF                                                PROSPECTUS OF
BANK ATLANTA                                           PREMIER BANCSHARES, INC.
FOR THE SPECIAL MEETING OF                                        FOR 1,236,708
SHAREHOLDERS                                             SHARES OF COMMON STOCK

                                                       TRADING SYMBOL: NYSE-PMB

                 MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

                               ----------------

  The Boards of Directors of Bank Atlanta and Premier have agreed on a merger of Bank Atlanta and a subsidiary of Premier. Bank Atlanta will be the surviving bank in the merger and will become a wholly owned subsidiary of Premier following the merger.

  If the merger is completed, you will receive 1.25 shares of Premier common stock for each share of Bank Atlanta common stock you own, subject to possible adjustment. On August 10, 1999, the closing price of Premier common stock was $17.44, making the value of the shares of Premier common stock to be received by Bank Atlanta shareholders equal to $21.80 for each share of Bank Atlanta common stock.

  On July 28, 1999, Premier entered into an Agreement and Plan of Reorganization with BB&T Corporation, pursuant to which Premier will be merged with and into BB&T. As a result, each share of Premier common stock, including shares of Premier common stock you will receive as Bank Atlanta shareholders, will be converted into the right to receive 0.5155 shares of BB&T common stock.

  This proxy statement/prospectus provides you with detailed information about the proposed merger. We encourage you to read this entire document carefully. You can also obtain other information about Premier from documents filed by Premier with the Securities and Exchange Commission.

  The merger cannot be completed unless the shareholders of Bank Atlanta approve it. Bank Atlanta has scheduled a special meeting of its shareholders to vote on the merger.

  The date, time, and place of the special meeting of shareholders is as follows:

    September 14, 1999, 4:00 p.m.
    Main Office, Bank Atlanta
    1221 Clairmont Road
    Decatur, Georgia 30030

  SEE "RISK FACTORS" BEGINNING ON PAGE   FOR A DISCUSSION OF CERTAIN FACTORS
THAT YOU SHOULD CONSIDER BEFORE APPROVING THE MERGER.

 NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED THE PREMIER COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  This proxy statement/prospectus is dated August 12, 1999 and was first mailed to shareholders of Bank Atlanta on August 12, 1999.

                               TABLE OF CONTENTS


SUMMARY....................................................................   1

RISK FACTORS...............................................................   6

COMPARATIVE MARKET PRICES AND DIVIDENDS....................................   8
  Premier Market Prices....................................................   8
  Bank Atlanta Market Prices...............................................   8
  Dividends................................................................   9
  Shareholders of Record...................................................   9

THE BANK ATLANTA SHAREHOLDERS' MEETING.....................................  10
  General..................................................................  10
  Record Date, Voting Rights and Vote Required.............................  10
  Voting and Revocation of Proxies.........................................  10
  Solicitation of Proxies..................................................  11
  Recommendation of the Bank Atlanta Board.................................  11

THE MERGER.................................................................  12
  General..................................................................  12
  Background of, and Reasons for, the Merger...............................  12
  Premier's Reasons for the Merger.........................................  13
  Opinion of Financial Adviser.............................................  13
  Valuation Methodologies..................................................  15
  Exchange Ratio...........................................................  18
  Possible Adjustment of Exchange Ratio....................................  18
  Treatment of Bank Atlanta Stock Options..................................  20
  Exchange of Bank Atlanta Common Stock Certificates.......................  20
  Effective Time of the Merger.............................................  21
  Conditions to the Merger.................................................  21
  Conduct of Bank Atlanta's and Premier's Business Prior to the Effective
   Time of the Merger......................................................  22
  Waiver, Amendment and Termination of the Merger Agreement................  22
  Directors and Executive Officers Following the Merger....................  23
  Interests of Bank Atlanta's Management in the Merger.....................  23
  Rights of Dissenting Shareholders........................................  24
  Regulatory Approvals.....................................................  25
  Material Federal Income Tax Consequences of the Merger...................  26
  Accounting Treatment.....................................................  27
  Restrictions on Resales by Affiliates....................................  27
  Description of Premier Common Stock......................................  28
  Certain Differences in Rights of Shareholders............................  28


BUSINESS OF PREMIER........................................................  32
  General..................................................................  32
  Subsidiary...............................................................  32
  Acquisitions.............................................................  32

BUSINESS OF BANK ATLANTA...................................................  34
  General..................................................................  34
  Market Area and Competition..............................................  34
  Lending Services.........................................................  34
  Investments..............................................................  36
  Deposits.................................................................  36
  Employees................................................................  36

  Facilities..............................................................  36
  Legal Proceedings.......................................................  37


BANK ATLANTA MANAGEMENT'S DISCUSSION AND ANALYSIS.........................  38
  Forward-Looking Statements..............................................  38
  Liquidity...............................................................  38
  Capital Resources.......................................................  38
  The Year 2000 Issue.....................................................  39
  Financial Condition.....................................................  41
  Rate and Volume Analysis................................................  43
  Asset/Liability Management..............................................  43
  Securities Portfolio....................................................  45
  Maturities..............................................................  46
  Loan Portfolio..........................................................  47
  Types of Loans..........................................................  47
  Maturities and Sensitivities to Changes in Interest Rates...............  47
  Risk Elements and Nonperforming Loans...................................  48
  Commitments and Lines of Credit.........................................  48
  Summary of Loan Loss Experience.........................................  49
  Deposits................................................................  50
  Return on Assets and Shareholders' Equity...............................  51
  Results of Operations--Three Months Ended March 31, 1999 versus Three
   Months Ended March 31, 1998............................................  51
  Results of Operations--Year Ended December 31, 1998 versus Year Ended
   December 31, 1997......................................................  52

BANK ATLANTA SECURITY OWNERSHIP...........................................  53

REGULATORY CONSIDERATIONS.................................................  55
  General.................................................................  55
  Payment of Dividends....................................................  56
  Capital Adequacy........................................................  57
  Support of Subsidiary Institutions......................................  58
  Prompt Corrective Action................................................  58
  FDIC Insurance Assessments..............................................  60
  Safety and Soundness Standards..........................................  61
  Community Reinvestment Act..............................................  61

EXPERTS...................................................................  62

OPINIONS..................................................................  62
WHERE YOU CAN FIND MORE INFORMATION.......................................  62


APPENDIX A: AGREEMENT AND PLAN OF REORGANIZATION BY AND BETWEEN PREMIER
 BANCSHARES, INC., PMB ACQUISITION CORP. II AND BANK ATLANTA.............. A-1


APPENDIX B: DISSENTERS' RIGHTS PROVISIONS OF THE FINANCIAL INSTITUTIONS
 CODE OF GEORGIA AND THE GEORGIA BUSINESS CORPORATIONS CODE............... B-1

APPENDIX C: OPINION OF THE CARSON MEDLIN COMPANY.......................... C-1

                          INCORPORATION BY REFERENCE

  The Securities and Exchange Commission allows Premier to "incorporate by reference" certain information into this proxy statement/prospectus, which means that Premier can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or in later filed documents incorporated by reference in this proxy statement/prospectus.

  This proxy statement/prospectus incorporates by reference the documents listed below that Premier has previously filed with the Securities and Exchange Commission. These documents contain important information about Premier and its business.

PREMIER SECURITIES AND EXCHANGE COMMISSION FILINGS (FILE NO. 001-12625)

   Annual Report on Form 10-K........... For the fiscal year ended December 31,
                                         1998

   Quarterly Report on Form 10-Q........ For the fiscal quarter ended March 31,
                                         1999

   Current Reports on Form 8-K.......... Dated April 6, 1999, April 20, 1999,
                                         May 27, 1999 and August 3, 1999

   Registration Statements on Form 8-    Dated May 27, 1999 (for Common Stock);
    A/A................................. Dated May 27, 1999 (for Preferred
                                         Securities of Premier Capital Trust I)

  Premier also incorporates by reference additional documents that may be filed with the Securities and Exchange Commission between the date of this proxy statement/prospectus and the completion of the merger or the termination of the merger agreement. These include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

  For your convenience we have enclosed a copy of Premier's Current Report on Form 8-K dated August 3, 1999 relating to the Agreement and Plan of Reorganization dated July 28, 1999 between Premier and BB&T Corporation.

  Premier has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Premier, and Bank Atlanta has supplied all such information relating to Bank Atlanta.

  If you are a shareholder, you can obtain any of the documents incorporated by reference through Premier, the Securities and Exchange Commission or the Securities and Exchange Commission's Internet web site as described above. Documents incorporated by reference are available from Premier without charge, excluding all exhibits except those that Premier has specifically incorporated by reference in this proxy statement/prospectus. Shareholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from Premier at the following addresses:

      Barbara J. Burtt
      Corporate Secretary
      Premier Bancshares, Inc.
      2180 Atlanta Plaza
      950 East Paces Ferry Road
      Atlanta, Georgia 30326
      (404) 814-3090

  To receive documents before Bank Atlanta's special shareholder meeting, please request them from us by September 1, 1999.

  You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. Premier and Bank Atlanta have not authorized anyone to provide you with information that differs from that which this proxy statement/prospectus contains. This proxy statement/prospectus is dated August 12, 1999. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither mailing this proxy statement/prospectus to shareholders nor issuing Premier common stock in the merger creates any implication to the contrary.

                                    SUMMARY

  This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we refer you. See "Where You Can Find More Information."

THE PARTIES (PAGES 32 AND 34)

  PREMIER BANCSHARES, INC.
  2180 Atlanta Plaza
  950 East Paces Ferry Road
  Atlanta, Georgia 30326
  (404) 814-3090

  Premier is incorporated in Georgia and is a Georgia-based bank holding company. Premier provides banking-related services through its subsidiaries, primarily in the metropolitan Atlanta area. However, Premier has significant operations in other areas of Georgia and has a presence in other states in the Southeast. As of March 31, 1999, Premier's total assets were approximately $1.5 billion, deposits were approximately $1.2 billion, and shareholders' equity was approximately $137 million.

  The section of this proxy statement/prospectus under the caption "Where You Can Find More Information" refers you to places where you can find more information about Premier.

  BANK ATLANTA
  1221 Clairmont Road
  Decatur, Georgia 30030
  (404) 320-3300

  Bank Atlanta is a Georgia commercial bank located in Decatur, Georgia. As of March 31, 1999, Bank Atlanta's total assets were approximately $80.0 million, deposits were approximately $70.6 million, and shareholders' equity was approximately $7.6 million.

THE MERGER (PAGE 12)

  Bank Atlanta will merge with a subsidiary of Premier. Bank Atlanta will be the surviving bank in the merger. Bank Atlanta will become a wholly owned subsidiary of Premier as a result of the merger. The merger requires the approval of the holders of at least two-thirds of the outstanding Bank Atlanta common stock. If Bank Atlanta obtains this approval, Premier currently expects to complete the merger in September, 1999.

  Premier has attached the merger agreement as Appendix A to this proxy statement/prospectus. Premier encourages you to read the merger agreement in its entirety, because it is the legal document that governs the merger.

EXCHANGE RATIO (PAGE 18)

  If the merger is completed, you will receive 1.25 shares of Premier common stock for each share of Bank Atlanta common stock you own, plus cash instead of any fractional share. On August 10, 1999, the closing price of Premier common stock was $17.44, making the value of shares of Premier common stock received by Bank Atlanta shareholders in the merger equal to $21.80 per share of Bank Atlanta common stock. Because the market price of Premier common stock fluctuates, you will not know when you vote what the shares will be worth when issued in the merger.

POSSIBLE ADJUSTMENT TO EXCHANGE RATIO (PAGE 18)

  The merger agreement protects you as shareholders against a sharp decline in the trading price of Premier common stock compared to stock prices of other bank holding companies and the price of the Premier common stock when the merger agreement was executed. If the average price of Premier common stock over a ten-day period prior to September 6, 1999 is less than $16.60 and also underperforms a group of bank holding company stocks between the date of the Agreement and September 6, 1999, then the number of shares of Premier common stock you will receive for each share of Bank Atlanta common stock will be increased. This mechanism is explained in detail under the heading "The Merger--Possible Adjustment of Exchange Ratio."

EXCHANGE RATIO FAIR TO BANK ATLANTA SHAREHOLDERS ACCORDING TO INVESTMENT BANK (PAGE 13)

  The Carson Medlin Company has given an opinion to the Bank Atlanta board of directors that, as of the date of this proxy statement/prospectus, the exchange ratio in the merger is fair from a financial point of view to Bank Atlanta shareholders. The full text of this opinion is attached as Appendix C to this document. Premier encourages you to read this opinion carefully. If the merger is completed, The Carson Medlin Company will be paid approximately $155,500 in exchange for its advice and for providing its fairness opinion, based on recent market prices of the Premier common stock.

NO FEDERAL INCOME TAX ON SHARES RECEIVED IN THE MERGER (PAGE 26)

  Bank Atlanta shareholders generally will not recognize gain or loss for federal income tax purposes for the shares of Premier common stock they receive in the merger. Premier's attorneys have issued a legal opinion to this effect, which is included as an exhibit to the Registration Statement filed with the Securities and Exchange Commission for the shares to be issued in the merger. Bank Atlanta shareholders will be taxed on cash received instead of any fractional share. Tax matters are complicated, and tax results may vary among shareholders. Premier and Bank Atlanta urge you to contact your own tax advisor to understand fully how the merger will affect you.

TWO-THIRDS SHAREHOLDER VOTE REQUIRED (PAGE 10)

  Approval of the merger agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of Bank Atlanta common stock. Your failure to vote will have the effect of a vote against approval of the merger agreement. The directors and executive officers of Bank Atlanta and their affiliates together own approximately 44.4% of the shares entitled to be cast at the meeting, and Bank Atlanta expects the directors and senior executive officers to vote their shares in favor of the merger.

  The merger does not require the approval of Premier's shareholders.

MEETING TO BE HELD SEPTEMBER 14, 1999 (PAGE 10)

  Bank Atlanta will hold a special shareholders' meeting at 4:00 p.m. on, September 14, 1999, at the main office of Bank Atlanta, 1221 Clairmont Road, Decatur, Georgia. At the meeting, you will be able to vote on the merger agreement and conduct any other business that properly arises.

RECORD DATE AND VOTING (PAGE 10)

  If you owned shares of Bank Atlanta common stock at the close of business on July 31, 1999, the record date, you are entitled to vote on the merger agreement and any other matters considered at the meeting.

  On the record date, there were 711,010 shares of Bank Atlanta common stock outstanding. You will have one vote at the meeting for each share of Bank Atlanta common stock you owned on the record date.

BANK ATLANTA BOARD RECOMMENDS SHAREHOLDER APPROVAL (PAGE 11)

  The Bank Atlanta board of directors believes that the merger is in the best interests of Bank Atlanta and its shareholders and unanimously recommends that the shareholders vote "FOR" approval of the merger agreement.

INTERESTS OF PERSONS IN THE MERGER THAT ARE DIFFERENT FROM YOURS (PAGE 23)

  When considering the recommendation of the Bank Atlanta board of directors, you should be aware that some Bank Atlanta directors and officers have interests in the merger that differ from the interests of other Bank Atlanta shareholders. In particular, they hold outstanding options or other rights to receive stock under Bank Atlanta's existing stock plans. These options or rights will be converted into stock option rights to acquire Premier common stock after the merger.

  The Bank Atlanta board was aware of these and other interests and considered them before approving and adopting the merger agreement.

REGULATORY APPROVALS REQUIRED (PAGE 25)

  Premier and Bank Atlanta cannot complete the merger unless they obtain the approval of the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, and the Georgia Department of Banking and Finance. Premier and Bank Atlanta have filed all of the required applications or notices with these regulatory authorities. Although Premier and Bank Atlanta believe the regulatory approvals will be received in a timely manner, they cannot be certain when or if they will obtain them.

PREMIER TO USE POOLING-OF-INTERESTS ACCOUNTING TREATMENT (PAGE 27)

  Premier anticipates accounting for the merger as a pooling of interests. This means that Bank Atlanta and Premier will be treated for accounting and financial reporting purposes as if they had always been combined. By accounting for the merger as a pooling of interests, Premier will avoid creating any goodwill relating to the transaction and thus avoid charges to future earnings as a result of amortizing the goodwill.

DISSENTERS' APPRAISAL RIGHTS (PAGE 24)

  Georgia law permits you to dissent from the merger and to have the fair value of your stock appraised by a court and paid to you in cash. To do this, you must follow certain procedures, including the filing of certain notices and refraining from voting your shares in favor of the merger.

  If you dissent from the merger, your shares of Bank Atlanta common stock will not be exchanged for shares of Premier common stock in the merger, and your only right will be to receive the appraised value of your shares in cash. We have attached a copy of the provisions of Georgia law which govern the exercise of dissenters' rights as Appendix B to this proxy statement/prospectus.

REASONS FOR THE MERGER (PAGE 13)

  Before deciding to approve and recommend the merger, Bank Atlanta's board of directors considered the financial condition and prospects of Bank Atlanta, information about Premier, the financial terms of the merger, the likelihood of receiving regulatory approval of the merger, the federal income tax consequences of the merger, the advice of Bank Atlanta's board of directors' legal and financial advisors and other factors. Bank Atlanta's board of directors has decided that the merger is advisable and is in Bank Atlanta's and its shareholders' best interests.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION (PAGE 8)

  Shares of Premier common stock are now quoted on the New York Stock Exchange. Shares of Bank Atlanta are not quoted on any established market.

  The following table presents some information relating to recent sales of Premier and Bank Atlanta common stock.

           PREMIER                                          BANK ATLANTA
        COMMON STOCK                                        COMMON STOCK
-----------------------------                          -----------------------
$20.50 at May 19,                                      $13.00 at March, 1999
1999 (prior to announcement).                          (the last known sale
$17.44 at August 10, 1999.                             prior to announcement).
                                                       $17.00 at July 8, 1999.

MERGER OF PREMIER WITH BB&T CORPORATION (PAGE 33)

  On July 28, 1999, Premier entered into an Agreement and Plan of Reorganization with BB&T Corporation, pursuant to which Premier will be merged with and into BB&T. As a result, each share of Premier common stock, including shares of Premier common stock you will receive as Bank Atlanta shareholders, will be converted into the right to receive 0.5155 shares of BB&T common stock.

           COMPARATIVE HISTORICAL AND PRO FORMA FINANCIAL SHARE DATA

  Summarized below are per share information for Premier and Bank Atlanta on an historical, pro forma combined and equivalent basis. You should read this information in conjunction with Premier and Bank Atlanta historical financial statements and the related notes. See "Where You Can Find More Information."

  The pro forma information gives effect to the merger accounted for as a pooling of interests, and assumes that Premier issues 1.25 shares of Premier common stock for each outstanding share of Bank Atlanta common stock. Bank Atlanta pro forma equivalent share amounts are calculated by multiplying the pro forma combined basic and diluted net income per share, pro forma combined cash dividends per common share and pro forma combined shareholders' book value per common share by the exchange ratio of 1.25 shares of Premier common stock so that the per share amounts equate to the respective values for one share of Bank Atlanta common stock. You should not rely on the pro forma information as being indicative of the historical results that would have resulted if Premier and Bank Atlanta had been combined or the future results Premier will experience after the merger, nor should you rely on the three-month information as being indicative of results Premier or Bank Atlanta expect for the entire year.

                                           AT AND FOR THE  AT AND FOR THE YEAR
                                            THREE MONTHS   ENDED DECEMBER 31,
                                               ENDED      ---------------------
                                           MARCH 31, 1999  1998    1997   1996
                                           -------------- ------- ------ ------
NET INCOME PER COMMON SHARE
 Basic
  Premier historical......................     $ 0.22     $  0.80 $ 0.73 $ 0.53
  Bank Atlanta historical.................       0.49        2.01   1.75   1.48
  Pro forma combined......................       0.23        0.83   0.75   0.56
  Bank Atlanta pro forma equivalent.......       0.28        1.04   0.94   0.70
 Diluted
  Premier historical......................     $ 0.22     $  0.78 $ 0.71 $ 0.52
  Bank Atlanta historical.................       0.47        1.96   1.71   1.48
  Pro forma combined......................       0.22        0.81   0.73   0.55
  Bank Atlanta pro forma equivalent.......       0.28        1.01   0.91   0.68
CASH DIVIDENDS DECLARED PER COMMON SHARE
  Premier historical......................     $ 0.09     $  0.31 $ 0.15 $ 0.17
  Bank Atlanta historical.................         --        0.10     --     --
  Pro forma combined......................     $ 0.09        0.31   0.14   0.17
  Bank Atlanta pro forma equivalent.......     $ 0.11        0.38   0.18   0.21
BOOK VALUE PER COMMON SHARE
  Premier historical......................     $ 5.26     $  5.23
  Bank Atlanta historical.................      10.74       10.33
  Pro forma combined......................       5.37        5.33
  Bank Atlanta pro forma equivalent.......       6.71        6.67

                      SELECTED CONSOLIDATED FINANCIAL DATA

  Premier and Bank Atlanta are providing the following information to help you analyze the financial aspects of the merger. Premier and Bank Atlanta derived this information from audited financial statements for 1994 through 1998 and unaudited financial statements for the three months ended March 31, 1998 and 1999. This information is only a summary, and you should read it in conjunction with both of our historical financial statements and related notes. See "Where You Can Find More Information" and "Index to Bank Atlanta Financial Statements." You should not rely on the three-month information as being indicative of results expected for the entire year.

                   PREMIER--HISTORICAL FINANCIAL INFORMATION
              (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

                            AT AND FOR THE
                             THREE MONTHS
                            ENDED MARCH 31,         AT AND FOR THE YEARS ENDED DECEMBER 31,
                         --------------------- --------------------------------------------------
                            1999       1998       1998       1997       1996      1995     1994
                         ---------- ---------- ---------- ---------- ---------- -------- --------
Net interest income..... $   15,418 $   14,108 $   60,151 $   55,039 $   45,396 $ 39,389 $ 32,018
Net income..............      5,766      5,689     20,914     18,737     13,657   11,348    6,694
Diluted earnings per
 share..................       0.22       0.22       0.78       0.71       0.52     0.44     0.28
Cash dividends declared
 per share..............       0.09       0.13       0.31       0.15       0.17     0.06     0.03
Book value per share....       5.26       4.81       5.23       4.72       5.19     3.73     3.18
Total assets............ $1,510,890 $1,312,292 $1,520,618 $1,280,499 $1,115,290 $937,078 $763,524

                 BANK ATLANTA--HISTORICAL FINANCIAL INFORMATION
              (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

                            AT AND FOR THE
                             THREE MONTHS
                            ENDED MARCH 31,         AT AND FOR THE YEARS ENDED DECEMBER 31,
                         --------------------- --------------------------------------------------
                            1999       1998       1998       1997       1996      1995     1994
                         ---------- ---------- ---------- ---------- ---------- -------- --------
Net interest income..... $      823 $      877 $    3,642 $    2,805 $    2,143 $  1,792 $  1,450
Net income..............        343        319      1,405      1,218      1,035      864      181
Basic earnings per
 share..................        .49        .46       2.01       1.75       1.48     1.24      .27
Cash dividends declared
 per share..............        --         --         .10        --         --       --       --
Book value per share....      10.74       8.94      10.33       8.48       6.66     5.33     3.42
Total assets............ $   79,968 $   71,060 $   79,447 $   70,558 $   46,544 $ 38,390 $ 35,039

                                 RISK FACTORS

  In addition to the other information contained or incorporated by reference in this proxy statement/ prospectus, we urge you to consider the following factors before deciding how to vote at the Bank Atlanta shareholders' meeting.

CHANGES IN INTEREST RATES COULD HAVE AN ADVERSE EFFECT ON PREMIER'S INCOME.

  Premier's profitability depends to a large extent upon its net interest income. Net interest income is the difference between interest income on interest-earning assets, such as loans and investments, and interest expense on interest-bearing liabilities, such as deposits and borrowings. Premier's net interest income will be adversely affected if market interest rates changed such that the interest Premier had to pay on deposits and borrowings increased faster than the interest Premier earned on loans and investments.

PREMIER'S PROFITABILITY WILL DEPEND ON ITS ABILITY TO ORIGINATE RESIDENTIAL MORTGAGE LOANS.

  The market for residential mortgages is highly volatile and an increase in interest rates could materially and adversely affect interest income, non-interest income and the growth of Premier's residential mortgage operations. In addition, Premier has derived a substantial portion of its other income from gains on the sale of mortgage loans and mortgage production fees consisting of proceeds from the sale of servicing rights, loan origination fees and discount points. Due to the cyclical nature of residential mortgage originations, Premier may not be able to sustain recent levels of gains on the sale of mortgage loans and mortgage production fees.

PREMIER COULD EXPERIENCE SIGNIFICANT DIFFICULTIES AND COMPLICATIONS IN CONNECTION WITH ITS RAPID GROWTH.

  Premier has grown significantly over the last two years and may seek to continue to grow by acquiring other financial institutions and branches. However, the market for acquisitions is highly competitive. Premier may not be as successful in the future as it has been in the past in identifying acquisition candidates, integrating acquired institutions or preventing deposit erosion at acquired institutions or branches.

  Premier may encounter unforeseen expenses, as well as difficulties and complications in integrating expanded operations and new employees without disruption to overall operations. In addition, such rapid growth may adversely affect Premier's operating results because of many factors, including start-up costs, diversion of management time and resources, asset quality and required operating adjustments. Premier may not successfully integrate or achieve the anticipated benefits of its growth or expanded operations.

LOSING KEY PERSONNEL WILL NEGATIVELY AFFECT PREMIER.

  Competition for personnel is stronger in the banking industry than other industries, and Premier may not be able to attract or retain the personnel it requires to compete successfully. Premier currently depends heavily on the services of its Chairman and Chief Executive Officer, Darrell D. Pittard, and a number of other members of its senior management team. Losing Mr. Pittard's services or those of other members of senior management could affect Premier in a material and adverse way. Premier's success will also depend on attracting and retaining additional qualified management personnel.

BANKING LEGISLATION THAT LIMITS OUR GROWTH AND ACTIVITIES MAY DECREASE THE RETURN TO OUR INVESTORS.

  Current and future legislation and the policies federal and state regulatory authorities establish will affect Premier's future operations. Banking legislation and regulations may limit Premier's growth and the return to investors by restricting certain of Premier's activities.

  In addition, legislation may change present capital requirements, which could restrict Premier's activities and require Premier to maintain additional capital. Premier cannot predict what changes, if any, federal and state agencies will make to existing federal and state legislation and regulations or the effect that such changes may have on Premier's business. See "Regulatory Considerations."

PREMIER'S RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED DUE TO SIGNIFICANT COMPETITION.

  Premier may not be able to compete effectively in its markets, which could adversely affect Premier's results of operations. The banking and financial services industry in the Atlanta metropolitan area generally, and in Premier's market areas specifically, is highly competitive. Premier competes for loans, deposits and customers with various bank and non-bank financial service providers, many of which are larger in terms of total assets and capitalization, have greater access to capital markets and offer a broader array of financial services than Premier. Competition with such institutions may cause us to increase our deposit rates or decrease our interest rate spread on loans we originate.

YEAR 2000 DATA PROCESSING PROBLEMS COULD INTERRUPT AND HURT OUR OPERATIONS.

  Premier's operations are dependent on computers and computer systems, whether maintained internally or by a third party. Systems not properly recognizing the Year 2000 could produce faulty data or cause a system to fail. Such failures may include, among other things, the inability to process and underwrite loan applications, to credit deposits and debit withdrawals from customer accounts, to credit loan payments or track delinquencies, to reconcile and record daily activity properly or to engage in similar normal banking activities. Additionally, if our commercial customers are not Year 2000 compliant and suffer adverse effects on their operations as a result, their ability to meet their obligations to Premier may be adversely affected. Premier, its third party providers or its customers may not be successful in making all necessary changes to avoid computer system failures related to the Year 2000.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

PREMIER MARKET PRICES

  Premier common stock has been listed on the New York Stock Exchange under the symbol "PMB" since June 1, 1999, and was listed on the American Stock Exchange under the symbol "PMB" from January 1997 to May 31, 1999. From January 1995 to January 1997, Premier common stock was listed on the NASDAQ Small Cap Market under the symbol "FABC." The following table sets forth, for the indicated periods, the high and low sales prices for Premier common stock as reported by the New York Stock Exchange, American Stock Exchange and the NASDAQ Small Cap Market for 1997 and 1998 and for each of the quarters in 1999.

CALENDAR PERIOD

                                                                   SALES PRICE
                                                                  -------------
                                                                   HIGH   LOW
                                                                  ------ ------
1997
  First Quarter.................................................. $ 9.46 $ 7.66
  Second Quarter.................................................  11.67   9.17
  Third Quarter..................................................  14.17   9.83
  Fourth Quarter.................................................  17.92  12.83
1998
  First Quarter.................................................. $29.69 $16.83
  Second Quarter.................................................  29.50  21.38
  Third Quarter..................................................  28.75  19.75
  Fourth Quarter.................................................  27.88  15.25
1999
  First Quarter.................................................. $26.50 $18.75
  Second Quarter.................................................  21.50  15.38
  Third Quarter (through August 10)..............................  20.00  17.00
                                                                  ------ ------

  On August 10, 1999, the last day on which Premier common stock was traded prior to the mailing of this proxy statement/prospectus for which information was available, the last reported sales price of Premier common stock as reported on the New York Stock Exchange was $17.44 per share. At the close of trading on May 19, 1999, the date of the last sale reported by the American Stock Exchange prior to the public announcement of the merger, the last reported sales price of Premier common stock was $20.50 per share.

BANK ATLANTA MARKET PRICES

  The Bank Atlanta common stock is not listed for quotation on the New York Stock Exchange or on any other stock exchange. The price of the Bank Atlanta common stock in the last known transaction prior to the mailing of this document, which occurred on July 8, 1999, was $17.00 per share. The price of Bank Atlanta common stock in the last known transaction prior to May 20, 1999, the date the merger was publicly announced, was $13.00 per share and occurred in March 1999. Bank Atlanta's management is not aware of the sales prices of any shares of Bank Atlanta common stock sold in transactions during 1997. Based on transactions of which Bank Atlanta's management is aware, sales of Bank Atlanta common stock during 1998 were in a price range of $7.25 to $10.00 per share and sales of Bank Atlanta common stock during 1999 were in a price range of $10.00 to $13.00 per share. We can give you no assurances that these price ranges represent the actual market value of Bank Atlanta common stock.

DIVIDENDS

  The holders of Premier common stock are entitled to receive cash dividends when and if Premier's board of directors declares them. Premier declared the following dividends to its shareholders in each of the last two years and in the first quarter of 1999:

                                                                  1999 1998 1997
                                                                  ---- ---- ----
   First Quarter................................................. 0.09 0.13 0.05
   Second Quarter................................................ 0.09 0.05 0.04
   Third Quarter.................................................  N/A 0.05 0.04
   Fourth Quarter................................................  N/A 0.08 0.02

  The future declaration and payment of dividends will depend upon the earnings of Premier's subsidiaries, business conditions, operating results, capital and reserve requirements and the board of directors' consideration of other relevant factors.

  Bank Atlanta paid a $0.10 per share cash dividend to its shareholders on January 15, 1999 based on Bank Atlanta's performance during 1998. Bank Atlanta did not pay dividends to its shareholders prior to 1999 due to regulatory restrictions.

  Premier is a legal entity separate and distinct from its subsidiaries, and its revenues depend largely on dividends its subsidiaries pay to it. Premier's subsidiaries are subject to legal restrictions on the amount of dividends they may pay to Premier. See "Regulatory Considerations--Payment of Dividends."

SHAREHOLDERS OF RECORD

  As of the record date for Bank Atlanta's special shareholders' meeting, there were 2,429 holders of record of Premier common stock, and 293 holders of record of Bank Atlanta common stock.

                      BANK ATLANTA SHAREHOLDERS' MEETING

GENERAL

  Bank Atlanta is providing this document to its shareholders as of the record date of July 31, 1999, along with a proxy sheet. The board of directors of Bank Atlanta is soliciting proxies for use at a special meeting of shareholders of Bank Atlanta to be held on Tuesday, September 14, 1999 at 4:00 p.m., Eastern Time, at the main office of Bank Atlanta, located at 1221 Clairmont Road, Decatur, Georgia. At the meeting, Bank Atlanta shareholders will vote upon a proposal to approve the merger agreement, which is dated as of May 20, 1999, and under which Bank Atlanta would merge with PMB Acquisition Corp. II, a wholly owned subsidiary of Premier. Bank Atlanta will be the surviving bank of the merger and will be operated as a wholly owned subsidiary of Premier. Proxies may be voted on other matters that may properly come before the meeting at the discretion of the proxy holders. The Bank Atlanta board of directors knows of no other matters except those incidental to the conduct of the meeting. The merger agreement is attached as Appendix A to this document.

  Bank Atlanta requests that holders of Bank Atlanta common stock complete, date and sign the accompanying proxy sheet and return it promptly to Bank Atlanta in the enclosed postage prepaid envelope.

RECORD DATE, VOTING RIGHTS AND VOTE REQUIRED

  Only the holders of Bank Atlanta common stock on the record date are entitled to receive notice of and to vote at the meeting. On the record date, there were 711,010 shares of Bank Atlanta common stock outstanding, held by approximately 293 holders of record. Each such share of Bank Atlanta common stock is entitled to one vote on each matter submitted at the meeting.

  Approval of the merger agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of Bank Atlanta common stock. FAILURE OF A HOLDER OF BANK ATLANTA COMMON STOCK TO VOTE THEIR SHARES WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" THE MERGER AGREEMENT.

  Approval of any other matters that shareholders consider at the meeting requires the presence of a quorum and that the votes in favor of the matter constitute a majority of the shares represented at the meeting and entitled to vote. Presence in person or by proxy of a majority of the outstanding shares of Bank Atlanta common stock entitled to vote at the meeting will constitute a quorum.

  As of the record date, the directors and executive officers of Bank Atlanta and their affiliates beneficially owned a total of 315,740 shares, or 44.4%, of the issued and outstanding shares of Bank Atlanta common stock, excluding shares that may be acquired through the exercise of stock options. As of the record date, the directors and executive officers of Premier and their affiliates and Premier and its subsidiaries beneficially owned a total of less than 1% of the outstanding shares of Bank Atlanta common stock.

VOTING AND REVOCATION OF PROXIES

  The shares of Bank Atlanta common stock represented by properly completed proxies received at or before the time for the meeting will be voted as directed by the shareholders unless revoked as described below. If no instructions are given, executed proxies will be voted "FOR" approval of the merger agreement. In any vote to adjourn the meeting, executed proxies marked "FOR" approval of the merger agreement and executed but unmarked proxies will be voted in the discretion of the persons named in the proxy card. Proxies which are voted "AGAINST" approval of the merger agreement will not be voted in favor of any motion to adjourn the meeting to solicit more votes in favor of the merger.

  Shares held in street name that have been designated by brokers on proxy cards as not voted with respect to a proposal will not be counted as votes cast on the proposal. Shares represented by proxies that have been marked as abstentions also will not be counted as votes cast on the proposal. Shares represented by proxies have been marked as not voted and abstentions, however, will be treated as shares present for purposes of determining whether a quorum is present.

  The proposal to adopt the merger agreement is a "non-discretionary" item, meaning that brokerage firms may not vote shares in their discretion on behalf of a client if the client has not furnished voting instructions. Because the holders of a majority of the outstanding shares of Bank Atlanta common stock must approve the proposal adopting the merger agreement, abstentions and broker shares which are not voted will have the same effect as a vote against the merger at the meeting.

  If any other matters are properly presented at the meeting and voted upon, the proxies solicited by this document will be voted on such matters at the discretion of the proxy holders. The Bank Atlanta board of directors is not aware of any other business to be presented at the meeting other than matters incidental to the conduct of the meeting.

  A shareholder's attendance at the meeting will not automatically revoke his or her proxy. A shareholder may, however, revoke a proxy at any time before it is exercised by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to the Secretary of Bank Atlanta at Bank Atlanta's principal executive offices before the meeting, or by attending the meeting and voting in person. A shareholder's proxy will not be revoked by his or her death or incapacity unless, before the shares are voted, the Secretary of Bank Atlanta, or other person authorized to tabulate the votes, receives notice of the death or incapacity.

  BECAUSE HOLDERS OF TWO-THIRDS OF THE OUTSTANDING SHARES OF BANK ATLANTA COMMON STOCK MUST APPROVE THE MERGER AGREEMENT, ABSTENTIONS AND BROKER SHARES WHICH ARE NOT VOTED WILL HAVE THE SAME EFFECT AS NEGATIVE VOTES. ACCORDINGLY, THE BANK ATLANTA BOARD OF DIRECTORS URGES BANK ATLANTA'S SHAREHOLDERS TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.

SOLICITATION OF PROXIES

  Directors, officers and employees of Bank Atlanta may solicit proxies personally or by telephone or facsimile. None of these people will receive any special compensation for solicitation activities. Bank Atlanta will arrange with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of the stock that they hold, and Bank Atlanta will reimburse these record holders for their reasonable out-of-pocket expenses.

RECOMMENDATION OF THE BANK ATLANTA BOARD OF DIRECTORS

  The Bank Atlanta board of directors has unanimously adopted the merger agreement and believes that the merger is fair to and in the best interests of Bank Atlanta and its shareholders. The Bank Atlanta board of directors unanimously recommends that Bank Atlanta's shareholders vote "FOR" approval of the merger agreement. See "The Merger--Background of, and Reasons for, the Merger."

  SHAREHOLDERS SHOULD NOT SEND IN STOCK CERTIFICATES WITH THEIR PROXY CARDS. See "The Merger--Exchange of Bank Atlanta Common Stock Certificates."

                                  THE MERGER

  The following information describes the material aspects of the merger. This description does not purport to be complete and is qualified in its entirety by reference to the appendices attached to this proxy statement/prospectus, including the merger agreement, which is Appendix A and the terms of which are incorporated by reference. All shareholders are urged to read the appendices in their entirety.

GENERAL

  In the merger, Bank Atlanta will be merged with and into PMB Acquisition Corp. II, a subsidiary of Premier, and Bank Atlanta will be the surviving bank of the merger. Bank Atlanta will become a wholly owned subsidiary of Premier following the merger. Shareholders of Bank Atlanta will receive shares of the common stock of Premier in exchange for their shares of Bank Atlanta common stock.

BACKGROUND OF, AND REASONS FOR, THE MERGER

  BACKGROUND OF THE MERGER. During the second quarter of 1998, Bank Atlanta's board of directors began to discuss whether it would be in the best interests of Bank Atlanta to combine with a larger institution. On June 5, 1998, Bank Atlanta's board voted to engage The Carson Medlin Company ("Carson Medlin") to advise the board of directors regarding the value of Bank Atlanta as an independent, stand-alone bank compared to its value as a merger candidate.

  On June 16, 1998, Bank Atlanta's board of directors met, and Carson Medlin presented an analysis of Bank Atlanta's strategic options. Based on this presentation, the board authorized Carson Medlin to prepare a confidential memorandum to be distributed to potential acquirers of Bank Atlanta to assist them in making their own evaluation of Bank Atlanta. Carson Medlin furnished the confidential memorandum to eight potential acquirers, including Premier. Although Bank Atlanta received initial indications of interest to pursue a transaction, it was unable to reach an agreement with any of the potential acquirers.

  On May 11, 1999, the chairman of Bank Atlanta's board of directors received a letter from the chairman and chief executive officer of Premier expressing Premier's renewed interest in acquiring Bank Atlanta. Consequently, on May 13, 1999, Bank Atlanta's chairman and one of its directors met with Premier's chairman and chief executive officer to discuss the terms, including price, of a proposed merger between Bank Atlanta and Premier.

  The significant terms of the proposed merger, which were discussed at the May 13th meeting, were summarized by Premier's chairman and chief executive officer in his letter dated May 17, 1999 to Bank Atlanta's chairman. On May 17, 1999, Bank Atlanta's board of directors held a special meeting at which they considered these terms and voted to pursue the proposed merger. Thereafter, on May 18, 1999, the members of the merger committee of Bank Atlanta's board of directors met with legal counsel to discuss the proposed merger.

  On May 20, 1999, at a special meeting of Bank Atlanta's board of directors, counsel to Bank Atlanta reviewed the proposed merger agreement between Bank Atlanta and Premier and other aspects of the transaction with the board. In addition, counsel also delivered Carson Medlin's oral opinion that the offer from Premier was fair to the shareholders of Bank Atlanta from a financial point of view. Following the presentations and subsequent discussion, Bank Atlanta's board unanimously authorized its chairman or any member of the merger committee to execute the definitive merger agreement substantially in the form presented to the board of directors, with such changes (other than to the exchange ratio) as Bank Atlanta's merger committee approved.

  Following the May 20, 1999 Bank Atlanta board meeting, Bank Atlanta and Premier executed the definitive merger agreement, and they also issued a joint press release announcing the merger.

  BANK ATLANTA'S REASONS FOR THE MERGER. Bank Atlanta's board of directors has unanimously approved the merger agreement and has determined that the merger is in the best interests of Bank Atlanta and its shareholders. The terms of the merger were the result of arms-length negotiations between representatives of Bank Atlanta and representatives of Premier. Without assigning any relative or specific weights to the factors, the board of directors of Bank Atlanta considered the following material factors:

  . the value of the consideration to be received by Bank Atlanta shareholders relative to the book value and earnings per share of Bank Atlanta common stock;

  . selected information concerning the financial condition, results of operations and business prospects of Premier;

  . the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed transaction with Premier;

  . the alternatives to the merger, including remaining an independent institution;

  . the competitive and regulatory environment for financial institutions generally, including increasing technology demands;

  . the fact that the merger will enable Bank Atlanta shareholders to exchange their shares of Bank Atlanta common stock, in a tax-free transaction, for shares of common stock of a larger company, the stock of which is more widely held and more actively traded; and

  . Carson Medlin's opinion that the consideration to be received by Bank Atlanta shareholders as a result of the merger is fair from a financial point of view.

Each director of Bank Atlanta has also agreed to vote his shares of Bank Atlanta common stock in favor of the merger.

  BANK ATLANTA'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT BANK ATLANTA'S SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO APPROVE THE MERGER AGREEMENT.

PREMIER'S REASONS FOR THE MERGER

  One of Premier's announced acquisition objectives is to build a statewide franchise in Georgia with an emphasis on customer service, value and personal attention. Premier management believes that Bank Atlanta is a well-run organization that stresses customer service and loyalty, and that by acquiring it, Premier will increase its presence in DeKalb County, a major step toward achieving Premier's goal.

OPINION OF FINANCIAL ADVISER

  Bank Atlanta engaged Carson Medlin on June 17, 1998 to advise Bank Atlanta on potential strategic alternatives to enhance shareholder value, to search for and assist Bank Atlanta in negotiations with parties who might wish to acquire Bank Atlanta and to render its opinion as to the fairness, from a financial point of view, of the aggregate consideration to be received in a resulting transaction. Bank Atlanta selected Carson Medlin as its financial adviser on the basis of Carson Medlin's historical relationship with Bank Atlanta and Carson Medlin's experience and expertise in representing community banks in acquisition transactions. Carson Medlin is an investment banking firm which specializes in the securities of financial institutions located in the southeastern United States. As part of its investment banking activities, Carson Medlin is regularly engaged in the valuation of financial institutions and transactions relating to their securities.

  Representatives of Carson Medlin participated in a meeting of Bank Atlanta's board of directors held on May 20, 1999. At that meeting Carson Medlin rendered its oral and written opinion to the effect that the consideration provided for in the merger agreement is fair from a financial point of view to the shareholders of Bank Atlanta. Carson Medlin subsequently confirmed its opinion in writing as of August 9, the most recent practicable date prior to the printing of this document.

  The full text of Carson Medlin's written opinion, dated August 9, is attached as Appendix C to this document. You should read the opinion in its entirety for a full discussion to the procedures followed, assumptions made, matters considered and qualification and limitation on the review undertaken by Carson Medlin in connection with its opinion. Carson Medlin's opinion is addressed to Bank Atlanta's board of directors and is substantially identical to the written opinion delivered to Bank Atlanta's board dated May 20, 1999. The summary of the opinion of Carson Medlin set forth in this document is qualified in its entirety by reference to the full text of its opinion. Carson Medlin's opinions to Bank Atlanta's board of directors rendered in connection with the merger do not constitute a recommendation to any Bank Atlanta shareholder regarding how the shareholder should vote at the special meeting.

  No limitations were imposed by the board of directors or management of Bank Atlanta upon Carson Medlin with respect to the investigations made or the procedures followed by Carson Medlin in rendering its opinions.

  The preparation of a financial fairness opinion involves various determinations as to the most appropriate methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to partial analysis or summary description. In connection with rendering its opinions, Carson Medlin performed a variety of financial analyses. Carson Medlin believes that its analyses must be considered together as a whole and that selecting portions of its analyses and the facts considered in its analyses, without considering all other factors and analyses, could create an incomplete or inaccurate view of the analyses and the process underlying the rendering of Carson Medlin's opinions. In performing its analyses, Carson Medlin made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Premier and Bank Atlanta and which may not be realized. Any estimates contained in Carson Medlin's analyses are not necessarily predictive of future results or values, which may be significantly more or less favorable than the estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which the companies or their securities may actually be sold. Except as described below, none of the analyses performed by Carson Medlin was assigned a greater significance by Carson Medlin than any other.

  Carson Medlin has relied upon, without independent verification, the accuracy and completeness of the information it reviewed for the purpose of rendering its opinions. Carson Medlin did not undertake any independent evaluation or appraisal of the assets and liabilities of Premier or Bank Atlanta, nor was it furnished with any appraisals. Carson Medlin is not an expert in the evaluation of loan portfolios, including under-performing or non-performing assets, charge-offs or the allowance for loan losses; has not reviewed any individual credit files of Premier or Bank Atlanta; and has assumed that the allowances for each of Premier and Bank Atlanta are in the aggregate adequate to cover losses. In addition, Carson Medlin is not an expert in the evaluation of Year 2000 readiness, compliance, or expense allocations and has assumed that Premier and Bank Atlanta have each taken appropriate steps or actions to properly address this issue. Carson Medlin's opinion is necessarily based on economic, market and other conditions existing on the date of its opinion, and on information as of various earlier dates made available to it. Carson Medlin assumed that the merger will be recorded as a pooling-of-interests under Generally Accepted Accounting Principles.

  In connection with its opinion, dated May 20, 1999, Carson Medlin reviewed:

  .  the Agreement;

  . the annual reports to shareholders of Premier, including the audited financial statements for the five years ended December 31, 1998;

  . audited financial statements of Bank Atlanta for the five years ended December 31, 1998;

  . unaudited interim financial statements of Premier for the three months ended March 31, 1999; and

  . unaudited interim financial statements of Bank Atlanta for the three months ended March 31, 1999.

  In addition, Carson Medlin:

  . reviewed and discussed with members of management of Premier and Bank Atlanta the historical and current business operations, financial condition and future prospects of their respective companies;

  . reviewed the historical market prices and trading activity for the common stock of Premier and Bank Atlanta and compared them with those of publicly traded companies that it deemed to be relevant;

  . compared the results of operations of Premier and Bank Atlanta with those of selected financial institutions which it deemed to be relevant;

  . compared the financial terms of the Merger with the financial terms, to the extent publicly available, of selected other recent business combinations of financial institutions;

  .  analyzed the pro forma financial impact of the merger on Premier; and

  . conducted other studies, analyses, inquiries and examinations as Carson Medlin deemed appropriate.

VALUATION METHODOLOGIES

  The following is a summary of the principal analyses performed by Carson Medlin in connection with its opinion provided to Bank Atlanta's board of directors as of May 20, 1999.

  Summary of Proposal. Carson Medlin reviewed the terms of the proposed merger, including the form of consideration, the exchange ratio, the closing price of Premier's common stock as of May 19, 1999, and the resulting price per share of Bank Atlanta common stock pursuant to the proposed merger. Under the terms of the merger agreement, each outstanding share of Bank Atlanta common stock will be converted into 1.25 shares of Premier's common stock resulting in an indicated value of $25.63 per share of Bank Atlanta common stock based on the closing price of Premier's common stock on May 19, 1999 of $20.50 per share. Carson Medlin calculated that the indicated value represented 239% of stated book value at March 31, 1999, 15.1 times 1999 estimated core earnings, a 22.5% core deposit premium at March 31, 1999, which is the aggregate transaction value minus stated book value divided by core deposits, and 25.2% of total assets of Bank Atlanta at March 31, 1999.

  Industry Comparative Analysis. In connection with rendering its opinion, Carson Medlin compared selected operating results of Premier and Bank Atlanta to those of 54 publicly-traded community commercial banks in Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, Virginia and West Virginia as contained in the Southeastern Independent Bank Review(TM), a proprietary research publication prepared by Carson Medlin quarterly since 1991. These comparable financial institutions range in asset size from approximately $145 million to $2.8 billion and in shareholders' equity from approximately $15 million to $344 million. Carson Medlin considers this group of financial institutions more comparable to Premier and Bank Atlanta than larger, more widely traded regional financial institutions. Carson Medlin compared, among other factors, profitability, capitalization, and asset quality of Premier and Bank Atlanta to these financial institutions. Carson Medlin noted that based on results for the year ended December 31, 1998:

  . Premier's and Bank Atlanta's return on average assets was 1.49% and 1.89%, respectively, compared to mean return on average assets of 1.21% for the comparable financial institutions;

  . Premier's and Bank Atlanta's return on average equity was 16.4% and 21.26%, respectively, compared to mean return on average equity of 11.7% for the comparable financial institutions;

  . Premier's and Bank Atlanta's shareholders' equity to total assets at December 31, 1998 was 8.9% and 9.2%, respectively, compared to mean shareholders' equity to total assets of 9.9% for the comparable financial institutions; and

  . Premier's and Bank Atlanta's nonperforming assets (defined as loans 90 days past due, nonaccrual loans and other real estate) to total loans net of unearned income and other real estate at December 31, 1998 was 0.50% and 0.27%, respectively, compared to mean nonperforming assets to total loans net of unearned income and other real estate of 0.97% for the comparable financial institutions.

  These comparisons indicated that Premier's financial performance was above the average comparable financial institutions for profitability factors, asset quality and capitalization. Bank Atlanta's financial performance was at or above the average for the comparable financial institutions for all of the factors considered.

  Comparable Transaction Analysis. Carson Medlin reviewed certain information relating to 20 selected merger transactions involving commercial banks in southeastern metropolitan areas announced since January 1997. These comparable transactions consisted of the following

                   TARGET                                    BUYER
                   ------                                    -----
   Universal National Bancorp, Miami, FL    Totalbank, Miami, FL
   Eastern American Bank, Herndon, VA       Resource Bank, Virginia Beach, VA
   Indian Rocks State Bank, Largo, FL       FNB Corp, Hermitage, PA
   Citizens National B&T, Port Richey, FL   Gulf West Banks, St. Petersburg, FL
   Bank of Winter Park, Winter Park, FL     Huntington Bancshares, Columbus OH
   Ballston Bancorp, Arlington, VA          Abigail Adams NB, Washington DC
   Tysons Financial, McLean, VA             MainStreet Banking, Martinsville, VA
   West Coast Bank, Sarasota, FL            FNB Corp, Hermitage PA
   Regency Financial, Richmond, VA          Mainstreet Banking , Martinsville, VA
   Marshall National B&T, Marshall VA       Mercantile Bankshares, Baltimore, MD
   Bank of Alexandria, Alexandria, VA       F&M National Corp, Winchester, VA
   Peoples Bank of Virginia, Chesterfield,
    VA                                      F&M National Corp, Winchester, VA
   Central Bank, Miami, FL                  BankUnited Financial, Coral Gables, FL
   Seminole Bank, Seminole, FL              FNB Corp, Hermitage, PA
   Ballston Bancorp, Arlington, VA          MainStreet Banking, Martinsville, VA
   CNB Holding Co., Daytona Beach, FL       Colonial BancGroup, Montgomery, AL
   Community Bank of Naples, Naples, FL     Alabama National, Birmingham, AL
   Northside Bank of Tampa, Tampa, FL       Republic Security, West Palm Beach, FL
   Georgia Bancshares, Tucker, GA           First Sterling Banks, Marietta, GA
   South Florida Bank Holding Corp., Ft.
    Myers, FL                               Fifth Third Bancorp, Cincinnati, OH

  Carson Medlin considered, among other factors, the earnings, capital level, asset size and quality of assets of the acquired financial institutions. Carson Medlin compared the transaction prices at the time of announcement to the stated book value, earnings, core deposits and total assets of the acquired institutions.

  Carson Medlin calculated an average price to stated book value multiple for the comparable transactions of 255.2% which indicated a value of Bank Atlanta of $27.41 per share based on Bank Atlanta's stated book value of $10.74 per share at March 31, 1999. The consideration implied by multiplying the exchange ratio and Premier's common stock price as of May 19, 1999 was $25.63 per share and implies a price to stated book value multiple of 239%, which is below the average of the range for the comparable transactions. The comparable transactions ranged from 137% to 373.4% of stated book value.

  Carson Medlin calculated an average price to earnings multiple for the comparable transactions of 21.1 times, which indicated a value for Bank Atlanta of $35.87 per share based on Bank Atlanta's 1999 estimated core earnings per share of $1.70 per share. The consideration implied by the terms of the merger agreement is $25.63 per share and implies a price to earnings multiple of 15.1 times, which is below the average for the comparable transactions. The comparable transactions ranged from 10.2 to 40.1 times earnings

  Carson Medlin calculated an average core deposit premium for the comparable transactions of 19.6%. The premium on Bank Atlanta's core deposits implied by the terms of the Agreement is 22.5%, above the average of the range for the comparable transactions. The comparable transactions core deposit premiums ranged from 2.6% to 31.8%.

  Finally, Carson Medlin calculated an average price as a percentage of total assets for the comparable transactions of 24.3%. The percentage of total assets implied by the terms of the merger agreement is approximately 25.2%, above the average of the range for the comparable transactions. The comparable transactions ranged from 6.5% to 34% of total assets.

  No company or transaction used in Carson Medlin's analyses is identical to Premier, Bank Atlanta or the contemplated transaction. Accordingly, the results of these analyses necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Premier and Bank Atlanta and other factors that could affect the value of the companies to which they have been compared.

  Present Value Analysis. Carson Medlin calculated the present value of Bank Atlanta assuming that Bank Atlanta remained an independent bank. For purposes of this analysis, Carson Medlin utilized certain projections of Bank Atlanta's future growth of assets, earnings and dividends and assumed that Bank Atlanta's Common Stock would be sold at the end of 5 years at 21.1 times projected 2003 earnings based on the average of the comparable transactions. This value was then discounted to present value utilizing discount rates of 14% through 16%. These rates were selected because, in Carson Medlin's experience, they represent the rates that investors in securities such as Bank Atlanta's Common Stock would demand in light of the potential appreciation and risks. On the basis of these assumptions, Carson Medlin calculated that the present value of Bank Atlanta as an independent bank ranged from $23.72 per share to $25.88 per share. The consideration implied by the terms of the merger agreement was $25.63 per share, which falls near the high end of the range under present value analysis. Carson Medlin noted that it included present value analysis because it is a widely used valuation methodology, but also noted that the results of this methodology are highly dependent upon the numerous assumptions that must be made, including assets and earnings growth rates, dividend payout rates, terminal values and discount rates.

  Stock Trading History. Carson Medlin reviewed and analyzed the historical trading prices and volumes of Premier common stock on a monthly basis from June 1995 to April 1999. Carson Medlin also compared price performance of the Premier common stock to the comparable financial institutions, described above in Industry Comparative Analysis, over the past 16 quarters ended March 31, 1999 on a price to book value basis. Carson Medlin considers Premier common stock to be liquid and marketable in comparison with these comparable financial institutions and other bank holding companies.

  This analysis showed that over the past 16 quarters, Premier's stock has traded above the average of the comparable financial institutions based on price to book value basis. In the most recent quarter, Premier's stock traded at 378% of book value compared to 196% of book value for the comparable financial institutions.

  Carson Medlin also examined the trading prices and volumes of Bank Atlanta common stock. Bank Atlanta common stock has not traded in volumes sufficient to be meaningful. Therefore, Carson Medlin did not place any weight on the market price of Bank Atlanta's common stock.

  Contribution Analysis. Carson Medlin reviewed the relative contributions in terms of various balance sheet and income statement components to be made by Bank Atlanta and Premier to the combined institution based on (1) balance sheet data at March 31, 1999, and (2) projected net income for 1999 as estimated by Carson Medlin. Carson Medlin adjusted Premier for the pro forma impact of the pending acquisitions of North Fulton Bancshares and Farmers and Merchants. The income statement and balance sheet components analyzed included total assets, loans, net of unearned income, total deposits, shareholders' equity, and net income. This analysis showed that Bank Atlanta shareholders would own approximately 3.1% of the aggregate outstanding shares of the combined institution based on the exchange ratio, while Bank Atlanta was contributing 4.1% of total assets, 3.9% of loans, net of unearned income, 4.6% of total deposits, 4.2% of shareholders' equity, and 3.3% of projected net income for 1999.

  Other Analysis. Carson Medlin also reviewed selected investment research reports on and earnings estimates for Premier.

  The opinion expressed by Carson Medlin was based upon market, economic and other relevant considerations as they existed and have been evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion, including but not limited to, changes affecting the securities markets, the results of operations or material changes in the assets or liabilities of Bank Atlanta could materially affect the assumptions used in preparing the opinion.

  In connection with its opinion dated August 9, Carson Medlin confirmed the appropriateness of its reliance on the analyses used to render its May 20, 1999 opinion by performing procedures to update its analyses and reviewing the assumptions on which its analyses were based and the factors considered in connection with rendering its opinion.

EXCHANGE RATIO

  At the effective time of the merger, Bank Atlanta will merge with and into PMB Acquisition Corp. II, Bank Atlanta will be the surviving bank in the merger, and Bank Atlanta will become a wholly owned subsidiary of Premier. In the merger, each share of Bank Atlanta common stock outstanding at the effective time will be converted into the right to receive Premier common stock at the exchange ratio of 1.25 shares of Premier common stock for each share of Bank Atlanta common stock, subject to possible adjustment as described below.

  Bank Atlanta shareholders should be aware that the actual market value of a share of Premier common stock at the effective time of the merger, and at the time certificates for those shares are delivered following surrender and exchange of certificates for shares of Bank Atlanta common stock, may be more or less than the value of the shares as of the date of this document or the date of the Bank Atlanta shareholders' meeting. Bank Atlanta shareholders are urged to obtain information on the market value of Premier common stock that is more recent than that which this document provides. See "Comparative Market Prices and Dividends."

  No fractional shares of Premier common stock will be issued in the merger. Premier will pay holders of Bank Atlanta common stock otherwise entitled to a fractional share an amount in cash. The amount in cash will be determined by multiplying the fractional part of the share of Premier common stock by the closing price of Premier common stock on the last trading day before the effective time of the merger.

POSSIBLE ADJUSTMENT OF EXCHANGE RATIO

  The merger agreement provides for upward adjustments to the exchange ratio in the event the value of Premier's common stock declines by amounts specified in the merger agreement. UNDER NO CIRCUMSTANCES WILL THE EXCHANGE RATIO BE LESS THAN 1.25 SHARES OF PREMIER COMMON STOCK FOR EACH SHARE OF BANK ATLANTA COMMON STOCK.

  The merger agreement provides two conditions which must be met before any upward adjustment is made to the exchange ratio. First, the average closing price of Premier's common stock must be less than $16.60. The average closing price is the average of the daily last sale prices of Premier common stock as reported on the New York Stock Exchange for the 10 consecutive full trading days in which Premier shares are traded on the New York Stock Exchange ending at the close of trading on the determination date, September 6, 1999.

  Second, the percentage decline in the value of Premier's common stock from May 19, 1999 until the determination date must be greater than that of a selected group of comparable bank holding companies. Under the terms of the merger agreement this condition is met if:

  . Premier's average closing price on the determination date, as a percent of its May 19, 1999 closing price of $20.75, is less than

  . The weighted average last sales price of the common stock of the comparable bank holding companies on the determination date as a percent of their weighted average last sales on May 19, 1999.

  These conditions provide a price floor at which the exchange ratio is adjusted to minimize the decline in value to be received in the exchange by Bank Atlanta shareholders as a result of declines in the value of Premier common stock. If the above two conditions are met, the new exchange ratio will be determined through application of the following formula:

  Adjusted Exchange Ratio = [0.75 x ($20.75-Average Closing Price)] +
                                [Average Closing Price x 1.25]
                            -----------------------------------------
                                      Average Closing Price

  Essentially, this formula results in an increase to the exchange ratio so that the value Bank Atlanta shareholders receive per share of Bank Atlanta common stock is increased by an amount equal to 75% of the decrease in Premier's common stock from the May 19, 1999 start price of $20.75 to the average closing price on the determination date.

  These conditions reflect the parties' agreement that Bank Atlanta's shareholders will assume the risk of declines in the value of Premier common stock to $16.60. Any adjustment of the exchange ratio as a result of a decline in the price of Premier common stock to below $16.60 depends on whether the percentage decline of the average closing price of Premier common stock is greater than that of the comparable bank holding company common stocks, as described above. If the merger agreement did not provide for an adjustment to the exchange ratio, the value to be received by Bank Atlanta shareholders in the exchange would continue to decline even after the average closing price of the Premier common stock fell below $16.60.

  The following three scenarios illustrate the operation of the adjustment mechanism. For purposes of the scenarios, we have assumed that the initial exchange ratio is 1.25, the starting price as of May 19, 1999 of Premier common stock is $20.75, and the starting price of the comparable bank holding companies' common stock is $100.

    (1) The first scenario occurs if the average closing price is $16.60 or greater. Under this scenario, regardless of any comparison between the value of Premier's common stock and that of the comparable bank holding companies, the exchange ratio would not be adjusted.

    (2) The second scenario occurs if the average closing price is less than $16.60, but does not represent a percentage decline from the starting price which is more than the percentage decline of the common stock prices of the comparable bank holding companies. Under this scenario, the exchange ratio would not be adjusted.

    (3) The third scenario occurs if the average closing price is less than $16.60 and represents a percentage decline from the starting price greater than the percentage decline of the common stock prices of the comparable bank holding companies. Under this scenario, the exchange ratio will be adjusted so that the value received by the Bank Atlanta shareholders is increased by 75% of the decrease in the Premier common stock from the $20.75 starting price.

  For example, if the average closing price is $15.00 and the ending weighted average last sales price of the comparable bank holding companies as of the determination date is $80, Premier's average closing price as a percent of its starting price (72.3%) is less than the ending price for the comparable bank holding companies as a percent of their starting price (80.0%). Therefore, the exchange ratio would be increased to equal 1.5375 shares of Premier common stock for each share of Bank Atlanta common stock, as a result of the application of the above formula. Based upon the assumed $15.00 average closing price, the new exchange ratio would represent a value to the Bank Atlanta shareholders of $23.06 per Bank Atlanta share.

  It is important to note, however, that the merger agreement contains a provision which allows either party to terminate the agreement if the average closing price of the Premier common stock is below $14.53, or pro forma of $22.83 per share of Bank Atlanta common stock.

  The actual market value of a share of Premier common stock at the effective time of the merger and at the time certificates for those shares are delivered following surrender and exchange of certificates for shares of Bank Atlanta common stock may be more or less than the average closing price. Bank Atlanta shareholders are urged to obtain current market quotations for Premier common stock. See "Comparative Market Prices and Dividends."

TREATMENT OF BANK ATLANTA STOCK OPTIONS

  The merger agreement provides that all rights with respect to Bank Atlanta common stock pursuant to stock options granted under Bank Atlanta's stock option plans which are outstanding at the effective time of the merger, whether or not then exercisable, will convert into and will become rights with respect to Premier common stock. Premier will assume these options in accordance with the terms and the plans under which they were issued and the agreement by which they were evidenced. After the effective time, these options will become options to purchase Premier common stock, with the exercise price and number of shares of Premier common stock adjusted to reflect the exchange ratio. As of the effective date of the merger, Premier may elect to substitute stock options under the Premier Bancshares, Inc. 1997 Stock Option Plan, as amended, for all or a part of the stock options granted by Bank Atlanta. Substituted stock options will be subject to the conditions contained in the merger agreement.

  The executive officers and directors of Bank Atlanta held in the aggregate exercisable options to purchase 30,000 shares of Bank Atlanta common stock as of the date of this proxy statement/prospectus.

EXCHANGE OF BANK ATLANTA COMMON STOCK CERTIFICATES

  At the effective time, by virtue of the merger and without any action on the part of Bank Atlanta or the holders of Bank Atlanta common stock, each share of Bank Atlanta common stock issued and outstanding immediately before the effective time will convert into and will represent the right to receive, upon surrender of the certificate representing the share of Bank Atlanta common stock, whole shares of Premier common stock and cash in lieu of any fractional share interest. Promptly after the effective time, Premier's exchange agent will deliver or mail to each Bank Atlanta shareholder a transmittal letter and instructions for use in surrendering the Bank Atlanta share certificates that, immediately before the effective time, represented any shares of Bank Atlanta common stock. Premier's exchange agent will promptly transfer the merger consideration to the persons entitled to receive it upon surrender of the certificates or other satisfactory evidence of ownership, delivery of a duly executed transmittal letter completed in accordance with its instructions, and other documents as may be reasonably requested.

BANK ATLANTA SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE TRANSMITTAL LETTERS AND INSTRUCTIONS.

  Until surrendered as described above, each outstanding certificate representing multiple shares of Bank Atlanta common stock will be deemed upon the effective time for all purposes to represent only the right to receive the merger consideration. Premier will pay no interest on the merger consideration upon the surrender of the certificate or certificates representing shares of Bank Atlanta common stock. With respect to any certificate for Bank Atlanta common stock that has been lost or destroyed, Premier will pay the merger consideration attributable to the certificate upon receiving a surety bond or other adequate indemnity as required in accordance with Premier's standard policy and evidence reasonably satisfactory to Premier of ownership of the shares in question. After the effective time, no transfer of the shares of Bank Atlanta common stock outstanding immediately before the effective time will be made on Premier's stock transfer books.

  Premier will pay any dividends or other distributions with respect to Bank Atlanta common stock that Bank Atlanta has declared or made before the effective time, but which remain unpaid as of the effective time, in accordance with the terms of the merger agreement. To the extent permitted by law, former shareholders of record of Bank Atlanta will be entitled to vote after the effective time of the merger at any meeting of Premier shareholders the number of whole shares of Premier common stock into which their respective shares of Bank Atlanta common stock are converted, regardless of whether the holders have exchanged their certificates representing Bank Atlanta common stock for certificates representing Premier common stock. Whenever Premier declares a dividend or other distribution on the Premier common stock, the record date for which is at or after the effective time, the declaration will include all shares of Bank Atlanta common stock, which represent the right to receive Premier common stock. Bank Atlanta shareholders will only receive the dividend or other distribution, however, after they surrender their Bank Atlanta certificate(s) for exchange as described above. Upon surrendering their Bank Atlanta certificate(s), both the Premier common stock certificate and any undelivered dividends and cash payments payable under the merger agreement, without interest, will be delivered and paid with respect to each share of Bank Atlanta common stock the certificate(s) represents.

EFFECTIVE TIME OF THE MERGER

  The effective time will occur at the time and date specified in the articles of merger which Premier will file with the Secretary of State of Georgia. Premier and Bank Atlanta currently intend to file the articles of merger as soon as practicable following the date on which the merger agreement is approved by the Bank Atlanta shareholders and all other conditions to complete the merger have been satisfied. If the Bank Atlanta shareholders approve the merger at the shareholders' meeting, we currently anticipate that the filing of the articles of merger and the effective time will occur by September 30, 1999.

CONDITIONS TO THE MERGER

  Premier and Bank Atlanta's obligations to complete the merger are subject to satisfaction or, if permissible, waiver of the following conditions at or before the effective time:

  . the approval of the merger agreement by the holders of at least two-thirds of the outstanding shares of Bank Atlanta common stock;

  . regulatory approval from the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Georgia Department of Banking and Finance and the expiration of all applicable waiting periods associated with these approvals, without any conditions or restrictions that would, in the reasonable judgment of either party, so materially and adversely impact the economic or business benefits of the merger as to render inadvisable the consummation of the merger;

  . the receipt by both parties of all necessary consents required for consummation of the merger or for the preventing of any default under any contract of either party, which, if not obtained, would be reasonably likely to have a material adverse effect on the party;

  . the absence of any action by any court or governmental authority of competent jurisdiction restricting, prohibiting or making illegal the consummation of the merger and the other transactions contemplated by the merger agreement;

  . the receipt by both parties of a written opinion from Womble Carlyle Sandridge & Rice, PLLC, counsel to Premier, that the merger qualifies for federal income tax treatment as a reorganization under Section 368(a) of the Internal Revenue Code, with the effects described under "--Federal Income Tax Consequences of the Merger," including, among others, that the exchange of Bank Atlanta common stock for Premier common stock will not give rise to recognition of gain or loss to Bank Atlanta shareholders, except to the extent of any cash received;

  . approval for listing on the New York Stock Exchange of the shares of Premier common stock to be issued in the merger; and

  . receipt of letters from Ernst & Young LLP and Mauldin & Jenkins, LLC dated as of the effective date of the merger, regarding the appropriateness of pooling of interests accounting treatment.

  Consummation of the merger is also subject to the satisfaction or waiver of various other conditions specified in the merger agreement which are customary in transactions of this nature. These conditions include, among others: the delivery by Premier and Bank Atlanta of opinions of their respective counsel and certificates executed by their respective duly authorized officers as to the satisfaction of various conditions and obligations in the merger agreement, the accuracy of various representations and warranties made by them, and their compliance in all material respects with their agreements and covenants.

CONDUCT OF BANK ATLANTA'S AND PREMIER'S BUSINESS PRIOR TO THE EFFECTIVE TIME OF THE MERGER

  Bank Atlanta and Premier have each generally agreed to operate their business only in the usual, regular and ordinary course, and to preserve intact their business organizations and assets and maintain their rights and franchises. Each has also agreed to take no action which would materially adversely affect the ability of either party to obtain any consents required for the merger or which would adversely affect the ability of either party to perform its covenants and agreements under the merger agreement.

  In addition, the merger agreement includes other restrictions applicable to the operation of Bank Atlanta's business prior to consummation of the merger. Bank Atlanta has agreed not to take various actions relating to the operation of its business pending consummation of the merger without Premier's prior written consent, which Premier has agreed it shall not unreasonably withhold. The actions Bank Atlanta has agreed not to take are in the general categories of:

  .  amending the Charter, Bylaws, or other governing instruments of Bank
     Atlanta;

  .  incurring additional indebtedness;

  . acquiring any of its outstanding shares or making distributions, including the payment of dividends, with respect to its outstanding shares; provided, however, that Bank Atlanta may be permitted to pay a cash dividend to its shareholders if it is determined by Premier's accountants that such payment will not cause the merger to be accounted for as a "purchase";

  . issuing additional securities of Bank Atlanta or rights or options to acquire such securities;

  . reclassifying any of Bank Atlanta's capital stock or selling or encumbering assets;

  .  acquiring or investing in other entities;

  . increasing employees' salaries and benefits or accelerating the vesting of any stock-based compensation or employee benefits or entering into or amending any employment contracts;

  .  adopting any new employee benefit plans or amending existing plans;

  .  changing accounting methods or practices;

  .  beginning or settling litigation; or

  .  entering into or terminating material contracts.

  In addition, Bank Atlanta has agreed not to solicit, directly or indirectly, any acquisition proposal from any other person or entity. Bank Atlanta also has agreed not to negotiate with respect to any acquisition proposal, provide nonpublic information to any party making an acquisition proposal, or enter into any agreement with respect to any acquisition proposal, except in compliance with the fiduciary obligations of its board of directors. In addition, Bank Atlanta has agreed to cause its advisors and other representatives not to engage in any of the foregoing activities.

WAIVER, AMENDMENT AND TERMINATION OF THE MERGER AGREEMENT

  Prior to the effective time of the merger, and to the extent permitted by law, any provision of the merger agreement generally may be waived by the party benefited by the provision or amended by a written agreement between Premier and Bank Atlanta, which is approved by their respective boards of directors. After the merger agreement is approved by the Bank Atlanta shareholders, however, no amendment that pursuant to the Financial Institutions Code of Georgia requires further approval of the Bank Atlanta shareholders, including decreasing the consideration to be received by Bank Atlanta shareholders, may be made without the shareholders' further approval.

  The board of directors of either party may terminate the merger agreement, and abandon the merger, at any time prior to the effective time of the merger, either before or after approval by Bank Atlanta shareholders, under selected circumstances, including:

  . final denial of any required consent of any regulatory authority, if the denial is nonappealable or was not appealed within the time limit for appeal;

  . the failure of the holders of the requisite number of shares of Bank Atlanta common stock to approve the merger agreement;

  . in the event of any inaccuracy in any representation or warranty by the other party that meets certain standards specified in the merger agreement that cannot be or has not been cured within 30 days after the giving of written notice to the breaching party, provided the terminating party is not in material breach of any representation, warranty, covenant, or agreement included in the merger agreement;

  . in the event of a breach by the other party of any covenant or agreement included in the merger agreement that cannot be cured within 30 days after giving notice to the breaching party, provided the terminating party is not in material breach of any representation, warranty, covenant, or agreement included in the merger agreement;

  . if the merger is not consummated by November 30, 1999, but only if the failure to consummate the merger by such date has not been caused by the terminating party's breach of the merger agreement; and

  . if the average closing price of the Premier common stock as reported on the New York Stock Exchange for the 10 consecutive full trading days ending at the close of trading on September 6, 1999 is less than $14.53.

  In addition, the boards of directors may terminate the merger agreement and abandon the merger by mutual consent. If the merger agreement is terminated, the parties will have no further obligations, except with respect to selected provisions, including those providing for payment of expenses and restricting disclosure of confidential information. Further, termination generally will not relieve the parties from the consequences of any uncured willful breach of the merger agreement giving rise to the termination.

DIRECTORS AND EXECUTIVE OFFICERS FOLLOWING THE MERGER

  The merger agreement provides that the officers and directors of Bank Atlanta after the effective time of the merger will consist of the officers and directors of Bank Atlanta before the merger, together with any additional persons as may be elected by Premier.

INTERESTS OF BANK ATLANTA'S MANAGEMENT IN THE MERGER

  Certain members of Bank Atlanta's management have interests in the merger that are in addition to their interests as shareholders of Bank Atlanta generally. The Bank Atlanta board of directors was aware of these factors and considered them, among other matters, in approving the merger agreement.

  The merger agreement provides that, after the effective time of the merger, Premier will provide employee benefits to officers and employees of Bank Atlanta who, at or after the effective time, become officers or employees of Premier or its subsidiaries. These employee benefits will be under employee benefit plans, the terms and conditions of which, taken as a whole, are substantially similar to those employee benefits Premier and its subsidiaries currently provide to their similarly-situated officers and employees. For purposes of participation under these employee benefit plans, service with Bank Atlanta prior to the effective time of the merger will be treated as service with Premier or its subsidiaries.

  The merger agreement further provides that Premier will honor all employment, severance, consulting and other compensation contracts between Bank Atlanta and any current or former director, officer or employee that Bank Atlanta previously disclosed to Premier. Premier will also honor all provisions for vested amounts earned or accrued through the effective time under Bank Atlanta's benefit plans.

  As described above, under "--Treatment of Bank Atlanta Stock Options," the merger agreement also provides that all rights with respect to Bank Atlanta common stock pursuant to stock options or stock appreciation rights granted under Bank Atlanta's stock option and other stock-based compensation plans which are outstanding at the effective time, will be converted into and will become rights with respect to Premier common stock. Premier will assume each of these options in accordance with its terms.

  As of the record date, the directors and executive officers of Bank Atlanta owned less than 1% of the outstanding shares of Premier common stock.

RIGHTS OF DISSENTING SHAREHOLDERS

  By virtue of the provisions of the Financial Institutions Code of Georgia applicable to Georgia state banks and trust companies, the rights of shareholders who desire to dissent from the merger are governed by the provisions of Sections 14-2-1301 through 14-2-1332 of the Georgia Business Corporations Code. Under these provisions, if the merger is consummated, any shareholder of record of Bank Atlanta who objects to the merger and who fully complies with Sections 14-2-1301 through 14-2-1332 of the Georgia Business Corporation Code will be entitled to demand and receive payment in cash of an amount equal to the fair value of all, but not less than all, of his or her shares of Bank Atlanta common stock. A shareholder may assert dissenters' rights as to fewer than the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any one beneficial owner and notifies Bank Atlanta in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. For the purpose of determining the amount to be received in connection with the exercise of statutory dissenters' rights, the fair value of a dissenting shareholder's Bank Atlanta common stock equals the value of the shares immediately before the effective date of the merger, excluding any appreciation or depreciation in anticipation of the merger.

  Any shareholder of Bank Atlanta desiring to receive payment of the fair value of his or her Bank Atlanta common stock in accordance with the requirements of the dissenters' rights provisions of Georgia law must:

  . deliver to Bank Atlanta prior to the shareholder vote on the merger agreement, a written notice of his or her intent to demand payment for his or her shares if the merger is consummated;

  .  not vote his or her shares in favor of the merger agreement; and

  . demand payment and deposit the stock certificates representing Bank Atlanta common stock in accordance with the terms of a notice which will be sent to the shareholder by Premier no later than 10 days after the merger is consummated.

  A written notice of intent to dissent with respect to the merger should be sent to: Bank Atlanta, 1221 Clairmont Road, Decatur, Georgia 30030, Attention:
James B. Hendry, Jr., President. A VOTE AGAINST THE MERGER AGREEMENT ALONE WILL NOT SATISFY THE REQUIREMENTS FOR THE SEPARATE WRITTEN NOTICE OF INTENT TO DISSENT TO THE MERGER, THE SEPARATE WRITTEN DEMAND FOR PAYMENT OF THE FAIR VALUE OF SHARES OF BANK ATLANTA COMMON STOCK OR THE DEPOSIT OF THE STOCK CERTIFICATES. RATHER, A DISSENTING SHAREHOLDER MUST SEPARATELY COMPLY WITH EACH OF THESE REQUIREMENTS.

  Premier must offer to pay to each dissenting shareholder the amount Premier estimates to be the fair value of the dissenting shareholder's shares, plus accrued interest. Premier must make the payment offer within 10 days of the later of the effective date of the merger or receipt of a payment demand by a dissenting shareholder who deposits his or her stock certificates in accordance with the Bank Atlanta dissenters' notice sent to those shareholders who notified Bank Atlanta of their intent to dissent. Premier's offer must be accompanied by:

  . Bank Atlanta's balance sheet as of the end of a fiscal year ended not more than 16 months before the date of making the offer, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

  .  an explanation of how the interest was calculated;

  . a statement of the dissenting shareholder's right to demand payment of a different amount under Section 14-2-1327 of the Georgia Business Corporations Code; and

  . a copy of the dissenters' rights provisions of the Georgia Business Corporations Code.

  If the dissenting shareholder accepts Premier's offer, by written notice to Premier, within 30 days after Premier's offer, or is deemed to have accepted the offer by failing to respond to Premier's offer, Premier must make payment to the dissenting shareholder for his or her shares within 60 days after the making of the offer or the effective time, whichever is later. Upon payment of the agreed value, the dissenting shareholder will cease to have any interest in his or her shares of Bank Atlanta common stock.

  If within 30 days after Premier offers payment for the shares of a dissenting shareholder, the dissenting shareholder rejects the offer and demands payment of his or her own estimate of the fair value of the shares and interest due, then Premier, within 60 days after receiving the dissenting shareholder's payment demand, must file an action in a court of competent jurisdiction in DeKalb County, Georgia, requesting that the fair value of the dissenting shareholder's shares be found and determined. Premier must make all dissenting shareholders whose demands remain unsettled parties to the proceeding. If Premier does not commence the proceeding within the 60-day period, it is required to pay each dissenting shareholder whose demand remains unsettled the amount demanded by the dissenting shareholder.

  This discussion of dissenters' rights under Georgia law is not a complete statement of the provisions of the Financial Institutions Code of Georgia and the Georgia Business Corporations Code relating to statutory dissenters' rights. You are urged to read the entire dissenters' rights provisions, which have been included as Appendix B to this document.

REGULATORY APPROVALS

  The merger may not proceed in the absence of the requisite regulatory approvals. It is possible that regulatory approvals may not be obtained or obtained timely. It is also possible that any approval may be accompanied by a conditional requirement which causes approval to fail to satisfy the conditions in the merger agreement. Premier has submitted applications for the approvals described below to the appropriate regulatory agencies.

  Premier and Bank Atlanta are not aware of any material governmental approvals or actions that are required for consummation of the merger, except as described below. Should any other approval or action be required, we presently contemplate that we would seek the approval or action.

  The merger is subject to approval by the Board of Governors of the Federal Reserve System under Section 3 of the Bank Holding Company Act of 1956. The Federal Reserve will not approve the merger if it finds that the transaction will result in a monopoly or be in furtherance of any combination or conspiracy to monopolize the business of banking in any geographic area. In addition, the Federal Reserve will not approve the merger if it finds that the effect of the merger may be to lessen competition substantially or to tend to create a monopoly or would in any other manner be in restraint of trade, unless it finds that the anti-competitive effects of the merger are clearly outweighed by the public interest and the probable effect of the merger in meeting the convenience and needs of the communities to be served. The Federal Reserve will also take into consideration the financial condition, managerial resources and future prospects of Premier, its subsidiaries and Bank Atlanta. Finally, the Federal Reserve will consider the compliance records of Premier's subsidiaries under the Community Reinvestment Act.

  The Bank Holding Company Act provides for the publication of notice and comment on the merger application and authorizes the Federal Reserve to permit interested parties to intervene in the proceedings. If an interested party is permitted to intervene, the intervention could delay the regulatory approvals required for consummation of the merger. Section 11 of the Bank Holding Company Act imposes a waiting period which prohibits the consummation of the merger, in ordinary circumstances, for a period ranging from 15-30 days following the Federal Reserve's approval of the merger. During this period, the United States Department of Justice may challenge the consummation of the merger on antitrust grounds.

  The merger also requires the prior approval of the FDIC pursuant to relevant provisions of the Bank Merger Act. In granting its approval, the FDIC must take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The relevant statutes prohibit the FDIC from approving the merger (1) if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States or (2) if its effect in any section of the country may be to substantially lessen competition or to tend to create a monopoly, or if it would be a restraint of trade in any other manner, unless the FDIC finds that any anti-competitive effects are outweighed clearly by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. Under the Bank Merger Act, the merger may not be consummated until the thirtieth (30th) day, which may be shortened to the fifteenth (15th) day, following the date of FDIC approval, during which time, the United States Department of Justice may challenge the transaction on antitrust grounds. The commencement of any antitrust action would delay the effectiveness of the FDIC's approval, unless a court specifically orders otherwise.

  Premier and Bank Atlanta are also required to obtain the approval of the Georgia Department of Banking and Finance under the provisions of the Financial Institutions Code of Georgia before completing the merger. In its evaluation of the merger, the Georgia Department will take into account considerations similar to those applied by the Federal Reserve and the FDIC.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

  The following is a summary of the material anticipated federal income tax consequences of the merger. This summary is based on the federal income tax laws now in effect and as currently interpreted. This summary does not take into account possible changes in these laws or interpretations, including amendments to applicable statutes or regulations or changes in judicial or administrative rulings, some of which may have retroactive effect. This summary does not address all aspects of the possible federal income tax consequences of the merger and is not intended as tax advice to any person.

  In particular, this summary does not address the federal income tax consequences of the merger to Bank Atlanta shareholders in light of their particular circumstances or status. For example, this summary does not address the federal income taxation of the merger to Bank Atlanta shareholders who are foreign persons, tax-exempt entities, dealers in securities, insurance companies or corporations, among others. Nor does this summary address any consequences of the merger under any state, local, estate or foreign tax laws, or the tax treatment of options or other rights to purchase shares of Bank Atlanta common stock that are or have been received as compensation. You are urged to consult your own tax advisor as to the specific tax consequences of the merger to you, including tax return reporting requirements, the application and effect of federal, foreign, state, local and other tax laws, and the implications of any proposed changes in the tax laws.

  In connection with the filing of the registration statement of which this document is a part, Womble Carlyle Sandridge & Rice, PLLC delivered a tax opinion to Premier and Bank Atlanta. The following discussion summarizes the material income tax consequences of the merger to the shareholders of Premier and Bank Atlanta, which were described in that opinion. This discussion is qualified in its entirety by reference to the tax opinion, which is included as an exhibit to the registration statement. In connection with the tax opinion, Womble Carlyle Sandridge & Rice, PLLC has relied upon factual assumptions which are customary in similar tax opinions and representations made by Premier and Bank Atlanta in the merger agreement.

  Based upon the merger agreement, the factual assumptions and representations made by Premier and Bank Atlanta, Womble Carlyle Sandridge & Rice, PLLC is of the opinion that:

  .  The merger will be a tax-free reorganization within the meaning of
     Section 368(a) of the Internal Revenue Code.

  . The shareholders of Bank Atlanta will recognize no gain or loss upon the exchange of their Bank Atlanta common stock solely for shares of Premier common stock, except for the recognition of gain as a result of the receipt by the Bank Atlanta shareholders of cash in lieu of fractional shares.

  . Cash that a dissenting Bank Atlanta shareholder receives will be treated as having been received as a distribution in redemption of his or her Bank Atlanta common stock. A dissenting shareholder will realize and recognize gain or loss in an amount equal to the difference between the amount of cash received and the adjusted basis of the Bank Atlanta common stock surrendered. BANK ATLANTA SHAREHOLDERS ELECTING TO EXERCISE DISSENTERS' RIGHTS SHOULD CONSULT THEIR OWN TAX ADVISORS FOR TAX TREATMENT FOR THEIR PARTICULAR CIRCUMSTANCES.

  . Neither Premier nor Bank Atlanta will recognize any income, gain or loss as a consequence of the merger.

  . The aggregate tax basis of the Premier common stock that Bank Atlanta shareholders receive pursuant to the merger will be the same tax basis as their shares of Bank Atlanta common stock being exchanged, decreased by any portion of the tax basis allocated to fractional shares of Premier common stock that Premier treats as redeemed.

  . The holding period of the shares of Premier common stock that Bank Atlanta shareholders receive will include the holding period of the shares of Bank Atlanta common stock being exchanged, provided that the Bank Atlanta common stock is held as a capital asset on the date of the consummation of the merger.

ACCOUNTING TREATMENT

  It is anticipated that the merger will be accounted for as a pooling-of-interests transaction under Generally Accepted Accounting Principles. Under this accounting method, Bank Atlanta shareholders will be deemed to have combined their existing voting common stock interest with that of holders of Premier common stock by exchanging their shares for shares of Premier common stock. Accordingly, the book value of the assets, liabilities and shareholders' equity of Bank Atlanta, as reported on its consolidated balance sheet, will carry over to Premier's consolidated balance sheet, and no goodwill will be created. Premier will be able to include in its consolidated income the consolidated income of Bank Atlanta for the entire fiscal year in which the merger occurs. Premier, however, will reflect some of its expenses incurred to effect the merger as current charges against income rather than adjustments to its balance sheet. If the merger does not qualify for pooling-of-interests accounting treatment, Premier may, in its discretion, terminate the transaction.

RESTRICTIONS ON RESALES BY AFFILIATES

  All shares of Premier common stock issuable in the merger will be registered under the Securities Act of 1933 and will be freely transferable, except for shares received by "persons" who are deemed to be "affiliates" of Bank Atlanta. At the effective time, affiliates may resell their Premier common stock (a) only in transactions registered under the Securities Act of 1933 or permitted by the resale provisions of Rule 145 under the Securities Act or as otherwise permitted by the Securities Act and (b) following the satisfaction of the requirements of the Securities and Exchange Commission's Accounting Series Release Nos. 130 and 135 relating to publication of financial results of the post-merger combined operations of Premier and Bank Atlanta. Affiliates generally include individuals or entities that directly, or indirectly through one or more intermediaries, control, are controlled by or are under common control with Bank Atlanta, and include directors, certain executive officers and principal shareholders of Bank Atlanta. The restrictions on resales by an affiliate extend also to certain related parties of the affiliate, including spouses, relatives and spouse's relatives who in each case have the same home as the affiliate.

  The merger agreement requires Bank Atlanta to cause each of its affiliates to deliver to Premier a written agreement to the effect generally that the affiliate will not offer or otherwise dispose of any shares of Premier common stock issued to that affiliate in the merger, except in compliance with (a) the Securities Act and the rules and regulations issued under the Securities Act and (b) the requirements of the accounting releases described above.

DESCRIPTION OF PREMIER COMMON STOCK

  Premier is currently authorized to issue 60,000,000 shares of Premier common stock, of which 26,190,786 shares were issued and outstanding as of August 10, 1999. Holders of Premier common stock are entitled to receive dividends as Premier's board of directors may declare out of funds legally available. Premier's ability to pay dividends is affected by its subsidiaries' ability to pay dividends, which is limited by applicable regulatory requirements and capital guidelines. At March 31, 1999, under these requirements and guidelines, Premier's combined subsidiaries had $15.6 million, respectively, of undivided profits legally available for the payment of dividends without regulatory approval. See "Certain Regulatory Considerations--Payment of Dividends."

CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

  General. As a result of the merger, Bank Atlanta's shareholders will exchange their shares of a Georgia bank governed by the Financial Institutions Code of Georgia and Bank Atlanta's Charter and Bylaws, for shares of Premier, a Georgia corporation governed by the Georgia Business Corporations Code and Premier's Articles of Incorporation and Bylaws. Because of differences between the Financial Institutions Code of Georgia and the Georgia Business Corporation Code and between Bank Atlanta's Charter and Bylaws and Premier's Articles of Incorporation and Bylaws, the current rights of Bank Atlanta shareholders will change after the merger. The following is a summary of the material differences in the rights of shareholders of Premier and Bank Atlanta. This summary is not intended to be a complete discussion of the Georgia Business Corporations Code or the Georgia Financial Institutions Code and the Articles of Incorporation and Bylaws of Premier or the Charter and Bylaws of Bank Atlanta.

  Authorized Capital Stock. Premier is currently authorized to issue 60,000,000 shares of common stock, $1.00 par value, of which 26,190,786 shares were outstanding as of August 10, 1999. No other class of common stock is currently authorized. The board of directors of Premier may issue additional shares of Premier's common stock up to the maximum amount permitted by the Articles of Incorporation, without further action by the Premier shareholders, unless applicable law requires shareholder action. Premier's Articles of Incorporation provide that no shareholders of Premier will have any preemptive rights to subscribe for or to purchase any shares or other securities Premier issues.

  Premier's Articles of Incorporation provide for the issuance of up to 2,000,000 shares of preferred stock by the board of directors of Premier without further shareholder action. Premier's board of directors may issue preferred stock in one or more series, and the board may determine the rights, preferences, privileges and restrictions, including dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, amounts payable upon liquidation and number of shares constituting any series or the designation of the series.

  Premier has designated a series of non-voting preferred stock, $60.00 par value per share. Premier's preferred stock pays a dividend of 8% of its par value each year from current earnings or undivided profits, and is cumulative but subordinate to the rights of trade creditors. If at any time Premier is in default in the payment of the dividends on its preferred stock and until such time as the default is cured, the holders of Premier's preferred stock will be entitled to one vote for each share of Premier's preferred stock along with the holders of Premier's common stock on all matters coming before the shareholders at all regular and called Premier shareholder meetings. Beginning on January 1, 2000, Premier has the right to redeem up to 20% of its originally issued preferred stock each year at a redemption price of $60.00 per share, plus all accrued and unpaid dividends. The holder of any preferred stock that remains issued and outstanding after May 20, 2004 may require Premier to redeem the preferred stock at a redemption price of $60.00 per share, plus all accrued and unpaid dividends. There are currently 40,770 shares of Premier's preferred stock issued and outstanding.

  Bank Atlanta is authorized to issue 10,000,000 shares of Bank Atlanta's common stock, $1.00 par value, of which 711,010 shares were issued and outstanding as of July 31, 1999. Bank Atlanta's board of directors has not authorized any other class of capital stock. Bank Atlanta's board of directors may issue additional shares of common stock up to the maximum amount permitted by Bank Atlanta's Charter, without further action by Bank Atlanta's shareholders, unless applicable law requires shareholder action. Bank Atlanta's Charter does not provide Bank Atlanta's shareholders with preemptive rights to purchase or subscribe to any unissued authorized shares of Bank Atlanta's common stock.

  Removal of Directors. Premier's Bylaws provide that a director may be removed from office, at a meeting the purpose for which was disclosed in the notice to shareholders, shareholders may remove any director at a meeting with respect to which notice of such purpose is given:

  . without cause, only upon the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of Premier's common stock; and

  . with cause, only upon the affirmative vote of the holders of a majority of the issued and outstanding shares of Premier's common stock.

  The term "cause" means the adjudication of the director as incompetent by a court having jurisdiction in the matter; the conviction of the director of a felony; the failure of the director to accept office either in writing or by attendance at no less than one of the first two meetings of the board of directors following his or her election; or the failure of the director to attend regular meetings of the board of directors for six consecutive meetings without having been excused by the board of directors.

  Neither Bank Atlanta's Charter nor Bylaws provide specific procedures for removing directors. As a result, the provisions of the Georgia Financial Institutions Code govern the removal of Bank Atlanta directors. The Georgia Financial Institutions Code generally provides that directors may be removed without cause by the affirmative vote of a majority of the issued and outstanding shares of Bank Atlanta's common stock.

  Limitation on Director Liability. Premier's Articles of Incorporation provide that no director of Premier will be personally liable to Premier or its shareholders for monetary damages for a breach of the duty of care or other duty as a director, provided that this elimination of liability will not eliminate or limit the liability of a director:

  . for an appropriation in violation of his or her duties of any business opportunity of Premier;

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . for the types of liability described in section 14-2-832 of the Georgia Business Corporations Code; or

  . for any transaction in which the director received an improper personal benefit.

Section 14-2-832 of the Georgia Business Corporations Code provides that a director who votes for or assents to a distribution made in violation of section 14-2-640 of the Georgia Business Corporations Code or the articles of incorporation is personally liable to the corporation for the amount of the distribution that exceeds what could have been distributed without violating section 14-2-640 of the Georgia Business Corporations Code or the articles of incorporation.

  However, for the director to be liable for these distributions, the corporation must establish that the director did not perform his or her duties in a manner the director believed in good faith to be in the best interests of the corporation and with the care an ordinarily prudent person in a like position would exercise under similar circumstances. Section 14-2-640 of the Georgia Business Corporations Code describes specific situations when a corporation is not permitted to make distributions.

  Neither Bank Atlanta's Charter nor Bylaws provide for the limitation of the personal liability of a director to the shareholders of Bank Atlanta for monetary damages for breach of duty as a director of Bank Atlanta.

  Indemnification. Premier's Bylaws provide that Premier may indemnify or obligate itself to indemnify an individual made a party to a proceeding because he or she is or was a director, officer, employee or agent of Premier. Premier may indemnify these individuals for reasonable expenses, judgments, fines, penalties and amounts paid in settlement that are incurred in connection with the proceeding if the individual acted in a manner he or she believed in good faith to be in or not opposed to the best interests of Premier and, in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. To the extent that a director, officer, employee or agent of Premier has been successful, on the merits or otherwise, in defending any proceeding to which he or she was a party, or in defending any claim, issue or matter in the proceeding, because he or she is or was a director, officer, employee or agent of Premier, Premier will indemnify the director, employee or agent against reasonable expenses he or she incurred in connection with the proceeding.

  Bank Atlanta's Bylaws provide that Bank Atlanta will indemnify or reimburse any person, his or her heirs, executors, or administrators for reasonable expense actually incurred in connection with any action, suit or proceeding, civil or criminal, to which he or she is made a party by reason of his or her being or having been a director, officer, or employee of Bank Atlanta or of any firm, corporation, or organization which he or she served in any of these capacities at the request of Bank Atlanta. No person, however, will be indemnified or reimbursed in relation to any matter in an action, suit, or proceeding as to which he or she is finally adjudged guilty of or liable for negligence or willful misconduct in the performance of his or her duties to the bank. Additionally, no person will be indemnified or reimbursed in relation to any matter in such action, suit or proceeding, which has been made the subject of a compromise settlement, except with the approval of a court of competent jurisdiction, or the holders of record of a majority of the outstanding shares of the bank, or the board of directors, acting by vote of directors not parties to the same or substantially the same action, suit, or proceeding, constituting a majority of the whole number of directors. This right of indemnification or reimbursement is not exclusive of other rights to which the person, his or her heirs, executors, or administrators may be entitled to under the law.

  Mergers, Consolidations, and Sales of Assets. Neither Premier's Articles of Incorporation nor Bylaws provide for specific approval requirements for mergers, consolidations and sales of assets. As a result, the provisions of the Georgia Business Corporations Code govern the approval of these transactions. The Georgia Business Corporations Code generally provides that approval of these transactions requires a recommendation by the board of directors to the shareholders and approval by the shareholders by a majority of all the votes entitled to be cast by all shares entitled to vote on the transaction.

  Neither Bank Atlanta's Charter nor Bylaws provide for specific approval requirements for mergers, consolidations and sales of assets. As a result, the provisions of the Financial Institutions Code govern the approval of these transactions. The Georgia Financial Institutions Code generally provides that approval of these transactions requires the affirmative vote of a majority of the directors and approval by the shareholders by two-thirds of all the votes entitled to be cast by all shares entitled to vote on the transaction.

  Number of Directors. Premier's Bylaws state that the board of directors will consist of not less than four nor more than 19 directors. The board of directors or the shareholders may fix or change the number of directors from time to time within this range. The Premier board of directors presently is fixed at 15 members.

  Bank Atlanta's Bylaws state that the board of directors will consist of not less than five nor more than 25 directors. The board of directors may increase or decrease the number of directors within this range and by no more than two in any one year. Bank Atlanta's board of directors presently consists of 7 members.

  Dividends. Premier's Articles of Incorporation provide that subject to the provisions of section 14-2-640 of the Georgia Business Corporations Code, the board of directors will have the power to distribute a portion of Premier's assets, in cash or in property, to Premier shareholders out of Premier's capital surplus. As explained above, section 14-2-640 of the Georgia Business Corporations Code establishes certain situations where a corporation may not make distributions to its shareholders.

  Neither Bank Atlanta's Bylaws nor Charter address how or when Bank Atlanta may pay dividends to shareholders.

                              BUSINESS OF PREMIER

GENERAL

  Premier is a bank holding company headquartered in Atlanta, Georgia. Premier conducts operations primarily in the metropolitan Atlanta area. However, Premier also has significant operations in other areas of Georgia, as well as a limited presence in Alabama, Florida, North Carolina, South Carolina and Tennessee. Premier operates primarily through its commercial bank subsidiary, Premier Bank. The principal asset of Premier is all of the issued and outstanding shares of common stock of Premier Bank.

SUBSIDIARY

  Premier Bank currently operates through 21 commercial banking offices in Georgia. Premier Bank is a Georgia chartered commercial bank that provides a wide range of banking services in its local markets for retail and commercial customers, including small and mid-size businesses, public agencies and local governments and individuals. In addition, Premier Lending Corporation, a wholly owned subsidiary of Premier Bank, operates a total of 15 offices throughout the Southeast. Premier Lending is a Georgia corporation that operates primarily as a mortgage banker and acts as an intermediary between purchasers of residential real estate or homeowners refinancing their residences and correspondent or institutional investors seeking to purchase mortgage loan investments.

ACQUISITIONS

  Premier's profitability and market share have increased through both internal growth and acquisitions of other financial institutions located in Georgia.

  On June 23, 1997, Premier completed its merger with Central and Southern Holding Company, a Georgia corporation that served as the holding company for The Central and Southern Bank of Georgia and The Central and Southern Bank of North Georgia, FSB, in a transaction that was accounted for as a pooling of interests. Effective April 24, 1998, The Central and Southern Bank of North Georgia, FSB was merged into Premier Bank; and effective March 19, 1999, The Central and Southern Bank of Georgia was merged into Premier Bank.

  On December 12, 1997, Premier completed the acquisition of Citizens Gwinnett Bankshares, Inc., a Georgia corporation that served as the holding company for Citizens Bank of Gwinnett, in a transaction accounted for as a pooling of interests. Effective March 27, 1998, Citizens Bank of Gwinnett was merged into Premier Bank.

  On June 9, 1998, Premier completed the acquisition of Lanier Bank & Trust Company, a Georgia chartered commercial bank, and the merger of Lanier Bank & Trust into Premier Bank. This transaction was accounted for as a pooling of interests.

  On July 1, 1998, Premier completed the acquisition of Button Gwinnett Financial Corporation, a Georgia corporation that served as the holding company for The Bank of Gwinnett County, in a transaction accounted for as a pooling of interests. Effective December 4, 1998, The Bank of Gwinnett County was merged into Premier Bank.

  On July 2, 1998, Premier completed the acquisition of The Bank Holding Company, a Georgia corporation that served as the holding company for The Bank of Spalding County and First Community Bank of Henry County, in a transaction that was accounted for as a pooling of interests. Effective April 23, 1999, The Bank of Spalding County was merged into Premier Bank; and effective May 7, 1999, First Community Bank of Henry County was merged into Premier Bank.

  On December 17, 1998, Premier completed the acquisition of Frederica Bank & Trust, a Georgia chartered commercial bank, in a transaction accounted for as a pooling of interests. Effective April 2, 1999, Frederica Bank & Trust was merged into Premier Bank.

  On April 6, 1999, Premier announced an agreement to acquire North Fulton Bancshares, Inc., a Georgia bank holding company located in Roswell, Georgia, in a stock transaction valued at $38.5 million, based on Premier's closing price of $20.00 on April 6, 1999. The exchange ratio will be 0.8749 shares of Premier common stock for each share of North Fulton's common stock. North Fulton is a holding company with assets of approximately $191 million and owns Milton National Bank in Roswell, Georgia, which also operates in Atlanta through its division, The Buckhead Bank. The merger with North Fulton, which is expected to be accounted for as a pooling of interests, is subject to the approval of regulators and North Fulton shareholders and is expected to be completed during the third quarter of 1999.

  On April 20, 1999, Premier announced an agreement to acquire Farmer's & Merchant's Bank, a Georgia chartered commercial bank located in Summerville, Georgia, in a stock transaction valued at $56 million, based on Premier's closing price of $19.25 on April 19, 1999. The exchange ratio will be 4.028 shares of Premier common stock for each share of Farmer's & Merchant's common stock. Farmer's & Merchant's was originally organized in 1926, and has assets of approximately $173 million. From its main office and three branches in Chattooga County, Georgia, Farmer's & Merchant's currently holds approximately 75% of the market areas' deposits, giving it the largest market share in its market. The acquisition of Farmer's & Merchant's, which is expected to be accounted for as a pooling of interests, is subject to the approval of regulators and Farmers and Merchants shareholders and is expected to be completed during the third quarter of 1999.

  On July 28, 1999, Premier entered into an Agreement and Plan of Reorganization with BB&T Corporation, pursuant to which Premier will be merged with and into BB&T and BB&T will be the surviving corporation. As a result of this merger, each share of Premier common stock then outstanding, including shares of Premier common stock you will receive as Bank Atlanta shareholders, will be converted into the right to receive 0.5155 shares of BB&T common stock, plus cash in lieu of any fractional share interest. BB&T is a multi-bank holding company headquartered in Winston-Salem, North Carolina. BB&T conducts its operations in North Carolina, South Carolina, Georgia, Virginia, Maryland and Washington, D.C., primarily through its commercial banking subsidiaries, and to a lesser extent through its other subsidiaries. As of March 31, 1999, BB&T had total assets of approximately $38 billion, total deposits of approximately $24.5 billion, and total shareholders' equity of approximately $3 billion. The merger of Premier with and into BB&T is subject to the approval of Premier shareholders and banking regulators. The merger is expected to be accounted for as a pooling of interests and is expected to be completed in the first quarter of 2000. You, as a shareholder of Bank Atlanta, will be able to vote on the merger of Premier and BB&T as a result of your status as a Premier shareholder following Premier's completion of its acquisition of Bank Atlanta. The foregoing is qualified in its entirety by reference to Premier's Current Report on Form 8-K dated August 3, 1999. See "Incorporation by Reference."

                           BUSINESS OF BANK ATLANTA

GENERAL

  Bank Atlanta was incorporated in 1986 under the laws of the State of Georgia. Bank Atlanta is a full-service commercial bank, offering personal and business checking accounts, interest-bearing checking accounts, and various types of certificates of deposit. Bank Atlanta also provides financing for commercial transactions, makes secured and unsecured loans, and provides other financial services to its customers. At March 31, 1999, Bank Atlanta had total assets of approximately $80.0 million, total deposits of approximately $70.6 million, and total shareholders' equity of approximately $7.6 million.

  Bank Atlanta's principal executive offices are located at 1221 Clairmont Road, Decatur, Georgia 30031, and its telephone number at that address is
(404) 320-3300.

MARKET AREA AND COMPETITION

  Bank Atlanta is located in Decatur, Georgia. Its primary market area is defined as DeKalb County, Georgia, from which it draws a majority of its business. Bank Atlanta competes for deposits and loans with numerous other financial institutions whose resources are equal to or greater than those available to Bank Atlanta.

LENDING SERVICES

  GENERAL. At March 31, 1999, Bank Atlanta's real estate-related loans comprised 76% of its total loan portfolio, its commercial loans comprised 23% of its total loan portfolio, and its consumer loans comprised 1% of its total loan portfolio.

  LOAN APPROVAL AND REVIEW. Bank Atlanta's loan approval policies provide for various levels of officer lending authority. When the total amount of loans to a single borrower exceeds that individual officer's lending authority, an officer with a higher lending limit or Bank Atlanta's loan committee determines whether to approve the loan request. Bank Atlanta makes loans to its directors and executive officers on terms that are no more favorable than are available to any other borrower.

  LENDING LIMITS. Bank Atlanta's lending activities are subject to a variety of lending limits imposed by federal law. Differing limits apply based on the type of loan and the nature of the borrower, including the borrower's other loan relationships with Bank Atlanta. In general, however, Bank Atlanta is able to loan any one borrower a maximum amount equal to either:

  .  15% of Bank Atlanta's capital and surplus; or

  . 25% of its capital and surplus if the excess over 15% is secured by good collateral or other ample security.

At March 31, 1999, Bank Atlanta's lending limit was approximately $1.14 million for loans not fully secured and approximately $1.90 million for loans secured by good collateral or other ample security.

  CREDIT RISK. The principal economic risk associated with each category of the loans that Bank Atlanta makes is the creditworthiness of the borrower. Borrower creditworthiness is affected by general economic conditions and the strength of the service and retail market segments. Risks associated with real estate loans also include fluctuations in the value of real estate, new job creation trends, tenant vacancy rates and, in the case of commercial borrowers, the quality of the borrower's management. In addition, a commercial borrower's ability both to properly evaluate changes in the supply and demand characteristics affecting its markets for products and services and to respond effectively to such changes are significant factors in determining its creditworthiness. General economic factors affecting a borrower's ability to repay include interest, inflation and employment rates.

  REAL ESTATE LOANS. Bank Atlanta makes commercial real estate loans, construction and development loans, and residential real estate loans in and around DeKalb County. These loans include commercial loans where Bank Atlanta takes a security interest in real estate. The primary source of repayment on these loans, however, is not from the sale or rental of the real estate. Instead, it is from the operations of the business. Real estate loans exclude home equity loans which are classified as consumer loans.

  Commercial Real Estate. Commercial real estate loan terms generally are limited to five years or less, although payments may be structured on a longer amortization basis. Interest rates may be fixed or adjustable, although rates generally are not fixed for a period exceeding 60 months. Bank Atlanta will also generally charge an origination fee. Bank Atlanta attempts to reduce credit risk on its commercial real estate loans by generally:

  . emphasizing loans on owner-occupied office, warehouse and retail buildings;

  . limiting the ratio of the principal amount of the loan to the value of the collateral, as established by an independent appraisal, to no more than 80%; and

  . requiring that the net projected cash flow available for debt service equal 120% of the debt service requirement.

  In addition, Bank Atlanta generally requires personal guarantees from the property owners supported by Bank Atlanta's review of the owners' personal financial statements. Risks associated with commercial real estate loans include fluctuations in the value of real estate, new job creation trends, tenant vacancy rates and the quality of the borrower's management. Bank Atlanta limits its risk by analyzing borrowers' cash flow and their collateral value on an ongoing basis.

  Construction and Development Loans. Bank Atlanta makes construction and development loans on a pre-sold and speculative basis. If the borrower has entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a pre-sold basis. If the borrower has not entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a speculative basis. Construction and development loans are generally made with a term of twelve months and interest is paid monthly. The ratio of the principal amount of the loan to the value of the collateral, as established by an independent appraisal, does not exceed 75%. Speculative loans are based on the borrower's track record, financial strength and cash flow position. Loan proceeds are disbursed as the project is completed and only after the project has been physically inspected by an experienced construction lender or appraiser. Risks associated with construction loans include fluctuations in interest rates and in the value of real estate, and new job creation trends.

  Residential Real Estate. Bank Atlanta's residential real estate loans consist of residential construction loans and residential mortgage loans. Bank Atlanta offers variable rates on its residential construction loans and generally makes these loans to both established builders and directly to homeowners. The ratio of the construction loan principal to the value of collateral, as established by an independent appraisal, generally does not exceed 80%. Bank Atlanta believes that this loan-to-value ratio limitation is sufficient to compensate for fluctuations in real estate market value and to minimize losses that could result from a downturn in the residential real estate market.

  COMMERCIAL LOANS. Bank Atlanta makes commercial loans to small- and medium-size businesses and professional concerns. The terms of these loans vary by their purpose and by their underlying collateral, if any. Bank Atlanta typically makes equipment loans for a term of seven years or less at fixed or variable rates, with the loan being fully amortized over the term. Equipment loans are generally secured by the financed equipment, and the ratio of the amount of the loan to the value of the financed equipment or other collateral is generally 80% or less. Loans to support working capital typically have terms of one year or less and are usually secured by accounts receivable and inventory. In general, all loans carry the personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, principal is typically repaid as the assets securing the loan are converted into cash, and for loans secured with other types of collateral, principal is typically due at maturity. The quality of the commercial borrower's management, its ability to properly evaluate changes in the supply and demand characteristics affecting its markets for products and services, and its ability to respond effectively to such changes are significant factors in its creditworthiness.

  Bank Atlanta also makes commercial loans to small businesses with respect to which the SBA generally guarantees repayment of up to 75% of the loan amount, subject to other customary limitations. Bank Atlanta may sell the guaranteed portion of these loans to institutional investors in the secondary markets. Bank Atlanta retains servicing rights and obligations on all the guaranteed portions which are sold. Risks associated with these loans include credit risk, e.g., fraud, bankruptcy, economic downturn, deteriorated or non-existing collateral and changes in interest rates, and operational risk, e.g., failure of Bank Atlanta to adhere to SBA funding and servicing requirements that are needed to secure and maintain the SBA guarantees and servicing rights.

  CONSUMER LOANS. Bank Atlanta makes a variety of loans to individuals for personal, family and household purposes, including secured and unsecured installment and term loans, home equity loans and lines of credit. Consumer loan repayments depend upon the borrower's financial stability and can be adversely affected by divorce, job loss, illness and personal hardships. Because many consumer loans are secured by depreciable assets such as boats, cars and trailers, Bank Atlanta amortizes the loan over the useful life of the asset. To minimize the risk that the borrower cannot afford the monthly payments, Bank Atlanta limits fixed monthly obligations to no more than 38% of the borrower's gross monthly income. In addition, the borrower should also be employed for at least 12 months prior to obtaining the loan. The loan officer reviews the borrower's past credit history, past income level, debt history and, when applicable, cash flow to determine the impact of all of these factors on the borrower's ability to make future payments as agreed.

INVESTMENTS

  In addition to loans, Bank Atlanta makes other investments primarily in obligations of the United States government agencies or obligations guaranteed as to principal and interest by the United States government, other taxable securities and other obligations of states and municipalities. As of March 31, 1999, investment securities comprised approximately 18% of Bank Atlanta's assets, with net loans comprising approximately 64% of Bank Atlanta's assets. Bank Atlanta also engages in Federal funds transactions with its principal correspondent banks, and Bank Atlanta primarily acts as a net seller of Federal funds. The sale of Federal funds amounts to a short-term loan from Bank Atlanta to another financial institution.

DEPOSITS

  Bank Atlanta offers a wide range of commercial and consumer deposit accounts, including checking accounts, money market accounts, a variety of certificates of deposit, and individual retirement accounts. The primary sources of deposits are residents of, and businesses and their employees located in and around, DeKalb County. Deposits are obtained through personal solicitation by Bank Atlanta's officers and directors, direct mail solicitations and advertisements published in the local media. Bank Atlanta offers a broad array of competitively priced deposit services, including demand deposits, regular savings accounts, money market deposits (transaction and investment), certificates of deposit, retirement accounts, and other deposit or funds transfer services which may be permitted by law or regulation and which may be offered to remain competitive in the market.

EMPLOYEES

  At March 31, 1999, Bank Atlanta employed 23 full-time employees. Bank Atlanta considers its employee relationships to be very good.

FACILITIES

  Bank Atlanta owns its main office, which is located at 1221 Clairmont Road, Decatur, Georgia.

LEGAL PROCEEDINGS

  Neither Bank Atlanta nor any of its properties is subject to any material pending legal proceedings, and Bank Atlanta does not know of any material proceedings being contemplated by any governmental authority.

               BANK ATLANTA MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  This analysis has been prepared to provide insight into the financial condition of Bank Atlanta and address the factors which have affected Bank Atlanta's results of operations. Bank Atlanta's financial statements and accompanying notes are an integral part of this discussion and should be read in conjunction with it.

FORWARD-LOOKING STATEMENTS

  This discussion contains forward-looking statements which are based on assumptions and involve risks and uncertainities. These forward-looking statements describe our future plans, strategies, and our expectations. Forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations include, but are not limited to, changes in interest rates, general economic conditions, legislation and regulation, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of our loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, and accounting principles and guidelines. You should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on forward-looking statements. We will not revise any forward-looking statements to reflect events or circumstances after the date of this discussion or to reflect the occurrence of anticipated or unanticipated events.

LIQUIDITY

  Liquidity management involves the management of assets and liabilities in such a way to meet customer demands for deposit withdrawals and fund all prudent loan requests. Bank Atlanta's primary sources of cash flows are generated from interest and fee income, loan repayments, deposit growth, and the maturities of securities.

  Bank Atlanta manages its assets with the intent to satisfy its liquidity needs through normal bank operations. Bank Atlanta's target is to maintain a liquidity ratio of 25%. Federal funds sold, which averaged approximately $4,150,000 during 1998, represent Bank Atlanta's primary immediate source of liquidity and are generally maintained at a level adequate to meet its ongoing needs for liquidity. Bank Atlanta also maintains a Federal funds purchase line totaling approximately $4.1 million with a correspondent bank to further facilitate liquidity needs.

  As of December 31, 1998, Bank Atlanta's liquidity ratio was approximately 33% and Bank Atlanta had no borrowings outstanding under its federal funds purchase line. Bank Atlanta monitors its assets and liabilities in an effort to provide for proper balance between liquidity, safety, and profitability.

  The liquidity position of Bank Atlanta is significantly affected by the loan to deposit ratio. Bank Atlanta monitors its loan to deposit ratio on a daily basis and targets a ratio of 75%. At December 31, 1998 and 1997 the loan to deposit ratio was 77.85% and 80.07%, respectively.

CAPITAL RESOURCES

  As of March 31, 1999 and December 31, 1998, Bank Atlanta had capital in excess of regulatory minimums, as shown below. Stockholders' equity of $7,308,000 at December 31, 1998 increased by 23.6% over December 31, 1997. The increase in capital was due to earnings of $1,405,000 offset by Bank Atlanta's first declared dividend of $71,000 or $.10 per share. Additionally, stockholders' equity was decreased by $13,000 in unrealized losses on securities available-for-sale, net of tax. During 1998, stock options were exercised resulting in an injection of $59,000 of capital. The tax effect of stock-based compensation related to the exercise of non-qualified stock options, which totaled $16,000, was recorded as an additional increase to capital surplus. As of

March 31, 1999, stockholder's equity increased by $286,000 or 3.91% to $7,594,000 compared to December 31, 1998. The increase in capital was due to earnings of $343,000 offset by unrealized losses of $57,000 in securities available-for-sale, net of tax.

  The table below shows capital ratios for Bank Atlanta as of March 31, 1999 and December 31, 1998:

          MINIMUM CAPITAL REQUIREMENTS              ACTUAL CAPITAL RATIOS
          ----------------------------         --------------------------------
                                               MARCH 31, 1999 DECEMBER 31, 1998
                                               -------------- -----------------
   Tier 1 Capital to Risk-based Assets: 4%....   12.83%(1)        11.72%(1)
   Total Capital to Risk-based Assets: 8%.....   14.08%(2)        12.97%(2)
   Leverage Ratio (Tier 1 Capital to Average
    Total Assets): 4%.........................    9.50%(3)         9.24%(3)

--------
(1) Minimum for "well-capitalized" = 6%
(2) Minimum for "well-capitalized" = 10%
(3) Minimum for "well-capitalized" = 5%

THE YEAR 2000 ISSUE

  The year 2000 issue concerns the potential inability of computer systems or any equipment with computer chips to recognize the year 2000. On January 1, 2000, any clock or date recording mechanism, including date-sensitive software, which uses only two digits rather than four to represent the year may recognize a date using "00" as the year 1900 rather than the year 2000. For example, computer systems may compute payment, interest, delinquency or other amounts important to Bank Atlanta's operations based on the wrong date. This could result in system failures or miscalculations that cause disruption of operations, including, among other things, a temporary inability to process transactions, send invoices, or perform similar tasks.

  Year 2000 problems could have a material adverse effect on Bank Atlanta's operations if interest accruals for loans and deposits are not calculated properly. Additionally, system failure could result in a disruption of business which in turn could cause Bank Atlanta to lose a significant portion of its customer base and could result in material adverse consequences for Bank Atlanta.

  At Bank Atlanta, preparation for year 2000 challenges is a top priority. Bank Atlanta has formed a project team consisting of select personnel to address the year 2000 issue. The project manager reports to the board of directors. The project team has been charged with the responsibility of assessing the problem, overseeing corrective action, as well as testing the year 2000 readiness of all equipment, software, and applications after upgrades have been made. Bank Atlanta's senior management continues to oversee the year 2000 project. The year 2000 project is well underway to minimize any disruption in service to customers and to preserve customer confidence. Bank Atlanta has committed the people and the resources it believes are necessary to prepare for the millennium change. Bank Atlanta has progressed through the awareness, assessment, and renovation phases and is well into the validation and implementation phases. In the validation and implementation phases, testing is conducted and results are analyzed to confirm that the changes made bring the affected system into compliance and that no problems have surfaced as a result.

  Bank Atlanta's goal is to make sure that customers are protected from any year 2000 problems and to provide customers with accurate and timely information about the year 2000 problem as well as Bank Atlanta's progress towards compliance. Bank Atlanta has provided numerous informational brochures and letters to its customers. This will be continued throughout 1999.

  Bank Atlanta has distinguished between its mission critical and non-critical systems and is giving priority attention to its mission-critical systems. These systems are core processing system, both hardware and software, teller processing system and items processing. During the first quarter of 1999, Bank Atlanta converted to a new data processing service provider. Bank Atlanta believes that the change will not pose any year 2000 compliance problems. Automated new accounts and loan document preparation software, local area network and personal computers have been designated as mission-necessary and have also been given appropriate attention. All personal computers and the local area network have been tested and certified to be year 2000 compliant.

  Bank Atlanta's loan customers could also experience business interruptions that could affect their ability to repay debts owed to Bank Atlanta resulting in adverse financial performance by Bank Atlanta. Bank Atlanta's senior lending officer is evaluating the current commercial relationships and is continuing with the assessment of each new commercial relationship. Management and the board of directors realize that, due to many factors, consumers may withdraw extra amounts of money which could result in a liquidity issue for Bank Atlanta. Bank Atlanta will closely monitor its liquidty needs throughout 1999, with extra emphasis during the fourth quarter.

  In addition to assessing Bank Atlanta's information technology system and the risks associated with its customer credit relationships, Bank Atlanta has also assessed its electronic equipment, such as building security, environmental systems and other devices which contain embedded electronic circuits. Since Bank Atlanta relies on other outside vendors for many services such as electricity, phone service, water, gas, bond accounting, accounts payable, and other related services, Bank Atlanta has sent correspondence to each of these vendors requesting information regarding their year 2000 readiness. Correspondence with vendors continues to be obtained and evaluated. With regard to these non-information technology systems, Bank Atlanta anticipates substantial year 2000 compliance no later than June 30, 1999.

  Bank Atlanta presently believes that, with modifications to its computer systems and the conversion to new systems, the year 2000 issue will not pose significant operational problems for Bank Atlanta or have a material adverse effect on future operating results. However, Bank Atlanta can give no assurance that the modifications and conversions will remedy all deficiencies, that failure of any of Bank Atlanta's systems will not have a material impact on operations, or that failure of any other companies' systems with whom Bank Atlanta conducts business will not have a material impact on Bank Atlanta's operations.

  Due to the critical nature of the core processing system, Bank Atlanta has developed new contingency plans to accommodate the new systems that were recently installed as a result of the conversion to the new data processing service provider. Bank Atlanta is also developing contingency plans to accommodate disruption of service due to power outages, natural disasters and other year 2000 issues. These plans are expected to be in place by June 30, 1999.

  After the assessment phase of Bank Atlanta's year 2000 project, the board of directors approved a budget of $80,000 to address year 2000 issues, consisting mainly of new hardware and software systems. The budget is subject to continuous review and amendment. Management does not expect the cost of remediation to vary significantly from the present budget. As of March 31, 1999, approximately $64,522 of costs had been incurred by Bank Atlanta with respect to year 2000 issues.

  The costs of the year 2000 project and the date which Bank Atlanta plans to complete the year 2000 modifications are based upon management's best estimates, which it derived utilizing assumptions of future events including the continued availability of resources, third party modification plans and other factors. Bank Atlanta can give no guarantee that these estimates will be achieved, and actual results could differ materially from those planned. Specific factors that might cause material differences from Bank Atlanta's estimates include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties.

  Bank Atlanta is not aware of any known trends, events or uncertainties, other than the effect of the events described above, that will have or that are reasonably likely to have a material effect on its liquidity, capital resources or operations. Bank Atlanta is also not aware of any current recommendations by its regulatory authorities which, if they were implemented, would have such an effect.

FINANCIAL CONDITION

  Total assets of Bank Atlanta increased to $79,447,000 at December 31, 1998 from $70,558,000 at December 31, 1997 or a $8,889,000 increase, which approximates a 12.60% growth rate for 1998. As of March 31, 1999, total assets grew to $79,968,000, representing a 0.66% increase over December 31, 1998. This growth has been funded by increases in deposits of $7,103,000 and $310,000 for the year ended December 31, 1998 and the three months ended March 31, 1999, respectively.

  In 1998, average earning assets were approximately $71,159,000, a 28.53% increase from $55,364,000 in 1997. The increase of $15,795,000 consisted mainly of a $13,782,000 increase in average loans and a $2,981,000 increase in average securities, offset by a $1,010,000 decrease in average federal funds sold. Average earning assets totaled approximately $78,114,000 for the first three months of 1999, which represents a 9.77% increase over the 1998 average. The increase was mainly in Federal funds sold which increased to an average balance of $10,348,000 for the three months ended March 31, 1999 from an average balance of $4,150,000 for the year ended December 31, 1998 or a 150% increase.

  Earning assets are funded primarily from deposit accounts obtained from Bank Atlanta's geographic trade area. Average deposits approximated $65,954,000 during 1998 compared to $52,313,000 during 1997. Of the average deposits, approximately $58,379,000 and $45,304,000 were interest-bearing liabilities during 1998 and 1997, respectively. The growth in average deposits from 1997 to 1998 was concentrated in time deposits and is a result of several deposit campaigns to attract new time deposits to keep pace with Bank Atlanta's loan demand.

  The following table shows the amount of Bank Atlanta's interest income and interest expense for each category of interest-earning assets and interest-bearing liabilities and the average interest yield/rate for total interest-earning assets and total interest-bearing liabilities, net interest spread and net yield on average interest-earning assets.

DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY INTEREST RATES AND INTEREST DIFFERENTIALS

                                     1998                        1997
                          --------------------------- ---------------------------
                            AVERAGE   INCOME/ YIELDS/   AVERAGE   INCOME/ YIELDS/
                          BALANCES(1) EXPENSE  RATES  BALANCES(1) EXPENSE  RATES
                          ----------- ------- ------- ----------- ------- -------
                                          (DOLLARS IN THOUSANDS)
Taxable investment secu-
 rities.................    $8,771     $ 533    6.08%   $7,977     $ 500    6.27%
Nontaxable investment
 securities(5)..........     2,269       110    4.85        82         4    4.88
Unrealized gains (loss-
 es) on securities......        13                         (42)
Federal funds sold......     4,150       219    5.28     5,160       293    5.68
Loans(2)(4).............    55,969     6,020   10.76    42,187     4,473   10.60
Allowance for loan loss-
 es.....................      (946)                       (677)
Cash and due from banks.     1,908                       1,646
Other assets............     2,125                       2,358
                            ------     -----            ------     -----
  Total.................    74,259     6,882            58,691     5,270
                            ======     =====            ======     =====
Total interest-earning
 assets.................    71,159              9.67%   55,406              9.51%
                            ======             =====    ======             =====
Noninterest-bearing de-
 mand...................     7,575                       7,009
Interest-bearing demand
 & savings..............     7,353       206    2.80     7,355       210    2.86
Time....................    51,026     3,034    5.95    37,949     2,255    5.94
                            ------     -----   -----    ------     -----   -----
  Total deposits........    65,954     3,240            52,313     2,465
Other liabilities.......     1,644                       1,124
Stockholders' equity(3).     6,661                       5,254
                            ------                      ------
  Total.................    74,259     3,240            58,691     2,465
                            ======     =====            ======     =====
Total interest-bearing
 liabilities............    58,379              5.55%   45,304              5.44%
                            ======             =====    ======             =====
Net interest income.....               3,642                       2,805
                                       =====                       =====
Net interest spread.....                        4.12%                       4.07%
                                               =====                       =====
Net yield on average in-
 terest-earning assets..                        5.12%                       5.06%
                                               =====                       =====

--------
(1) Average balances were determined using daily average balances.
(2) Average balances of loans include nonaccrual loans and are net of deferred interest and fees.
(3) Average unrealized gains (losses) on securities available-for-sale, net of tax, have been included in stockholders' equity at $9,308 and $(27,466) for 1998 and 1997, respectively.
(4) Interest and fees on loans include $378,000 and $226,000 of loan fee income for the years ended December 31, 1998 and 1997, respectively.
(5) Yields on nontaxable securities are not presented on a tax-equivalent basis.

RATE AND VOLUME ANALYSIS

  The following table describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected Bank Atlanta's interest income and expense during the year indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) change in volume, which is the change in volume multiplied by old rate; (2) change in rate, which is the change in rate multiplied by old volume; and (3) a combination of change in rate and change in volume. The changes in interest income and interest expense attributable to both volume and rate have been allocated proportionately to the change due to volume and the change due to rate.

                                                    YEAR ENDED DECEMBER 31,
                                                         1998 TO 1997
                                               --------------------------------
                                               INCREASE (DECREASE)
                                                DUE TO CHANGE IN
                                               ---------------------
                                                 VOLUME       RATE      TOTAL
                                               -----------  --------   --------
                                                  (DOLLARS IN THOUSANDS)
Income from interest-earning assets:
  Interest and fees on loans.................. $     1,478  $     69   $  1,547
  Interest on taxable securities..............          46       (13)        33
  Interest on nontaxable securities...........         107        (1)       106
  Interest on Federal funds sold..............         (54)      (20)       (74)
                                               -----------  --------   --------
    Total interest income.....................       1,577        35      1,612
                                               -----------  --------   --------
Expense from interest-bearing liabilities:
  Interest on interest-bearing demand deposits
   and savings deposits.......................         --         (4)        (4)
  Interest on time deposits...................         775         4        779
                                               -----------  --------   --------
    Total interest expense....................         775       --         775
                                               -----------  --------   --------
    Net interest income....................... $       802  $     35   $    837
                                               ===========  ========   ========

ASSET/LIABILITY MANAGEMENT

  Bank Atlanta's objective is to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash, loan, investment, borrowing and capital policies. Certain officers are charged with the responsibility of monitoring policies and procedures that are designed to ensure acceptable composition of the asset/liability mix. Bank Atlanta's overall philosophy is to support asset growth primarily through growth of core deposits of all categories deposited by individuals, partnerships and corporations in Bank Atlanta's primary market area.

  Bank Atlanta's asset/liability mix is monitored on a regular basis. Management prepares a report evaluating Bank Atlanta's interest rate-sensitive assets and liabilities and presents it to the board of directors on a monthly basis. The objective of this policy is to minimize the impact of substantial movements in interest rates on earnings. An asset or liability is considered to be interest rate-sensitive if it will reprice or mature within the time period analyzed. The interest rate-sensitivity gap is the difference between the interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within the time period. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities. A gap is considered negative when the amount of interest rate-sensitive liabilities exceeds the interest rate-sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. If Bank Atlanta's assets and liabilities were equally flexible and moved concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

  A simple interest rate "gap" analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Accordingly, Bank Atlanta also evaluates how the repayment of particular assets and liabilities is impacted by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market rates, while interest rates on other types may lag behind changes in general market rates. In addition, certain assets, such as adjustable rate mortgage loans, have features, generally referred to as interest rate caps and floors, that limit the amount of changes in interest rates. Prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the interest rate gap. The ability of many borrowers to service their debts also may decrease during periods of rising interest rates.

  Changes in interest rates also affect Bank Atlanta's liquidity position. Bank Atlanta currently prices deposits in response to market rates, and it is management's intention to continue this policy. If deposits are not priced in response to market rates, a loss of deposits could occur, which would negatively affect Bank Atlanta's liquidity position.

  At December 31, 1998 Bank Atlanta's cumulative one year interest rate-sensitivity gap ratio was 96%. Bank Atlanta's targeted ratio is 80% to 120% in this time period. This indicates that Bank Atlanta's interest-earning assets will reprice during this period at a rate slower than Bank Atlanta's interest-bearing liabilities.

  The following table shows the distribution of the repricing of Bank Atlanta's interest-earning assets and interest-bearing liabilities as of December 31, 1998, the interest rate sensitivity gap which is interest rate-sensitive assets less interest rate-sensitive liabilities, the cumulative interest rate-sensitivity gap, the interest rate-sensitivity gap ratio which is interest rate-sensitive assets divided by interest rate-sensitive liabilities, and the cumulative interest rate-sensitivity gap ratio.

  The table also shows the time periods in which interest-earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin since the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of Bank Atlanta's customers. In addition, various assets and liabilities indicated as repricing within the same period may in fact reprice at different times within the period and at different rates.

                                             AFTER
                                             THREE      AFTER
                                             MONTHS    ONE YEAR
                                    WITHIN    BUT        BUT      AFTER
                                     THREE   WITHIN     WITHIN    FIVE
                                    MONTHS  ONE YEAR  FIVE YEARS  YEARS   TOTAL
                                    ------- --------  ---------- ------- -------
                                              (DOLLARS IN THOUSANDS)
Earning assets:
  Federal funds sold..............  $ 8,950 $    --    $   --    $   --  $ 8,950
  Investment securities...........      212      505     9,031     2,667  12,415
  Loans...........................   45,849    3,180     4,214     1,737  54,980
                                    ------- --------   -------   ------- -------
    Total interest earning assets.   55,011    3,685    13,245     4,404  76,345
                                    ------- --------   -------   ------- -------
Interest-bearing liabilities:
  Interest-bearing demand depos-
   its............................    6,305      --        --        --    6,305
  Savings.........................      493      --        --        --      493
  Time deposits...................   12,652   41,474     2,709       --   56,835
                                    ------- --------   -------   ------- -------
    Total interest-bearing liabil-
     ities........................   19,450   41,474     2,709       --   63,633
                                    ------- --------   -------   ------- -------
Interest rate sensitivity gap.....  $35,561 $(37,789)  $10,536   $ 4,404 $12,712
                                    ======= ========   =======   ======= =======
Cumulative interest rate sensitiv-
 ity gap..........................  $35,561 $ (2,228)  $ 8,308   $12,712
                                    ======= ========   =======   =======
Interest rate sensitivity gap ra-
 tio..............................     2.83     0.09      4.89       --
                                    ======= ========   =======   =======
Cumulative interest rate sensitiv-
 ity gap ratio....................     2.83     0.96      1.13      1.20
                                    ======= ========   =======   =======

  Bank Atlanta actively manages the mix of asset and liability maturities to control the effects of changes in the general level of interest rates on net interest income. Except for its effect on the general level of interest rates, inflation does not have a material impact on Bank Atlanta due to the rate variability and short-term maturities of its earning assets. In particular, approximately 89% of the loan portfolio is comprised of loans which have variable rate terms or mature within one year. Most mortgage loans are made on a variable rate basis with rates being adjusted every one to five years.

SECURITIES PORTFOLIO

  Bank Atlanta's securities portfolio constitutes the second largest component of total earning assets. The securities portfolio:

  . provides a primary source of liquidity for meeting Bank Atlanta's loan demands and periodic deposit outflows;

  . serves as an investment medium for funds not immediately needed for meeting loan demand or deposit flows; and

  .  provides a supply of collateral for public deposits.

  Bank Atlanta generally intends to hold all securities purchased to maturity. However, market conditions may from time to time warrant the sale of securities prior to maturity. Therefore, Bank Atlanta has classified 73.63% of securities as of March 31, 1999 as available-for-sale in accordance with Statement of Financial Accounting Standards No. 115. As of December 31, 1998 and 1997, the ratio of available-for-sale securities to total securities was 66.13% and 42.81%, respectively.

  From December 31, 1997 to December 31, 1998, Bank Atlanta's holdings in securities, including overnight Federal funds sold, increased $4,801,000 or 28.98%. At December 31, 1998, securities, including overnight Federal funds sold, represented 28.10% of earning assets as compared to 24.68% at December 31, 1997. Securities with a carrying value of $2,520,000 and $3,999,000 at December 31, 1998 and 1997, respectively, were pledged to secure public deposits and for other purposes. As of March 31, 1999, holdings of securities and Federal funds sold increased $4,568,000 or 21.38% over December 31, 1998 as a result of a decreasing loan portfolio.

  Unrealized losses amounted to approximately $10,000 and unrealized gains amounted to approximately $9,000 at December 31, 1998 and 1997, respectively. Due to the rising interest rate environment during the first quarter of 1999, coupled with a longer weighted average life of the U.S. Agency portfolio, Bank Atlanta's available-for-sale bond portfolio depreciated in value with unrealized losses, net of tax, amounting to $98,000 as of March 31, 1999.

  The following table reflects the carrying value and approximate fair value of Bank Atlanta's securities as well as selected maturity information.

                                                    GROSS      GROSS
                                        AMORTIZED UNREALIZED UNREALIZED  FAIR
                                          COST      GAINS      LOSSES   VALUE
                                        --------- ---------- ---------- ------
                                                (DOLLARS IN THOUSANDS)
Securities Available-for-Sale December
 31, 1998:
  U. S. Government and agency securi-
   ties................................  $6,497      $20        $(24)   $6,493
  Mortgage-backed securities...........   1,511      --           (6)    1,505
  Equity securities....................     212      --          --        212
                                         ------      ---        ----    ------
                                         $8,220      $20        $(30)   $8,210
                                         ======      ===        ====    ======
December 31, 1997:
  U. S. Government and agency securi-
   ties................................  $4,001      $12        $ (3)   $4,010
  Equity securities....................     140      --          --        140
                                         ------      ---        ----    ------
                                         $4,141      $12        $ (3)   $4,150
                                         ======      ===        ====    ======
Securities Held-to-Maturity December
 31, 1998:
  U. S. Government and agency securi-
   ties................................  $  500      $13        $--     $  513
  State and municipal securities.......   2,827       65          (3)    2,889
  Mortgage-backed securities...........     878       12         --        890
                                         ------      ---        ----    ------
                                         $4,205      $90        $ (3)   $4,292
                                         ======      ===        ====    ======
December 31, 1997:
  U. S. Government and agency securi-
   ties................................  $3,483      $16        $ (4)   $3,495
  State and municipal securities.......     598        9         --        607
  Mortgage-backed securities...........   1,463       10         --      1,473
                                         ------      ---        ----    ------
                                         $5,544      $35        $ (4)   $5,575
                                         ======      ===        ====    ======

  Bank Atlanta does not have investments in any one issuer totaling more than 10% of Bank Atlanta's stockholders' equity.

MATURITIES

  The carrying amounts of securities in each category as of December 31, 1998 are shown in the following table according to maturity classifications of: (1) one year or less; (2) after one year through five years; (3) after five years through ten years; and (4) after ten years.

                                                           U. S. TREASURY AND
                                             STATE AND         OTHER U.S.
                                             POLITICAL         GOVERNMENT
                                            SUBDIVISIONS        AGENCIES
                                           --------------  --------------------
                                           CARRYING         CARRYING
                                            AMOUNT  YIELD    AMOUNT     YIELD
                                           -------- -----  ----------  --------
                                                (DOLLARS IN THOUSANDS)
MATURITY:
  One year or less........................  $  --    -- %   $      505     5.62%
  After one year through five years.......   1,801  6.05         7,230     5.72
  After five years through ten years......     478  6.08         1,641     6.56
  After ten years.........................     548  7.01           --       --
                                            ------          ----------
                                            $2,827  6.24%   $    9,376     5.86%
                                            ======          ==========

  The yields indicated in the table were computed using coupon interest rates, including discount accretion, or subtracting premium amortization, as appropriate, on a ratable basis over the life of each security. The weighted average yield for each maturity range was computed using the acquisition price of each security in that range. Additionally, yields on state and political subdivision securities have been computed on a tax-equivalent basis. The table excludes the carrying amounts of equity securities totaling $212,000 which have no contractual maturity.

LOAN PORTFOLIO

  Loans are the single largest component of earning assets, as well as the highest yielding component. At December 31, 1998 and 1997, respectively, loans represented 71.90% and 75.32% of total earning assets and 68.83% and 71.65% of total assets. Total loans increased $4,126,000 or 8.16% in 1998, compared to an increase of $18,583,000 or 58.12% in 1997. The increase in 1998 was concentrated in commercial and real estate lending. The substantial increases in 1997 were due to a focus on loan production in the areas of construction and commercial loans. These loan production areas finished the year $4,337,000 and $5,271,000 ahead of budget for loan production in 1997.

  During 1998, Bank Atlanta experienced turnover in several key positions, including the president, the construction lender, and the SBA loan originator. As a result, loan production declined during 1998 due to Bank Atlanta's focus on management transition. The budgeted loan production for 1998 in the construction and SBA areas was a combined $35,550,000 compared to actual combined production of $22,270,000.

  Bank Atlanta's loan portfolio has a concentration in loans secured by real estate. Real estate loans consist primarily of real estate mortgages and real estate construction projects. Bank Atlanta's other loan concentration is in commercial and industrial loans, which are made primarily to businesses in Decatur, Georgia and the surrounding metro Atlanta area. Management is not aware of any additional concentration.

TYPES OF LOANS

  The amount of loans outstanding at the indicated dates is shown in the following table according to the type of loans.

                                                            DECEMBER 31,
                                                       ------------------------
                                                          1998         1997
                                                       -----------  -----------
                                                       (DOLLARS IN THOUSANDS)
Commercial and industrial............................. $    10,916  $     8,778
Real estate--construction.............................      14,226       13,723
Real estate--mortgage.................................      29,156       27,638
Consumer and other....................................         682          713
                                                       -----------  -----------
                                                            54,980       50,852
Unearned income.......................................        (299)        (297)
Allowance for loan losses.............................        (981)        (849)
                                                       -----------  -----------
Loans, net............................................ $    53,700  $    49,706
                                                       ===========  ===========

MATURITIES AND SENSITIVITIES TO CHANGES IN INTEREST RATES

  Total loans as of December 31, 1998 are shown in the following table according to maturities of (1) one year or less, (2) after one year through five years, and (3) after five years.

                                                                     (DOLLARS IN
                                                                     THOUSANDS)
                                                                     -----------
Maturity:
  One year or less..................................................   $49,029
  After one year through five years.................................     4,214
  After five years..................................................     1,737
                                                                       -------
                                                                       $54,980
                                                                       =======

  The following table summarizes loans at December 31, 1998 with due dates after one year which (1) have predetermined interest rates and (2) have floating or adjustable interest rates.

                                                                     (DOLLARS IN
                                                                     THOUSANDS)
                                                                     -----------
Predetermined interest rates........................................   $ 5,951
Floating or adjustable interest rates...............................    22,465
                                                                       -------
                                                                       $28,416
                                                                       =======

RISK ELEMENTS AND NONPERFORMING LOANS

  At March 31, 1999, past due loans over 30 days totaled approximately $1,259,000 or 2.42% of loans outstanding compared to $810,000 or 1.48% at December 31, 1998 and $209,000 or .41% at December 31, 1997. All loans which are 90 days delinquent are placed on non-accrual status unless the loan is fully secured by marketable collateral. Loans are charged-off when losses are identified. Loans past due 90 days or more and still accruing totaled approximately $6,000 as of December 31, 1998, which represents 0.01% of outstanding loans. As of December 31, 1997 there were no loans past due 90 days or more and still accruing. As of March 31, 1999, there were no loans past due 90 days or more and still accruing.

  Management considers all nonaccrual loans to be impaired in accordance with Statement of Financial Accounting Standards No. 114 and No. 118. Loans past due greater than 90 days and still accruing represent those loans which have adequate collateral values, therefore minimizing the risk of loss of principal. As a result of management's ongoing review of the loan portfolio, loans are classified as nonaccrual when it is not reasonable to expect collection of interest or principal under the original terms of the loan. These loans may be classified as nonaccrual even though the presence of collateral or the borrower's financial strength may be sufficient to provide for ultimate repayment of the principal. No loans were classified as restructured as of March 31, 1999 nor as of December 31, 1998 and 1997. There were no loans classified as nonaccrual as of December 31, 1998 and a minimal amount of $13,000 was classified as nonaccrual as of March 31, 1999. As of December 31, 1997, approximately $662,000 of loans were classified as nonaccrual; however, these loans were adequately secured and no specific reserve was assigned to them. There was no interest lost during the year ended 1998 as a result of loans on nonaccrual status. All interest on previously classified nonaccrual loans was collected.

  Properties held in foreclosure, or other real estate owned, totaled approximately $142,000 and $441,000 as of December 31, 1998 and 1997. There were no properties held in other real estate owned as of March 31, 1999.

  In the opinion of management, any loans classified by regulatory authorities as doubtful, substandard or special mention that have not been disclosed above do not (1) represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity or capital resources, or (2) represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of the borrowers to comply with the loan repayment terms. Any loans classified by regulatory authorities as loss have been charged off.

COMMITMENTS AND LINES OF CREDIT

  In the ordinary course of business, Bank Atlanta has granted commitments to extend credit and standby letters of credit to approved customers. Generally, these commitments to extend credit have been granted on a temporary basis for seasonal or inventory requirements and have been approved by Bank Atlanta's board of directors. These commitments are recorded in the financial statements when funds are disbursed or the financial instruments become payable. Bank Atlanta uses the same credit policies for these off balance sheet commitments as it does for financial instruments that are recorded in the financial statements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitment amounts expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

  Following is a summary of the commitments outstanding at December 31, 1998 and 1997.

                                                           1998        1997
                                                        ----------- -----------
                                                        (DOLLARS IN THOUSANDS)
Commitments to extend credit........................... $    12,978 $    19,071
Standby letters of credit..............................          30         127
                                                        ----------- -----------
                                                        $    13,008 $    19,198
                                                        =========== ===========

SUMMARY OF LOAN LOSS EXPERIENCE

  The provision for possible loan losses is created by direct charges to operations. Losses on loans are charged against the allowance in the period in which the loans, in management's opinion, become uncollectible. Recoveries during the period are credited to the allowance. The factors that influence management's judgment in determining the amount charged to operating expense are past loan loss experience, composition of the loan portfolio, evaluation of possible future losses, current economic conditions, and other relevant facts. Bank Atlanta's allowance for loan losses was approximately $992,000 or 1.91% of total loans at March 31, 1999 compared with $981,000 or 1.79% of total loans at December 31, 1998. Bank Atlanta's allowance for loan losses was approximately $849,000 or $1.68% of total loans at December 31, 1997. Management reviews the allowance for loan losses regularly, taking into consideration its evaluation of current risk characteristics of the loan portfolio, as well as the impact of prevailing and expected economic business conditions. Management considers the allowance for loan losses adequate to cover inherent loan losses on the loans outstanding.

  Bank Atlanta also takes a risk based approach in estimating its allowance for loan losses. Loans are graded on a scale of 1 to 8 with grade 1 being minimal credit risk and grade 8 being a loss. In addition, Bank Atlanta makes a special allocation for its SBA loan portfolio due to its elevated risk. Management has also evaluated the risk to Bank Atlanta's loan portfolio that may result from the century date change and has allocated a portion of its reserve for this purpose.

  Management has not specifically allocated Bank Atlanta's allowance for loan losses to categories of loans. Based on management's best estimate, approximately 73% of the allowance should be allocated to real estate loans, 25% to commercial and industrial loans and 2% to consumer loans as of December 31, 1998.

  The following table summarizes the allocation of the allowance for loan losses compared to the percentage of loans in each category as of the indicated dates.

                                                               1998      1997
                                                             --------  --------
Real Estate loans........................................... $716  79% $620  82%
Commercial and industrial...................................  245  20   212  17
Consumer loans..............................................   20   1    17   1
                                                             ---- ---  ---- ---
                                                             $981 100% $849 100%
                                                             ==== ===  ==== ===

  The following table summarizes average loan balances for each year ended December 31, 1998 and 1997 and for the quarter ended March 31, 1999, changes in the allowance for loan losses arising from loans charged off, recoveries on loans previously charged off, additions to the allowance which have been charged to operating expense, and the rate of net charge offs during the period to average loans.

                                                                DECEMBER 31,
                                                   MARCH 31, -----------------
                                                     1999     1998      1997
                                                   --------- -------   -------
                                                    (DOLLARS IN THOUSANDS)
Average amount of loans outstanding..............   $53,491  $55,969   $42,187
                                                    =======  =======   =======
Balance of allowance for loan losses at beginning
 of period.......................................   $   981  $   849   $   613
Charge offs:
  Consumer.......................................       --        33       --
  Real estate....................................       --        69        90
  Commercial.....................................       --        94        46
                                                    -------  -------   -------
                                                        --       196       136
                                                    -------  -------   -------
Recoveries:
  Consumer.......................................       --        12         2
  Real estate....................................         4       14        17
  Commercial.....................................         7        7         3
                                                    -------  -------   -------
                                                         11       33        22
                                                    -------  -------   -------
Net (charge offs), recoveries....................        11     (163)     (114)
                                                    -------  -------   -------
Additions to allowance charged to operating ex-
 pense during year...............................       --       295       350
                                                    -------  -------   -------
Balance of allowance for loan losses at end of
 year............................................   $   992  $   981   $   849
                                                    =======  =======   =======
Ratio of net loans (charged off) recovered during
 the year to average loans outstanding...........       .02%    (.29)%    (.27)%
                                                    =======  =======   =======

DEPOSITS

  Total deposits increased by $7,103,000 or 11.25% in 1998, compared to an increase of $21,935,000 or 53.24% in 1997. Total deposits continued to grow during the first three months of 1999 to a level of $70,551,000 or an increase of 0.44% over December 31, 1998. The growth in deposits during 1997 was due to several certificate of deposit growth campaigns to support the increased loan production. Bank Atlanta also obtained $3,000,000 in brokered time deposits which matured in 1998. As of December 31, 1998, Bank Atlanta did not hold any brokered deposits.

  Average amounts of deposits and average rates paid on deposits, classified as to noninterest-bearing demand deposits, interest-bearing demand and savings deposits, and time deposits, for the periods indicated are presented below.

                                                      YEAR ENDED DECEMBER 31,
                                                     --------------------------
                                                         1998          1997
                                                     ------------  ------------
                                                     AMOUNT  RATE  AMOUNT  RATE
                                                     ------- ----  ------- ----
                                                      (DOLLARS IN THOUSANDS)
Noninterest-bearing demand deposits................. $ 7,575  -- % $ 7,009  -- %
Interest-bearing demand and savings.................   7,353 2.80    7,355 2.86
Time deposits.......................................  51,026 5.95   37,949 5.94
                                                     -------       -------
  Total deposits.................................... $65,954       $52,313
                                                     =======       =======

  The amounts of time certificates of deposit issued in amounts of $100,000 or more as of December 31, 1998 are shown below by time remaining until maturity of (1) three months or less, (2) over three through twelve months, and (3) over twelve months.

                                                                     (DOLLARS IN
                                                                     THOUSANDS)
                                                                     -----------
Three months or less................................................   $ 4,861
Over three months through twelve months.............................     9,360
Over twelve months..................................................       311
                                                                       -------
  Total.............................................................   $14,532
                                                                       =======

RETURN ON ASSETS AND SHAREHOLDERS' EQUITY

  The following table presents rate of return information for the periods indicated.

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                                 --------------
                                                                  1998    1997
                                                                 ------  ------
Net income to average total assets..............................   1.89%   2.08%
Net income to average equity....................................  21.09   23.18
Dividends declared per share to diluted earnings per share......   5.10     --
Average equity to average total assets..........................   8.97    8.95

RESULTS OF OPERATIONS--THREE MONTHS ENDED MARCH 31, 1999 VERSUS THREE MONTHS ENDED MARCH 31, 1998

  Net income for the three months ended March 31, 1999 was $343,000 compared to $319,000 for the same period in 1998. Net interest income decreased $54,000 which was attributable to an increase in interest expense of $90,000, partially offset by an increase in interest income of $36,000. The yield on interest earning assets was 8.85% and 9.90% for the three months ended March 31, 1999 and 1998. Bank Atlanta's cost of funds was 5.40% and 5.60% for the same time periods. These yields resulted in a net interest spread of 3.45% and 4.30% for the three months ended March 31, 1999 and 1998 and a net interest margin of 4.35% and 5.25% for the same time periods. The reduction in the first quarter interest spread from 1998 to 1999 is the result of earning assets moving from higher yielding loans into lower yielding securities and federal funds sold, coupled with the drop in the prime interest rate in the fourth quarter of 1998.

  There was no provision for loan losses for the three months ended March 31, 1999 compared to $75,000 for the same period in 1998. The decrease is due to the decline in the loan portfolio of approximately $3,125,000 from March 31, 1998 to March 31, 1999. Net recoveries of loans previously charged off increased from approximately $5,000 during the three months ended March 31, 1998 to approximately $11,000 during the same period in 1999. The allowance for loan losses as a percentage of total outstanding loans was 1.91% at March 31, 1999 compared to 1.68% at March 31, 1998, thus further reducing the need for additional loan loss provisions. The reserve percentage increase is a direct result of the decreasing loan portfolio.

  Following is a comparison of noninterest income for the three months ended March 31, 1999 and 1998:

                                                                 1999    1998
                                                                ------- -------
Service charges on deposit accounts............................ $30,094 $24,506
Other operating income.........................................  48,908  49,552
                                                                ------- -------
                                                                $79,002 $74,058
                                                                ======= =======

  Other income increased $5,000 for the three months ended March 31, 1999 compared to the same period in 1998. The change is due primarily to an increase in service charges on deposits of $5,600 and a gain on the sale of other real estate of $7,600 during the first quarter of 1999. The increases were offset by decreases in gains on sales of loans and securities of $4,400 and $3,200 respectively. Service charges on deposit accounts increased due to increased nonsufficient funds activity.

  Following is an analysis of noninterest expense for the three months ended March 31, 1999 and 1998:

                                                                1999     1998
                                                              -------- --------
Salaries and employee benefits............................... $236,949 $219,844
Occupancy and equipment expense..............................   46,288   45,233
Other expense................................................  172,679  127,485
                                                              -------- --------
                                                              $455,916 $392,562
                                                              ======== ========

  Noninterest expense increased $63,000 or 16.14% for the three months ended March 31, 1999 compared to the same period in 1998. This change is primarily due to increases in salaries and employee benefits of $17,000, loan and collection expenses of $21,000, and data processing expenses of $7,400. The increase in salaries and employee benefits is due to the replacement of vacant staff positions.

  Bank Atlanta recognized an income tax provision of $103,000 for the three months ended March 31, 1999, compared to $165,000 for the same period in 1998. The provisions resulted in a 23% and 34% effective tax rate for the periods ended March 31, 1999 and 1998, respectively. The decrease in the effective tax rate is due to the recognition in 1999 of a valuation allowance recorded against Bank Atlanta's deferred tax assets previously recorded for operating loss carryforwards. As of January 1, 1999, Bank Atlanta determined that the valuation allowance was no longer needed. The valuation allowance at December 31, 1998 totaled $208,000 and is being recognized as a reduction of income tax expense at a rate of approximately $16,000 per month during 1999.

RESULTS OF OPERATIONS--YEAR ENDED DECEMBER 31, 1998 VERSUS YEAR ENDED DECEMBER 31, 1997

  Net income for 1998 was $1,405,312 compared to $1,217,897 for 1997. Net interest income before provisions for loan losses increased $837,941 or 29.88% from $2,804,514 in 1997 to $3,642,455 in 1998. Yields on interest earning assets increased to 9.67% in 1998 from 9.52% in 1997. The cost of interest-bearing liabilities increased from 5.44% in 1997 to 5.54% in 1998. The effect of these changes was to increase the net interest spread from 4.08% in 1997 to 4.13% in 1998. The net interest margin increased from 5.06% in 1997 to 5.12% in 1998. The increase is due primarily to increases in the volume of interest-earning assets.

  Bank Atlanta decreased its provision for loan losses during 1998 by $55,000 due to a general improvement in the quality of the loan portfolio as evidenced by the level of nonaccrual loans at December 31, 1998 and a decreasing amount of classified assets during 1998. Bank Atlanta had net charge offs of $163,000 during 1998 compared to $114,000 during 1997. The allowance for loan losses was $981,153 or 1.79% of total loans outstanding at December 31, 1998, compared to $849,007 or 1.68% of total loans outstanding at December 31, 1997.

  Following is a comparison of noninterest income for 1998 and 1997.

                                                        YEAR ENDED DECEMBER 31,
                                                        -----------------------
                                                           1998        1997
                                                        ----------- -----------
Service charges on deposit accounts.................... $   102,542 $   158,192
Gain on sale of SBA loans..............................     249,161     375,253
Gain on sale of securities.............................      19,039       9,618
Loan servicing fees, net...............................      61,670     135,090
Other operating income.................................      30,594      68,772
                                                        ----------- -----------
                                                        $   463,006 $   746,925
                                                        =========== ===========

  Noninterest income decreased by $284,000 or 38.01% from 1997 to 1998. This decrease was primarily related to decreases in service charges on deposit accounts of $56,000, decreases in gains on sales of SBA loans of $126,000, and decreases in loan servicing fees of $73,000. Service charges on deposit accounts decreased due to decreased nonsufficient funds activity. Decreases in gains on sales of loans and loan servicing fees are due to a decrease in the loan production of SBA guaranteed loans. Bank Atlanta obtains guarantees on SBA qualifying loans and sells the loans in the secondary market with servicing retained. Therefore, as loan production in this area decreases, the gains on sales and servicing fees decrease as well. During 1998, Bank Atlanta's SBA loan originator resigned, causing the loan production to fall under budget by $4,703,000. During 1998, Bank Atlanta closed $2,797,500 in SBA loans compared to $6,226,000 in 1997.

  Following is an analysis of noninterest expense for 1998 and 1997.

                                                        YEAR ENDED DECEMBER 31,
                                                        -----------------------
                                                           1998        1997
                                                        ----------- -----------
Salaries and employee benefits......................... $   822,213 $   783,214
Equipment expense......................................      94,115      83,918
Occupancy expense......................................      87,093      85,894
Other expense..........................................     707,728     625,516
                                                        ----------- -----------
                                                        $ 1,711,149 $ 1,578,542
                                                        =========== ===========

  Noninterest expense increased by $133,000 or 8.40% from 1997 to 1998. During 1998 salaries and benefits increased $39,000. Normal increases in salaries are the primary causes of the increase. Increase in equipment expense was due to an increase in depreciation of $20,000 related to five year property added during the course of 1997. A full year's depreciation on this equipment was incurred in 1998. Increases in other operating expenses were primarily due to increases of $84,000 in data processing supplies and expenses, $68,000 in professional fees, and $58,000 in data processing conversion expenses in 1998 as compared to 1997. The increase in conversion expenses was related to Bank Atlanta changing its data processing service provider during late 1998 and early 1999. The increases were partially offset by decreases in provisions for losses in other real estate owned of $61,000 and in expenses incurred to carry other real estate owned of $50,000. These two decreases were the direct result of decreased foreclosures during 1998 as well as sales of existing foreclosed properties held by Bank Atlanta.

  Bank Atlanta recognized an income tax provision of $694,000 for 1998, compared to a provision of $405,000 during 1997, resulting in an effective tax rate of 33% and 25% for the years ended December 31, 1998 and 1997, respectively. During 1997, Bank Atlanta utilized operating loss carryforwards which reduced its income tax expense. This utilization of operating loss carryforwards allowed Bank Atlanta to reduce its statutory income tax expense.

                        BANK ATLANTA SECURITY OWNERSHIP

  The following table sets forth certain information regarding the Bank Atlanta common stock owned, as of the record date and after giving effect to the merger by:

  . each person who beneficially owned more than 5% of the shares of Bank Atlanta common stock outstanding,

  .  each Bank Atlanta director,

  .  the executive officers of Bank Atlanta, and

  .  all Bank Atlanta directors and executive officers as a group.

  Except as otherwise indicated, the persons named in the table have sole voting and investment powers with respect to all shares shown as beneficially owned by them. The information shown below is based upon information furnished by the named persons and based upon "beneficial ownership" concepts set forth in rules issued under the Securities Exchange Act of 1934. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of the security, or "investment power," which includes the power to dispose or to direct the disposition of the security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days. More than one person may be deemed to be a beneficial owner of the same securities.

                                                                      PERCENT OF
                                                                       PREMIER
                                                    TOTAL               COMMON
                                   NUMBER  NUMBER  SHARES  PERCENT OF   STOCK
                                     OF      OF      AND     COMMON   FOLLOWING
    NAME OF BENEFICIAL OWNER       SHARES  OPTIONS OPTIONS   STOCK    THE MERGER
    ------------------------       ------- ------- ------- ---------- ----------
Directors and Executive Officers:
Albert M. Ashkouti(1)............   74,880  6,000   80,880    11.3%         *
Charles M. Bettis................   36,283      0   36,283     5.1%         *
James B. Hendry, Jr..............    1,000      0    1,000       *          *
Panos J. Kanes...................    3,000  6,000    9,000     1.3%         *
Paul N. Rohrabaugh(2)............   46,677  6,000   52,677     7.3%         *
Jeff P. Silverberg...............   25,000  6,000   31,000     4.3%         *
William E. Zachary, Jr.(2).......   30,000  6,000   36,000     5.0%         *
All Bank Atlanta directors and
 executive officers, as a group
 (7 persons).....................  216,840 30,000  246,840   33.31%      1.18%
5% Beneficial Owners:
Diane M. Ashkouti(1)(2)..........   98,900      0   98,900    13.9%         *

--------
*    Represents less than one percent of the shares outstanding.
(1) Albert M. Ashkouti and Diane M. Ashkouti are husband and wife. Under the Securities Exchange Act Rules, Albert Ashkouti's shares are attributable to Diane Ashkouti and Diane Ashkouti's shares are attributable to Albert Ashkouti. Accordingly, if their shares are attributed to each other, Albert Ashkouti beneficially owns 179,780 shares, and Diane Ashkouti beneficially owns 179,780 shares. The above table, however, does not attribute each spouse's shares to the other.
(2) Includes shares as to which the named person shares voting power or investment power, or both.

                           REGULATORY CONSIDERATIONS

  The following discussion sets forth the material elements of the regulatory framework applicable to banks and bank holding companies and provides specific information related to Premier and Bank Atlanta.

GENERAL

  Premier is a bank holding company registered with the Federal Reserve Board and the Georgia Department of Banking and Finance under the Bank Holding Company Act and the Georgia Bank Holding Company Act, respectively. As a result, Premier is subject to the supervision, examination and reporting requirements of the Bank Holding Company Act and the regulations of the Federal Reserve Board and the Georgia Department of Banking and Finance issued under these acts. Bank Atlanta is a Georgia chartered commercial bank. As a result, Bank Atlanta is subject to the supervision, examination and reporting requirements of the Georgia Department of Banking and Finance and the FDIC.

  The Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve Board before:

  . it may acquire direct or indirect ownership or control of any voting shares of any bank if, after the acquisition, the bank holding company will directly or indirectly own or control more than 5% of the voting shares of the bank;

  . it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of any bank; or

  .  it may merge or consolidate with any other bank holding company.

  The Bank Holding Company Act further provides that the Federal Reserve Board may not approve any transaction that would result in a monopoly or that would substantially lessen competition in the banking business, unless the public interest in meeting the needs of the communities to be served outweighs the anti-competitive effects. The Federal Reserve Board is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks involved and the convenience and needs of the communities to be served. Consideration of financial resources generally focuses on capital adequacy, and consideration of convenience and needs issues focuses, in part, on the parties' performance under the Community Reinvestment Act of 1977, both of which are discussed in more detail below.

  The Bank Holding Company Act, as amended by the interstate banking provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, which became effective on September 29, 1995, repealed the prior statutory restrictions on interstate acquisitions of banks by bank holding companies. The effect of the Bank Holding Company Act is that Premier, and any other bank holding company located in Georgia, may now acquire a bank located in any other state, and any bank holding company located outside Georgia may lawfully acquire any Georgia-based bank, regardless of state law to the contrary, in either case subject to certain deposit-percentage, aging requirements, and other restrictions. The Interstate Banking Act referred to above also generally provides that, as of June 1, 1997, national and state-chartered banks may branch interstate through acquisitions of banks in other states.

  In response to the Interstate Banking Act, the Georgia General Assembly adopted the Georgia Interstate Banking Act, which was effective on July 1, 1995. The Georgia Interstate Banking Act provides that the Georgia Department of Banking and Finance will permit

  . interstate acquisitions by Georgia institutions in states which also allow national interstate acquisitions, and

  . interstate acquisitions of Georgia institutions by institutions located in states which allow national interstate acquisitions.

  Additionally, on January 26, 1996, the Georgia General Assembly adopted the Georgia Interstate Branching Act which permits Georgia-based banks and bank holding companies owning or acquiring banks outside of Georgia and all non-Georgia banks and bank holding companies owning or acquiring banks in Georgia the right to merge any lawfully acquired bank into an interstate branch network. The Georgia Interstate Branching Act also allows banks to establish de novo branches.

  The Bank Holding Company Act generally prohibits a bank holding company from engaging in activities other than:

  .  banking;

  .  managing or controlling banks or other permissible subsidiaries; and

  . acquiring or retaining direct or indirect control of any company engaged in any activities other than activities closely related to banking or managing or controlling banks.

In determining whether a particular activity is permissible, the Federal Reserve Board considers whether performing the activity can be expected to produce benefits to the public that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. The Bank Holding Company Act does not place territorial limitations on permissible non-banking activities of bank holding companies. The Federal Reserve Board has the power to order a bank holding company or its subsidiaries to terminate any activity or control of any subsidiary when the continuation of the activity or control constitutes a serious risk to the financial safety, soundness or stability of any bank subsidiary of that bank holding company.

  Bank Atlanta and Premier Bank are members of the FDIC. Consequently, the FDIC insures their deposits to the maximum extent provided by law. Bank Atlanta and Premier Bank are also subject to numerous state and federal statutes and regulations that affect their business, activities and operations, and each is supervised and examined by one or more state or federal bank regulatory agencies.

  Bank Atlanta and Premier Bank are subject to regulation, supervision, and examination by the FDIC and the Georgia Department of Banking and Finance. The FDIC and the Georgia Department of Banking and Finance regularly examine the operations of Bank Atlanta and Premier Bank and are given the authority to approve or disapprove mergers, consolidations, the establishment of branches and similar corporate actions. The FDIC and the Georgia Department of Banking and Finance also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.

PAYMENT OF DIVIDENDS

  Premier is a legal entity separate and distinct from its banking and other subsidiaries. The principal sources of cash flow of Premier, including cash flow to pay dividends to its shareholders, are dividends from its banking and other subsidiaries. Premier's banking subsidiary is subject to statutory and regulatory limitations on the payment of dividends to Premier and Premier and Bank Atlanta are subject to statutory and regulatory limitations on dividend payments to its shareholders.

  If, in the opinion of the federal banking regulators, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice, the regulatory authority may require, after notice and hearing, that the institution cease and desist from the practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991, a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. See "--Prompt Corrective Action." The federal agencies have also issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

  At March 31, 1999, under dividend restrictions imposed under federal and state laws, Premier Bank, without obtaining governmental approvals, could declare aggregate dividends to Premier of approximately $ . At March 31, 1999, Bank Atlanta, without obtaining governmental approvals, could declare dividends to its shareholders of approximately $ .

  The payment of dividends by Bank Atlanta, Premier and Premier Bank may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

CAPITAL ADEQUACY

  Premier is required to comply with the capital adequacy standards established by the Federal Reserve Board. Premier Bank and Bank Atlanta are required to comply with the capital adequacy standards established by the appropriate federal banking regulator. The Federal Reserve Board has promulgated two basic measures of capital adequacy for bank holding companies: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be considered in compliance.

  The risk-based capital standards are designed to:

  . make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies;

  .  account for off-balance-sheet exposure; and

  .  minimize disincentives for holding liquid assets.

Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

  The minimum guideline for the ratio of total capital to risk-weighted assets is 8%. At least half of total capital must be comprised of Tier 1 Capital, which is common stock, undivided profits, minority interests in the equity accounts of consolidated subsidiaries and noncumulative perpetual preferred stock, less goodwill and certain other intangible assets. The remainder may consist of Tier 2 Capital, which is subordinated debt, other preferred stock, and a limited amount of loan loss reserves. At March 31, 1999, Premier's consolidated total risk-based capital ratio and its Tier 1 risk-based capital ratio were 15.67% and 14.46% respectively.

  In addition, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and certain other intangible assets, of 3.0% for bank holding companies that meet specified criteria. All other bank holding companies generally are required to maintain a leverage ratio of at least 3%, plus an additional cushion of 100 to 200 basis points. Premier's leverage ratio at March 31, 1999 was 11.48%. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve Board has indicated that it will consider a "tangible Tier 1 Capital leverage ratio" and other indicia of capital strength in evaluating proposals for expansion or new activities.

  Bank Atlanta and Premier Bank are subject to risk-based and leverage capital requirements adopted by their respective federal banking regulators, which are substantially similar to those adopted by the Federal Reserve Board for bank holding companies. Bank Atlanta and Premier Bank were in compliance with applicable minimum capital requirements as of March 31, 1999. Neither Bank Atlanta, Premier, nor Premier Bank has been advised by any federal banking agency of any specific minimum capital ratio requirement applicable to it.

  Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on taking brokered deposits, and certain other restrictions on its business. As described below, the FDIC can impose substantial additional restrictions can be imposed upon FDIC-insured depository institutions that fail to meet applicable capital requirements. See "--Prompt Corrective Action."

SUPPORT OF SUBSIDIARY INSTITUTIONS

  Under Federal Reserve Board policy, Premier is expected to act as a source of financial strength for, and to commit resources to support, Premier Bank. This support may be required at times when, absent the Federal Reserve Board policy, Premier may not be inclined to provide it. In addition, any capital loans by a bank holding company to any of its depository institution subsidiaries are subordinate in right of payment to deposits and to certain other indebtedness of the banks. In the event of a bank holding company's bankruptcy, the bankruptcy trustee will assume any commitment by a bank holding company to a federal bank regulatory agency to maintain the capital of a banking subsidiary, which commitment will be entitled to a priority of payment.

  Under the Federal Deposit Insurance Act, an FDIC-insured depository institution can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with the default of a commonly-controlled FDIC-insured depository institution or any assistance the FDIC provides to any commonly-controlled FDIC-insured depository institution "in danger of default." "Default" is defined generally as the appointment of a conservator or receiver, and "in danger of default" is defined generally as the existence of specified conditions indicating that a default is likely to occur in the absence of regulatory assistance. The FDIC's claim for damages is superior to claims of shareholders of the insured depository institution or its holding company, but is subordinate to claims of depositors, secured creditors and holders of subordinated debt of the commonly-controlled FDIC insured depository institution. Premier Bank is subject to these cross-guarantee provisions. As a result, any loss the FDIC suffers with respect to Premier Bank would likely result in assertion of the cross-guarantee provisions, the assessment of estimated losses against the depository institution's banking or thrift affiliates and a potential loss of Premier in its banking subsidiaries.

PROMPT CORRECTIVE ACTION

  The Federal Deposit Insurance Corporation Improvement Act establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, which became effective in December, 1992, federal banking regulators established five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized) and must take specified mandatory supervisory actions. Federal banking regulators are also authorized to take other discretionary actions with respect to institutions in the three undercapitalized categories, the severity of the action depending upon the capital category of the institution. Generally, subject to a narrow exception, the Federal Deposit Insurance Corporation Improvement Act requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

  Under the final agency rules implementing the prompt corrective action provisions, an institution that has a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 6.0% or greater, and a leverage ratio of 5.0% or greater and is not subject to any written agreement, order, capital directive or prompt corrective action directive issued by the appropriate federal banking agency is deemed to be well capitalized. An institution with a total risk-based capital ratio of 8.0% or greater, a Tier 1 risk-based capital ratio of 4.0% or greater, and a leverage ratio of 4.0% or greater is considered to be adequately capitalized. A depository institution that has a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 4.0%, or a leverage ratio of less than 4.0% is considered to be undercapitalized. A depository institution that has a total risk-based capital ratio of less than 6.0%, a Tier 1 risk-based capital ratio of less than 3.0%, or a leverage ratio of less than 3.0% is considered to be significantly undercapitalized, and an institution that has a tangible equity capital to assets ratio equal to or less than 2.0% is deemed to be critically undercapitalized. For purposes of the regulation, the term "tangible equity" includes core capital elements counted as Tier 1 Capital under the risk-based capital standards, plus the amount of outstanding cumulative perpetual preferred stock, minus intangible assets with various exceptions. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

  An institution that is categorized as undercapitalized, significantly undercapitalized or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. Under the Federal Deposit Insurance Corporation Improvement Act, a bank holding company must guarantee that its subsidiary depository institution meets its capital restoration plan, subject to certain limitations. The obligation of a controlling bank holding company under the Federal Deposit Insurance Corporation Improvement Act to fund a capital restoration plan is limited to the lesser of 5% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the appropriate federal banking regulator may treat an undercapitalized institution in the same manner as it treats a significantly undercapitalized institution if it determines that those actions are necessary.

  For those institutions that are significantly undercapitalized or undercapitalized and either fail to submit an acceptable capital restoration plan or fail to implement an approved capital restoration plan, the appropriate federal banking agency must require the institution to take one or more of the following actions:

  . sell enough shares, including voting shares, to become adequately capitalized;

  . merge with or be sold to another institution, but only if grounds exist for appointing a conservator or receiver;

  . restrict certain transactions with banking affiliates as if the "sister bank" exception to the requirements of Section 23A of the Federal Reserve Act did not exist;

  .  otherwise restrict transactions with bank or non-bank affiliates;

  . restrict interest rates that the institution pays on deposits to "prevailing rates" in the institution's region;

  .  restrict asset growth or reduce total assets;

  .  alter, reduce or terminate activities;

  .  hold a new election of directors;

  . dismiss any director or senior executive officer who held office for more than 180 days immediately before the institution became undercapitalized, provided that in requiring dismissal of a director or senior executive officer, the regulator must comply with certain procedural requirements, including the opportunity for an appeal in which the director or officer will have the burden of proving his or her value to the institution;

  .  employ "qualified" senior executive officers;

  .  cease accepting deposits from correspondent depository institutions;

  . divest certain nondepository affiliates which pose a danger to the institution; or

  .  be divested by a parent holding company.

In addition, without the prior approval of the appropriate federal banking regulator, a significantly undercapitalized institution may not pay any bonus to any senior executive officer or increase the rate of compensation for a senior executive officer without regulatory approval.

  At March 31, 1999, Bank Atlanta and Premier Bank had the requisite capital levels to qualify as "well capitalized."

FDIC INSURANCE ASSESSMENTS

  Pursuant to the Federal Deposit Insurance Corporation Improvement Act, the FDIC adopted a risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The risk-based assessment system, which went into effect on January 1, 1994, assigns an institution to one of three capital categories:

  .  well capitalized;

  .  adequately capitalized; and

  .  undercapitalized.

These three categories are substantially similar to the prompt corrective action categories described above, with the "undercapitalized" category including institutions that are undercapitalized, significantly undercapitalized, and critically undercapitalized for prompt corrective action purposes. The FDIC also assigns an institution to one of three supervisory subgroups within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds. An institution's insurance assessment rate is then determined based on the capital category and supervisory category to which it is assigned. Under the final risk-based assessment system, there are nine assessment risk classifications to which different assessment rates are applied. Assessment rates for members of both the Bank Insurance Fund ("BIF") and the Savings Association Insurance Fund ("SAIF") for the first half of 1995, as they had been during 1994, ranged from 23 basis points for an institution in the highest category to 31 basis points for an institution in the lowest category. These rates were established for both funds to achieve a designated ratio of reserves to insured deposits within a specified period of time.

  Once the designated ratio for the BIF was reached in May 1995, the FDIC reduced the assessment rate applicable to BIF deposits in two stages, so that, beginning in 1996, the deposit insurance premiums for 92% of all BIF members in the highest capital and supervisory categories were set at $2,000 per year, regardless of deposit size. The FDIC elected to retain the existing assessment rate range of 23 to 31 basis points for SAIF members for the foreseeable future given the undercapitalized nature of that insurance fund.

  Recognizing that the disparity between the SAIF and BIF premium rates had adverse consequences for the SAIF insured institutions and other banks with SAIF assessed deposits, including reduced earnings and an impaired ability to raise funds in capital markets and to attract deposits, in July 1995, the FDIC, the Treasury Department, and the Office of Thrift Supervision released statements outlining a proposed plan to recapitalize the SAIF, the principal feature of which was a special one-time assessment on depository institutions holding SAIF-insured deposits, which was intended to recapitalize the SAIF at a reserve ratio of 1.25%. This proposal contemplated elimination of the disparity between the assessment rates on BIF and SAIF deposits following recapitalization of the SAIF.

  Congress enacted a variation of this proposal, designated the Deposit Insurance Funds Act of 1996 as part of the omnibus budget legislation and President Clinton signed it into law on September 30, 1996. As directed by the Deposit Insurance Funds Act, the FDIC implemented a special one-time assessment of approximately 65.7 basis points on a depository institution's SAIF-insured deposits held as of March 31, 1995. In addition, the FDIC has implemented a revision in the SAIF assessment rate schedule which effected, as of October 1, 1996:

  . a widening in the assessment rate spread among institutions in the different capital and risk assessment categories,

  . an overall reduction of the assessment rate range assessable on SAIF deposits of from 0 to 27 basis points, and

  . a special interim assessment rate range for the last quarter of 1996 of from 18 to 27 basis points on institutions subject to Financing Corporation assessments.

Effective January 1, 1997, the FDIC imposed assessments to help pay off the $780 million in annual interest payments on the $8 billion Financing Corporation bonds issued in the late 1980's as part of the government rescue of the thrift industry. The FDIC will access BIF- and SAIF-insured deposits in annual amounts presently estimated at 1.29 basis points and 6.44 basis points, respectively. Beginning in January, 2000, BIF- and SAIF-insured institutions will share the Financing Corporation interest costs at equal rates, currently estimated at 2.43 basis points.

  Under the Federal Deposit Insurance Act, the FDIC may terminate an institution's deposit insurance it is finds that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition the FDIC has imposed.

SAFETY AND SOUNDNESS STANDARDS

  The Federal Deposit Insurance Act, as amended by the Federal Deposit Insurance Corporation Improvement Act and the Riegle Community Development and Regulatory Improvement Act of 1994, requires the federal bank regulatory agencies to prescribe standards relating to certain operational and managerial standards. The federal bank regulatory agencies have adopted, effective August 9, 1995, a set of guidelines relating to these managerial standards. The guidelines require, among other things, appropriate systems and practices to identify and manage certain risks and exposures specified in the guidelines. The guidelines deem excessive compensation an unsafe and unsound practice and consider compensation excessive when the amounts paid are unreasonable or disproportionate to the services an executive officer, employee, director or principal shareholder performs. In addition, the agencies adopted regulations that authorize, but do not require, an agency to order an institution that has received notice from an agency that it is not satisfying the safety and soundness standards to submit a compliance plan. If, after being so notified, an institution fails to submit an acceptable compliance plan or fails in any material respect to implement an acceptable compliance plan, the agency must issue an order directing action to correct the deficiency, and may issue an order directing other actions to which an undercapitalized institution is subject under the "prompt corrective action" provisions of the Federal Deposit Insurance Corporation Improvement Act. See "--Prompt Corrective Action." If an institution fails to comply with these orders, the agency may seek to enforce these orders in judicial proceedings and to impose civil money penalties.

COMMUNITY REINVESTMENT ACT

  The Community Reinvestment Act requires federal bank regulatory agencies to encourage financial institutions to meet the credit needs of low- and moderate-income borrowers in their local communities. In May 1995, the federal bank regulatory agencies published final amended regulations issued under the Community Reinvestment Act. The final regulations eliminate the 12 assessment factors under the former regulation and replace them with performance tests. Institutions are no longer required to prepare Community Reinvestment Act Statements or extensively document director participation, marketing efforts or the ascertainment of community credit needs. Under the final rule, an institution's size and business strategy determines the type of examination that it will receive. Large, retail-oriented institutions will be examined using a performance-based lending, investment and service test. Small institutions will be examined using a streamlined approach. All institutions may opt to be evaluated under a strategic plan formulated with community input and pre-approved by the bank regulatory agency.

  Community Reinvestment Act regulations provide for certain disclosure obligations. Each institution must post a notice advising the public of its right to comment to the institution and its regulator on the institution's Community Reinvestment Act performance and to review the institution's Community Reinvestment Act public file. Each lending institution must maintain for public inspection a public file that includes a listing of branch locations and services, a summary of lending activity, a map of its communities and any written comments from the public on its performance in meeting community credit needs. The Community Reinvestment Act requires public disclosure of a financial institution's written Community Reinvestment Act evaluations. This promotes enforcement of Community Reinvestment Act requirements by providing the public with the status of a particular institution's community reinvestment record.

                                    EXPERTS

  Ernst & Young LLP, independent auditors, have audited Premier's consolidated financial statements for the two years ended December 31, 1998 and 1997, included in its Annual Report on Form 10-K for the year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this document and elsewhere in the registration statement. Premier's financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

  Mauldin & Jenkins, LLC, independent auditors, have audited Premier's consolidated financial statements for the year ended December 31, 1996, included in Premier's Annual Report on Form 10-K for the year ended December 31, 1996, as set forth in their report, which is incorporated by reference in this document and elsewhere in the registration statement. Premier's financial statements are incorporated by reference in reliance on Mauldin & Jenkins, LLC's report, given on their authority as experts in accounting and auditing.

  Mauldin & Jenkins, LLC, independent auditors, have audited the financial statements of Bank Atlanta at December 31, 1998 and 1997, and for the period ended December 31, 1998, as set forth in their report. Bank Atlanta's financial statements are included in this document and elsewhere in the registration statement in reliance on Mauldin & Jenkins, LLC's report, given on their authority as experts in accounting and auditing.

                                   OPINIONS

  The legality of the shares of the Premier common stock to be issued in the merger and the federal income tax consequences of the merger will be passed upon by Womble Carlyle Sandridge & Rice, PLLC, Atlanta, Georgia. In addition, various other matters relating to the merger will be passed upon by Womble Carlyle Sandridge & Rice, PLLC, Atlanta, Georgia, for Premier and by Powell Goldstein Frazer & Murphy, LLP, Atlanta, Georgia, for Bank Atlanta.

                      WHERE YOU CAN FIND MORE INFORMATION

  Premier files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or the other information that Premier files with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the Securities and Exchange Commission at http://www.sec.gov. Reports, proxy statements and other information of Premier are also available for inspection at the offices of the New York Stock Exchange at 11 Wall Street, New York, New York 10005.

  Premier has filed this Registration Statement to register with the Securities and Exchange Commission the Premier common stock to be issued to Bank Atlanta shareholders in the merger. This proxy statement/prospectus is a part of that Registration Statement and constitutes a prospectus of Premier. As allowed by Securities and Exchange Commission rules, this proxy statement/prospectus does not contain all the information you can find in Premier's Registration Statement or the exhibits to the Registration Statement.

  BB&T Corporation also files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports, statements or the other information that BB&T files with the Securities and Exchange Commission at the Security and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the Securities and Exchange Commission at http://www.sec.gov. Reports, proxy statements and other information of BB&T are also available for inspection at the offices of the New York Stock Exchange at 11 Wall Street, New York, New York 10005.

                         INDEX TO FINANCIAL STATEMENTS

BANK ATLANTA
Unaudited Financial Statements--March 31, 1999.............................  F-1
  Balance Sheets...........................................................  F-2
  Statements of Income.....................................................  F-3
  Statement of Comprehensive Income........................................  F-4
  Statements of Cash Flows.................................................  F-5
  Notes to Financial Statements............................................  F-7
Financial Statements--December 31, 1998 and 1997...........................  F-8
  Independent Auditor's Report.............................................  F-9
  Balance Sheets........................................................... F-10
  Statements of Income..................................................... F-11
  Statements of Comprehensive Income....................................... F-12
  Statement of Stockholders' Equity........................................ F-13
  Statements of Cash Flows................................................. F-14
  Notes to Financial Statements............................................ F-15

                                  BANK ATLANTA

                                     INDEX

                                                                           PAGE
                                                                           ----
Balance Sheets--March 31, 1999 and December 31, 1998......................   2
Statements of Income--Three Months Ended March 31, 1999 and 1998..........   3
Statements of Comprehensive Income--Three Months Ended March 31, 1999 and
 1998.....................................................................   4
Statements of Cash Flows--Three Months Ended March 31, 1999 and 1998......   5
Notes to Financial Statements.............................................   7

                                  BANK ATLANTA

                                 BALANCE SHEETS
                      MARCH 31, 1999 AND DECEMBER 31, 1998
                                  (UNAUDITED)

                                                         1999         1998
                                                      -----------  -----------
                       ASSETS
Cash and due from banks.............................. $   913,919  $ 2,387,314
Federal funds sold...................................  11,140,000    8,950,000
Securities available-for-sale........................  10,891,678    8,210,304
Securities held-to-maturity..........................   3,901,204    4,205,124
Loans................................................  52,052,181   54,680,499
Less allowance for loan losses.......................     991,799      981,153
                                                      -----------  -----------
  Loans, net.........................................  51,060,382   53,699,346
Premises and equipment...............................   1,123,246    1,085,535
Other assets.........................................     937,695      908,920
                                                      -----------  -----------
    TOTAL ASSETS..................................... $79,968,124  $79,446,543
                                                      ===========  ===========
        LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing demand......................... $ 6,272,421  $ 6,607,940
  Interest-bearing demand............................   6,857,010    6,305,069
  Savings............................................     454,393      493,436
  Time, $100,000 and over............................  14,780,807   14,531,712
  Other time.........................................  42,186,451   42,303,090
                                                      -----------  -----------
    Total deposits...................................  70,551,082   70,241,247
Other liabilities....................................   1,823,349    1,897,239
                                                      -----------  -----------
    TOTAL LIABILITIES................................  72,374,431   72,138,486
                                                      -----------  -----------
Commitments and contingent liabilities
Stockholders' equity
  Common stock, par value $1; 10,000,000 shares au-
   thorized; 707,344 and 697,344 issued and outstand-
   ing...............................................     707,344      707,344
  Capital surplus....................................   4,983,827    4,983,827
  Retained earnings..................................   1,967,133    1,623,663
  Accumulated other comprehensive loss...............     (64,611)      (6,777)
                                                      -----------  -----------
    TOTAL STOCKHOLDERS' EQUITY.......................   7,593,693    7,308,057
                                                      -----------  -----------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY....... $79,968,124  $79,446,543
                                                      ===========  ===========


                       See Notes to Financial Statements.

                                  BANK ATLANTA

                              STATEMENTS OF INCOME
                   THREE MONTHS ENDED MARCH 31, 1999 AND 1998
                                  (UNAUDITED)

                                                              1999       1998
                                                           ---------- ----------
INTEREST INCOME
  Loans................................................... $1,359,523 $1,425,933
  Taxable securities......................................    164,460    145,983
  Nontaxable securities...................................     33,057     22,669
  Federal funds sold......................................    120,427     46,424
                                                           ---------- ----------
    TOTAL INTEREST INCOME.................................  1,677,467  1,641,009
                                                           ---------- ----------
INTEREST EXPENSE ON DEPOSITS..............................    854,083    763,576
                                                           ---------- ----------
    NET INTEREST INCOME...................................    823,384    877,433
PROVISION FOR LOAN LOSSES.................................        --      75,000
                                                           ---------- ----------
    NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES...    823,384    802,433
                                                           ---------- ----------
OTHER INCOME
  Service charges on deposit accounts.....................     30,094     24,506
  Other operating income..................................     48,908     49,552
                                                           ---------- ----------
    TOTAL OTHER INCOME....................................     79,002     74,058
                                                           ---------- ----------
OTHER EXPENSES
  Salaries and employee benefits..........................    236,949    219,844
  Occupancy and equipment expenses........................     46,288     45,233
  Other operating expenses................................    172,679    127,485
                                                           ---------- ----------
    TOTAL OTHER EXPENSES..................................    455,916    392,562
                                                           ---------- ----------
    INCOME BEFORE INCOME TAXES............................    446,470    483,929
INCOME TAX EXPENSE........................................    103,000    165,000
                                                           ---------- ----------
    NET INCOME............................................ $  343,470 $  318,929
                                                           ========== ==========
BASIC EARNINGS PER COMMON SHARE........................... $     0.49 $     0.46
                                                           ========== ==========
DILUTED EARNINGS PER COMMON SHARE......................... $     0.47 $     0.44
                                                           ========== ==========
CASH DIVIDENDS PER COMMON SHARE........................... $      --  $      --
                                                           ========== ==========
WEIGHTED AVERAGE SHARES OUTSTANDING....................... $  707,344 $  697,344
                                                           ========== ==========


                       See Notes to Financial Statements.

                                  BANK ATLANTA

                       STATEMENTS OF COMPREHENSIVE INCOME
                   THREE MONTHS ENDED MARCH 31, 1999 AND 1998
                                  (UNAUDITED)

                                                              1999      1998
                                                            --------  --------
NET INCOME................................................. $343,470  $318,929
                                                            --------  --------
OTHER COMPREHENSIVE INCOME:
  Unrealized gains (losses) on securities available-for-
   sale:
    Unrealized holding gains (losses) arising during peri-
     od, net of taxes (benefits) of $(29,794) and $1,321,
     respectively..........................................  (57,834)    2,564
    Reclassification adjustment for gains realized in net
     income, net of tax of $-- and $1,105, respectively....      --     (2,144)
                                                            --------  --------
OTHER COMPREHENSIVE INCOME (LOSS)..........................  (57,834)      420
                                                            --------  --------
COMPREHENSIVE INCOME....................................... $285,636  $319,349
                                                            ========  ========





                       See Notes to Financial Statements.

                                  BANK ATLANTA

                            STATEMENTS OF CASH FLOWS
                   THREE MONTHS ENDED MARCH 31, 1999 AND 1998
                                  (UNAUDITED)

                                                         1999         1998
                                                      -----------  -----------
OPERATING ACTIVITIES
  Net income......................................... $   343,470  $   318,929
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation.....................................      22,545       20,476
    Provision for loan losses........................           0       75,000
    Increase in interest receivable..................     (23,700)     (89,193)
    Increase (decrease) in interest payable..........      97,190      (28,170)
    Other operating activities.......................    (218,122)     142,906
                                                      -----------  -----------
      Net cash provided by operating activities......     221,383      439,948
                                                      -----------  -----------
INVESTING ACTIVITIES
  Purchases of securities available-for-sale.........  (4,005,606)  (1,772,000)
  Proceeds from maturities of securities available-
   for-sale..........................................   1,236,604    1,491,438
  Purchases of securities held-to-maturity...........           0   (1,675,000)
  Proceeds from maturities of securities held-to-ma-
   turity............................................     303,920       53,085
  Net (increase) decrease in Federal funds sold......  (2,190,000)   5,040,000
  Net (increase) decrease in loans...................   2,638,964   (4,617,608)
  Purchase of premises and equipment.................     (60,256)      (6,179)
  Disposal of other real estate owned................     142,495      381,444
                                                      -----------  -----------
      Net cash used in investing activities..........  (1,933,879)  (1,104,820)
                                                      -----------  -----------
FINANCING ACTIVITIES
  Net increase in deposits...........................     309,835       24,740
  Dividends paid.....................................     (70,734)         --
                                                      -----------  -----------
      Net cash provided by financing activities......     239,101       24,740
                                                      -----------  -----------
Net decrease in cash and due from banks..............  (1,473,395)    (640,132)
Cash and due from banks at beginning of period.......   2,387,314    1,929,554
                                                      -----------  -----------
Cash and due from banks at end of period............. $   913,919  $ 1,289,422
                                                      ===========  ===========


                       See Notes to Financial Statements.

                                  BANK ATLANTA

                            STATEMENTS OF CASH FLOWS
                   THREE MONTHS ENDED MARCH 31, 1999 AND 1998
                                  (UNAUDITED)

                                                               1999     1998
                                                             -------- --------
CASH FLOW INFORMATION
  Cash paid during the period for:
    Interest................................................ $756,893 $791,746
    Income taxes............................................ $ 55,287 $120,405
NONCASH INVESTING TRANSACTIONS
  Unrealized (gains) losses on securities available-for-
   sale..................................................... $ 87,628 $   (636)





                       See Notes to Financial Statements.

                                 BANK ATLANTA

                         NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1. BASIS OF PRESENTATION

  The financial information included herein is unaudited; however, such information reflects all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of results for the interim period.

  The results of operations for the three month period ended March 31, 1999 are not necessarily indicative of the results to be expected for the full year.

NOTE 2. CURRENT ACCOUNTING DEVELOPMENTS

  In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". This statement is required to be adopted for fiscal years beginning after June 15, 1999. However, the statement permits early adoption as of the beginning of any fiscal quarter after its issuance. Bank Atlanta expects to adopt this statement effective January 1, 2000. SFAS No. 133 requires Bank Atlanta to recognize all derivatives as either assets or liabilities in the balance sheet at fair value. For derivatives that are not designated as hedges, the gain or loss must be recognized in earnings in the period of change. for derivatives that are designated as hedges, changes in the fair value of the hedged assets, liabilities, or firm commitments must be recognized in earnings or recognized in other comprehensive income until the hedged item is recognized in earnings, depending on the nature of the hedge. The ineffective portion of a derivative's change in fair value must be recognized in earnings immediately. Management has not yet determined what effect the adoption of SFAS No. 133 will have on Bank Atlanta's earnings or financial position.

  There are no other recent accounting pronouncements that have had, or are expected to have, a material effect on Bank Atlanta's financial statements.

                                  BANK ATLANTA

                                FINANCIAL REPORT
                               DECEMBER 31, 1998

                               TABLE OF CONTENTS

  PAGE
  ----
INDEPENDENT AUDITOR'S REPORT...............................................  F-9
FINANCIAL STATEMENTS
  Balance sheets........................................................... F-10
  Statements of income..................................................... F-11
  Statements of comprehensive income....................................... F-12
  Statements of stockholders' equity....................................... F-13
  Statements of cash flows................................................. F-14
  Notes to financial statements............................................ F-15

                         INDEPENDENT AUDITOR'S REPORT

TO THE BOARD OF DIRECTORS
BANK ATLANTA
DECATUR, GEORGIA

  We have audited the accompanying balance sheets of BANK ATLANTA as of December 31, 1998 and 1997, and the related statements of income, comprehensive income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bank Atlanta as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          /s/ Mauldin & Jenkins, LLC

Atlanta, Georgia
April 15, 1999, except for Note 15 as to which the date is May 20, 1999

                                  BANK ATLANTA

                                 BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1997

                                                          1998         1997
                                                       -----------  -----------
                        ASSETS
Cash and due from banks............................... $ 2,387,314  $ 1,929,554
Federal funds sold....................................   8,950,000    6,870,000
Securities available-for-sale.........................   8,210,304    4,149,500
Securities held-to-maturity (fair value of $4,292,801
 and $5,575,080)......................................   4,205,124    5,544,350
Loans.................................................  54,680,499   50,554,368
Less allowance for loan losses........................     981,153      849,007
                                                       -----------  -----------
  Loans, net..........................................  53,699,346   49,705,361
Premises and equipment................................   1,085,535    1,152,759
Other assets..........................................     908,920    1,206,068
                                                       -----------  -----------
    Total assets...................................... $79,446,543  $70,557,592
                                                       ===========  ===========
         LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing demand.......................... $ 6,607,940  $ 9,134,113
  Interest-bearing demand.............................   6,305,069    5,808,181
  Savings.............................................     493,436      677,629
  Time, $100,000 and over.............................  14,531,712   12,580,252
  Other time..........................................  42,303,090   34,937,680
                                                       -----------  -----------
    Total deposits....................................  70,241,247   63,137,855
Other liabilities.....................................   1,897,239    1,507,736
                                                       -----------  -----------
    Total liabilities.................................  72,138,486   64,645,591
                                                       -----------  -----------
Commitments and contingent liabilities
Stockholders' equity
  Common stock, par value $1; 10,000,000 shares
   authorized; 707,344 and 697,344 issued and
   outstanding........................................     707,344      697,344
  Capital surplus.....................................   4,983,827    4,919,716
  Retained earnings...................................   1,623,663      289,085
  Accumulated other comprehensive income (loss).......      (6,777)       5,856
                                                       -----------  -----------
    Total stockholders' equity........................   7,308,057    5,912,001
                                                       -----------  -----------
    Total liabilities and stockholders' equity........ $79,446,543  $70,557,592
                                                       ===========  ===========


                       See Notes to Financial Statements.

                                  BANK ATLANTA

                              STATEMENTS OF INCOME
                     YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                              1998       1997
                                                           ---------- ----------
Interest income
  Loans................................................... $6,019,928 $4,472,196
  Taxable securities......................................    533,398    500,017
  Nontaxable securities...................................    110,659      4,598
  Federal funds sold......................................    218,824    292,656
                                                           ---------- ----------
    Total interest income.................................  6,882,809  5,269,467
                                                           ---------- ----------
Interest expense on deposits..............................  3,240,354  2,464,953
                                                           ---------- ----------
  Net interest income.....................................  3,642,455  2,804,514
Provision for loan losses.................................    295,000    350,000
                                                           ---------- ----------
  Net interest income after provision for loan losses.....  3,347,455  2,454,514
                                                           ---------- ----------
Other income
  Service charges on deposit accounts.....................    102,542    158,192
  Gain on sale of loans...................................    249,161    375,253
  Gains on sale of securities.............................     19,039      9,618
  Loan servicing fees, net................................     61,670    135,090
  Other operating income..................................     30,594     68,772
                                                           ---------- ----------
    Total other income....................................    463,006    746,925
                                                           ---------- ----------
Other expenses
  Salaries and employee benefits..........................    822,213    783,214
  Equipment expenses......................................     94,115     83,918
  Occupancy expenses......................................     87,093     85,894
  Professional fees.......................................     94,864     27,131
  Loan and collection expense.............................     84,469     51,074
  Data processing conversion expenses.....................     80,000     22,280
  Data processing supplies and expenses...................    136,567     52,865
  Provision for other real estate losses..................     14,192     75,000
  Other operating expenses................................    297,636    397,166
                                                           ---------- ----------
    Total other expenses..................................  1,711,149  1,578,542
                                                           ---------- ----------
    Income before income taxes............................  2,099,312  1,622,897
Income tax expense........................................    694,000    405,000
                                                           ---------- ----------
    Net income............................................ $1,405,312 $1,217,897
                                                           ========== ==========
Basic earnings per common share........................... $     2.01 $     1.75
                                                           ========== ==========
Diluted earnings per common share......................... $     1.96 $     1.71
                                                           ========== ==========

                       See Notes to Financial Statements.

                                  BANK ATLANTA

                       STATEMENTS OF COMPREHENSIVE INCOME
                     YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                          1998        1997
                                                       ----------  ----------
NET INCOME............................................ $1,405,312  $1,217,897
                                                       ----------  ----------
OTHER COMPREHENSIVE INCOME:
  Unrealized gains (losses) on securities available-
   for-sale:
    Unrealized holding gains (losses) arising during
     period, net of taxes (benefits) of $(35) and
     $6,737, respectively.............................        (67)     55,595
    Reclassification adjustment for gains realized in
     net income, net of tax of $6,473 and $3,720,
     respectively.....................................    (12,566)     (5,898)
                                                       ----------  ----------
OTHER COMPREHENSIVE INCOME (LOSS).....................    (12,633)     49,697
                                                       ----------  ----------
COMPREHENSIVE INCOME.................................. $1,392,679  $1,267,594
                                                       ==========  ==========



                       See Notes to Financial Statements.

                                  BANK ATLANTA

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                                   ACCUMULATED
                           COMMON STOCK                RETAINED       OTHER         TOTAL
                         -----------------  CAPITAL    EARNINGS   COMPREHENSIVE STOCKHOLDERS'
                         SHARES  PAR VALUE  SURPLUS   (DEFICIT)   INCOME (LOSS)    EQUITY
                         ------- --------- ---------- ----------  ------------- -------------
Balance, December 31,
 1996................... 697,344 $697,344  $4,919,716 $ (928,812)   $(43,841)    $4,644,407
  Net income............     --       --          --   1,217,897         --       1,217,897
  Other comprehensive
   income...............     --       --          --         --       49,697         49,697
                         ------- --------  ---------- ----------    --------     ----------
Balance, December 31,
 1997................... 697,344  697,344   4,919,716    289,085       5,856      5,912,001
  Net income............     --       --          --   1,405,312         --       1,405,312
  Cash dividends
   declared, $.10 per
   share................     --       --          --     (70,734)        --         (70,734)
  Issuance of common
   stock................  10,000   10,000      48,600        --          --          58,600
  Tax effect of stock-
   based compensation...     --       --       15,511        --          --          15,511
  Other comprehensive
   loss.................     --       --          --         --      (12,633)       (12,633)
                         ------- --------  ---------- ----------    --------     ----------
Balance, December 31,
 1998................... 707,344 $707,344  $4,983,827 $1,623,663    $ (6,777)    $7,308,057
                         ======= ========  ========== ==========    ========     ==========




                       See Notes to Financial Statements.

                                  BANK ATLANTA

                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                        1998          1997
                                                     -----------  ------------
OPERATING ACTIVITIES
  Net income........................................ $ 1,405,312  $  1,217,897
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation....................................      83,959        63,584
    Provision for loan losses.......................     295,000       350,000
    Provision for losses on other real estate owned.      14,137        75,000
    Deferred taxes..................................     (10,390)      (28,758)
    Gains on sales of securities available-for-sale.     (19,039)       (9,618)
    Increase (decrease) in income taxes payable.....     (39,515)      104,541
    (Increase) decrease in interest receivable......      18,702       (95,689)
    Increase in interest payable....................     110,151       538,164
    Other operating activities......................     260,902        25,529
                                                     -----------  ------------
      Net cash provided by operating activities.....   2,119,219     2,240,650
                                                     -----------  ------------
INVESTING ACTIVITIES
  Purchases of securities available-for-sale........  (9,798,607)   (1,629,223)
  Proceeds from sales of securities available-for-
   sale.............................................     497,734     1,008,438
  Proceeds from maturities of securities available-
   for-sale.........................................   5,239,967     2,104,514
  Purchases of securities held-to-maturity..........  (2,225,000)   (4,092,776)
  Proceeds from maturities of securities held-to-
   maturity.........................................   3,564,226        41,402
  Net increase in Federal funds sold................  (2,080,000)   (3,380,000)
  Net increase in loans.............................  (4,781,560)  (19,297,941)
  Purchase of premises and equipment................     (16,735)     (156,525)
  Proceeds from sales of other real estate owned....     776,524       598,357
                                                     -----------  ------------
      Net cash used in investing activities.........  (8,823,451)  (24,803,754)
                                                     -----------  ------------
FINANCING ACTIVITIES
  Net increase in deposits..........................   7,103,392    21,934,409
  Proceeds from issuance of common stock............      58,600           --
                                                     -----------  ------------
      Net cash provided by financing activities.....   7,161,992    21,934,409
                                                     -----------  ------------
Net increase (decrease) in cash and due from banks..     457,760      (628,695)
Cash and due from banks at beginning of year........   1,929,554     2,558,249
                                                     -----------  ------------
Cash and due from banks at end of year.............. $ 2,387,314  $  1,929,554
                                                     ===========  ============
SUPPLEMENTAL DISCLOSURE
  Cash paid for:
    Interest........................................ $ 3,130,203  $  1,926,789
    Income taxes.................................... $   743,905  $    329,217
NONCASH TRANSACTIONS
  Unrealized (gains) losses on securities available-
   for-sale......................................... $    19,141  $    (52,714)
  Principal balances of loans transferred to other
   real estate...................................... $   492,575  $    600,938
  Principal balances of securities transferred from
   available-for-sale to held-to-maturity........... $       --   $  1,492,976

                       See Notes to Financial Statements.

                                 BANK ATLANTA

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

  Bank Atlanta is a commercial bank with operations in Decatur, DeKalb County, Georgia. The Bank provides a full range of banking services in its primary market area of DeKalb County and the metropolitan Atlanta area.

BASIS OF PRESENTATION

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND DUE FROM BANKS

  Cash on hand, cash items in process of collection, and amounts due from banks are included in cash and due from banks.

  The Bank maintains amounts due from banks which, at times, may exceed Federally insured limits. The Bank has not experienced any losses in such accounts.

SECURITIES

  Securities are classified based on management's intention on the date of purchase. Securities which management has the intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. All other debt securities are classified as available-for-sale and carried at fair value with net unrealized gains and losses included in stockholders' equity, net of tax. Equity securities without a readily determinable fair value are classified as available-for-sale and carried at cost.

  Interest and dividends on securities, including amortization of premiums and accretion of discounts, are included in interest income. Realized gains and losses from the sale of securities are determined using the specific identification method.

LOANS

  Loans are carried at their principal amounts outstanding less unearned income and the allowance for loan losses. Interest income on loans is credited to income based on the principal amount outstanding.

  Nonrefundable loan fees in excess of certain direct loan origination costs are deferred with the net amount recognized into interest income over the life of the loans as a yield adjustment.

  The allowance for loan losses is maintained at a level that management believes to be adequate to absorb potential losses in the loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loan loss experience, current economic conditions, volume, growth, composition of the loan portfolio, and other risks inherent in the portfolio. This evaluation is inherently subjective as it requires material estimates that are susceptible to significant change including the amounts and timing of future cash flows expected to be received on impaired loans. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses, and may

                                 BANK ATLANTA
require the Bank to record additions to the allowance based on their judgment about information available to them at the time of their examinations.

  The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When accrual of interest is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

  A loan is considered to be impaired when it is probable the Bank will be unable to collect all principal and interest payments due in accordance with the terms of the loan agreement. Individually identified impaired loans are measured based on the present value of payments expected to be received, using the contractual loan rate as the discount rate. Alternatively, measurement may be based on observable market prices or, for loans that are solely dependent on the collateral for repayment, measurement may be based on the fair value of the collateral. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. Changes to the valuation allowance are recorded as a component of the provision for loan losses.

SALE OF LOANS

  The Bank originates and sells participations in certain loans in which it retains the right to service those loans. The cost allocated to the servicing rights retained has been recognized as a separate asset and is being amortized on a straight-line basis over the expected life of the servicing contracts, the results of which are not materially different from generally accepted accounting principles. Servicing rights are evaluated for impairment based on the fair value of those rights. Fair values are estimated using discounted cash flows based on current market rates of interest.

  The amount of gain recognized on the sale of a specific loan is equal to the percentage resulting from determining the fair value of the portion of the loan sold relative to the fair value of the entire loan including servicing rights. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," gains are recognized at the time of sale. Losses, if any, are recognized at the time the loan is identified as held for sale if the loan's carrying value exceeds its market value.

PREMISES AND EQUIPMENT

  Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets.

OTHER REAL ESTATE OWNED

  Other real estate owned represents properties acquired through foreclosure. Other real estate owned is held for sale and is carried at the lower of the recorded amount of the loan or fair value of the properties less estimated selling costs. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Subsequent gains or losses on sale and any subsequent adjustment to the value are recorded in current operations.

INCOME TAXES

  Income tax expense consists of current and deferred taxes. Current income tax provisions approximate taxes to be paid or refunded for the applicable year. Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax

                                 BANK ATLANTA
effects of the differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

  Recognition of deferred tax balance sheet amounts is based on management's belief that it is more likely than not that the tax benefit associated with certain temporary differences, tax operating loss carryforwards and tax credits will be realized. A valuation allowance is recorded for those deferred tax items for which it is more likely than not that realization will not occur.

EARNINGS PER COMMON SHARE

  Basic earnings per common share are computed by dividing net income by the weighted-average number of shares of common stock outstanding. Diluted earnings per common share are computed by dividing net income by the sum of the weighted-average number of shares of common stock outstanding and potential common shares. Potential common shares consist of stock options.

COMPREHENSIVE INCOME

  In 1998, the Bank adopted SFAS No. 130, "Reporting Comprehensive Income". This statement establishes standards for reporting and display of comprehensive income and its components in the financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed in equal prominence with the other financial statements. The Bank has elected to report comprehensive income in a separate financial statement titled "Statements of Comprehensive Income". SFAS No. 130 describes comprehensive income as the total of all components of comprehensive income including net income. This statement uses other comprehensive income to refer to revenues, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income but excluded from net income. Currently, the Bank's other comprehensive income consists of items previously reported directly in equity under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities". As required by SFAS No. 130, the financial statements for the prior year have been reclassified to reflect application of the provisions of this statement. The adoption of this statement did not affect the Bank's financial position, results of operations or cash flows.

RECENT DEVELOPMENTS

  In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". This statement is required to be adopted for fiscal years beginning after June 15, 1999. However, the statement permits early adoption as of the beginning of any fiscal quarter after its issuance. The Bank expects to adopt this statement effective January 1, 2000. SFAS No. 133 requires the Bank to recognize all derivatives as either assets or liabilities in the balance sheet at fair value. For derivatives that are not designated as hedges, the gain or loss must be recognized in earnings in the period of change. For derivatives that are designated as hedges, changes in the fair value of the hedged assets, liabilities, or firm commitments must be recognized in earnings or recognized in other comprehensive income until the hedged item is recognized in earnings, depending on the nature of the hedge. The ineffective portion of a derivative's change in fair value must be recognized in earnings immediately. Management has not yet determined what effect the adoption of SFAS No. 133 will have on the Bank's earnings or financial position.

                                 BANK ATLANTA

NOTE 2. SECURITIES

  The amortized cost and fair value of securities are summarized as follows:

                                                 GROSS      GROSS
                                    AMORTIZED  UNREALIZED UNREALIZED
                                       COST      GAINS      LOSSES    FAIR VALUE
                                    ---------- ---------- ----------  -----------
   Securities Available-for-Sale
     December 31, 1998:
       U.S. Government and agency
        securities................  $6,498,142  $ 19,919  $ (24,474)  $ 6,493,587
       Mortgage-backed securities.   1,510,730       --      (5,713)    1,505,017
       Equity securities..........     211,700       --         --        211,700
                                    ----------  --------  ---------   -----------
                                    $8,220,572  $ 19,919  $ (30,187)  $ 8,210,304
                                    ==========  ========  =========   ===========
     December 31, 1997:
       U.S. Government and agency
        securities................  $4,000,927  $ 11,753  $  (2,880)  $ 4,009,800
       Equity securities..........     139,700       --         --        139,700
                                    ----------  --------  ---------   -----------
                                    $4,140,627  $ 11,753  $  (2,880)  $ 4,149,500
                                    ==========  ========  =========   ===========
   Securities Held-to-Maturity
     December 31, 1998:
       U.S. Government and
        agencysecurities..........  $  500,040  $ 12,700  $     --    $   512,740
       State and municipal securi-
        ties......................   2,826,568    64,913     (2,502)    2,888,979
       Mortgage-backed securities.     878,516    12,566        --        891,082
                                    ----------  --------  ---------   -----------
                                    $4,205,124  $ 90,179  $  (2,502)  $ 4,292,801
                                    ==========  ========  =========   ===========
     December 31, 1997:
       U.S. Government and agency
        securities................  $3,483,289  $ 16,084  $  (4,356)  $ 3,495,017
       State and municipal securi-
        ties......................     598,481     8,720        --        607,201
       Mortgage-backed securities.   1,462,580    10,282        --      1,472,862
                                    ----------  --------  ---------   -----------
                                    $5,544,350  $ 35,086  $  (4,356)  $ 5,575,080
                                    ----------  --------  ---------   -----------

  The amortized cost and fair value of securities as of December 31, 1998 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or prepaid with or without penalty. Therefore, these securities and equity securities are not included in the maturity categories in the following summary.

                                     SECURITIES AVAILABLE-  SECURITIES HELD-TO-
                                           FOR-SALE              MATURITY
                                     --------------------- ---------------------
                                     AMORTIZED     FAIR    AMORTIZED     FAIR
                                        COST      VALUE       COST      VALUE
                                     ---------- ---------- ---------- ----------
   Due in one year or less.......... $  501,412 $  505,155 $      --  $      --
   Due from one to five years.......  5,496,730  5,483,902  1,800,592  1,828,086
   Due from five to ten years.......    500,000    504,530    978,224    995,659
   Due after ten years..............        --         --     547,792    577,974
   Equity securities................    211,700    211,700        --         --
   Mortgage-backed securities.......  1,510,730  1,505,017    878,516    891,082
                                     ---------- ---------- ---------- ----------
                                     $8,220,572 $8,210,304 $4,205,124 $4,292,801
                                     ========== ========== ========== ==========

  Securities with a carrying value of $2,519,965 and $3,999,136 at December 31, 1998 and 1997, respectively, were pledged to secure public deposits and for other purposes.

                                 BANK ATLANTA

  There were $19,039 and $9,618 of gross gains and no losses on sales of securities for the years ended December 31, 1998 and 1997, respectively.

  During 1997, the Bank began to classify certain purchases of securities as held-to-maturity. Two securities previously purchased and classified as available-for-sale were transferred to held-to-maturity. The securities were transferred at book value, which amounted to $1,492,976. The unrealized loss, net of tax, on the securities transferred was $15,474 on the date of transfer, which was added back to accumulated other comprehensive income, a component of stockholders' equity. The results of the accounting for the transfer of securities was not materially different than generally accepted accounting principles. There were no transfers during 1998.

NOTE 3. LOANS AND ALLOWANCE FOR LOAN LOSSES

  The composition of loans is summarized as follows:

                                                            DECEMBER 31,
                                                      -------------------------
                                                          1998         1997
                                                      ------------  -----------
   Commercial and industrial......................... $ 10,916,000  $ 8,778,000
   Real estate--construction.........................   14,226,000   13,723,000
   Real estate--mortgage.............................   29,156,000   27,638,000
   Consumer and other................................      681,821      712,599
                                                      ------------  -----------
                                                        54,979,821   50,851,599
   Unearned income...................................     (299,322)    (297,231)
   Allowance for loan losses.........................     (981,153)    (849,007)
                                                      ------------  -----------
   Loans, net........................................ $ 53,699,346  $49,705,361
                                                      ============  ===========

  Changes in the allowance for loan losses for the years ended December 31 are as follows:

                                                          1998         1997
                                                      ------------  -----------
   BALANCE, BEGINNING OF YEAR........................ $    849,007  $   613,026
     Provision for loan losses.......................      295,000      350,000
     Loans charged off...............................     (196,167)    (136,667)
     Recoveries of loans previously charged off......       33,313       22,648
                                                      ------------  -----------
   BALANCE, END OF YEAR.............................. $    981,153  $   849,007
                                                      ============  ===========

  There was no recorded investment in impaired loans at December 31, 1998. The total recorded investment in impaired loans was $661,325 at December 31, 1997. There were no impaired loans that had related allowances for loan losses determined in accordance with Statement of Financial Accounting Standards No. 114 ("Accounting by Creditors for Impairment of a Loan"). The average recorded investment in impaired loans for 1998 and 1997 was $351,844 and $467,673, respectively. Interest income on impaired loans recognized for cash payments received was not material for the years ended 1998 and 1997.

  The Bank has granted loans to certain directors, executive officers, and their related entities. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan involved. Changes in related party loans for the year ended December 31, 1998 are as follows:

   BALANCE, BEGINNING OF YEAR......................................... $578,241
     Advances.........................................................  699,465
     Repayments....................................................... (561,632)
                                                                       --------
   BALANCE, END OF YEAR............................................... $716,074
                                                                       ========

                                 BANK ATLANTA

NOTE 4. LOAN SERVICING

  Loans serviced for others are not included in the accompanying balance sheets. The unpaid principal balances of these loans are summarized as follows:

                                                           1998        1997
                                                       ------------ -----------
   Commercial loans serviced for other investors...... $ 10,269,371 $10,274,568
                                                       ============ ===========

  The carrying amounts of capitalized servicing rights are included in other assets in the accompanying balance sheets and totaled $142,573 and $154,215 at December 31, 1998 and 1997, respectively. Net servicing rights in the amounts of $23,377 and $83,416 were capitalized during the years ended December 31, 1998 and 1997, respectively. The Bank recognized amortization of the cost of servicing rights in the amounts of $35,019 and $35,245 for the years ended 1998 and 1997, respectively. Because carrying amounts of the servicing rights are based upon discounted cash flows of the servicing fee income, no reserve for impairment in the carrying amounts was considered necessary at December 31, 1998 or 1997.

NOTE 5. PREMISES AND EQUIPMENT

  Premises and equipment are summarized as follows:

                                                             DECEMBER 31,
                                                        -----------------------
                                                           1998         1997
                                                        -----------  ----------
   Land and land improvements.......................... $   203,043  $  203,043
   Buildings and improvements..........................     977,372     971,192
   Equipment...........................................     900,169     889,614
                                                        -----------  ----------
                                                          2,080,584   2,063,849
   Accumulated depreciation............................    (995,049)   (911,090)
                                                        -----------  ----------
                                                        $ 1,085,535  $1,152,759
                                                        ===========  ==========

NOTE 6. DEPOSITS

  At December 31, 1998, the scheduled maturities of time deposits are as follows:

   1999............................................................. $54,125,935
   2000.............................................................   1,391,450
   2001.............................................................     643,715
   2002.............................................................     168,073
   2003.............................................................     505,629
                                                                     -----------
                                                                     $56,834,802
                                                                     ===========

NOTE 7. EMPLOYEE BENEFIT PLANS

  The Bank has a 401(K) profit sharing plan covering substantially all employees, subject to certain minimum age and service requirements. Contributions to the plan charged to expense during 1998 and 1997 amounted to $9,892 and $6,038, respectively.

                                 BANK ATLANTA

NOTE 8. STOCK OPTIONS

  The Bank has a stock option plan with common stock options available to grant to executive officers and directors. Option prices are determined by a Board of Directors appointed committee, but cannot be less than 85% of the fair value of the Bank's common stock on the date of the grant. The options are exercisable under varying terms as determined by the committee. At December 31, 1998, the Bank had 27,000 options available to grant. Other pertinent information related to the options is as follows:

                                                       DECEMBER 31,
                                            ------------------------------------
                                                  1998               1997
                                            ------------------ -----------------
                                                     WEIGHTED-         WEIGHTED-
                                                      AVERAGE           AVERAGE
                                                     EXERCISE          EXERCISE
                                            NUMBER     PRICE   NUMBER    PRICE
                                            -------  --------- ------  ---------
   Under option, beginning of year.........  68,000   $ 5.88   73,000    $5.88
     Granted...............................  41,000     8.88               --
     Exercised............................. (10,000)    5.86      --       --
     Terminated............................ (16,000)    6.82   (5,000)    5.86
                                            -------            ------
   Under option, end of year...............  83,000     7.19   68,000     5.88
                                            =======            ======
   Exercisable, end of year................  34,667     5.99   20,000     5.86
                                            =======            ======

                                                                     WEIGHTED-
                                                                      AVERAGE
                                                      WEIGHTED-      REMAINING
                                                       AVERAGE      CONTRACTUAL
                                NUMBER PRICE RANGE  EXERCISE PRICE LIFE IN YEARS
                                ------ ------------ -------------- -------------
                                61,000 $5.86 - 7.21     $ 6.06         2.10
                                22,000 $      10.33     $10.33         9.80
                                ------
   Under option, end of year... 83,000
                                ======
   Exercisable, end of year.... 34,667 $5.86 - 7.21     $ 5.99         2.07
                                ======

  As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation", the Bank recognizes compensation cost for stock-based employee compensation awards in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees". The Bank recognized no compensation cost for stock-based employee compensation awards for the years ended December 31, 1998 and 1997. In addition, the Bank does not recognize compensation expense for those options granted at prices less than fair value on the date of grant, the results of which are not materially different than generally accepted accounting principles. If the Bank had recognized compensation cost in accordance with SFAS No. 123, net income and earnings per share would have been reduced as follows:

                                                   DECEMBER 31,
                                      -----------------------------------------
                                             1998                 1997
                                      -------------------- --------------------
                                                  DILUTED              DILUTED
                                                  EARNINGS             EARNINGS
                                         NET        PER       NET        PER
                                        INCOME     SHARE     INCOME     SHARE
                                      ----------  -------- ----------  --------
   As reported....................... $1,405,312   $1.96   $1,217,897   $1.71
   Stock-based compensation, net of
    related tax effect...............    (18,117)   (.03)      (9,878)   (.02)
                                      ----------   -----   ----------   -----
   As adjusted....................... $1,387,195   $1.93   $1,208,019   $1.69
                                      ==========   =====   ==========   =====

                                 BANK ATLANTA

  The per share weighted-average value of stock options granted during 1998 was $3.44 using the Black Scholes option pricing model and the following assumptions:

   Risk-free interest rate................................................ 5.38%
   Expected life of the options........................................... 8.10
   Expected dividends (as a percent of the fair value of the stock)....... 1.00%
   Volatility.............................................................  --

NOTE 9. INCOME TAXES

  Income tax expense consists of the following:

                                                               DECEMBER 31,
                                                            -------------------
                                                              1998      1997
                                                            --------  ---------
   Current................................................. $704,390  $ 590,807
   Deferred................................................    3,528    126,653
   Valuation adjustment....................................  (13,918)  (155,411)
   Benefit of net operating loss carryforward..............      --    (157,049)
                                                            --------  ---------
     Income tax expense.................................... $694,000  $ 405,000
                                                            ========  =========

  The Bank's income tax expense differs from the amounts computed by applying the Federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

                                                       DECEMBER 31,
                                            ------------------------------------
                                                  1998              1997
                                            ----------------- ------------------
                                             AMOUNT   PERCENT  AMOUNT    PERCENT
                                            --------  ------- ---------  -------
   Income taxes at statutory rate.......... $713,766     34%  $ 551,785     34%
     Tax exempt income.....................  (37,624)    (2)        --     --
     Disallowed expenses...................    8,164    --        1,115    --
     Valuation adjustment..................  (13,918)    (1)   (155,411)   (10)
     State income tax......................   11,983      1       8,402      1
     Other.................................   11,629      1        (891)   --
                                            --------    ---   ---------    ---
   Income tax expense...................... $694,000     33%  $ 405,000     25%
                                            ========    ===   =========    ===

                                 BANK ATLANTA

  The components of deferred income taxes are as follows:

                                                              DECEMBER 31,
                                                           --------------------
                                                             1998       1997
                                                           ---------  ---------
   Deferred tax assets:
     Loan loss reserves................................... $ 243,616  $ 177,526
     Deferred premiums on loan sales......................    48,416     71,189
     Accounting for other real estate.....................     9,556     50,974
     Securities available-for-sale........................     3,491        --
                                                           ---------  ---------
                                                             305,079    299,689
   Valuation allowance....................................  (207,819)  (221,737)
                                                           ---------  ---------
                                                              97,260     77,952
                                                           ---------  ---------
   Deferred tax liabilities:
     Depreciation.........................................    44,277     38,850
     Securities available-for-sale........................       --       3,017
                                                           ---------  ---------
                                                              44,277     41,867
                                                           ---------  ---------
   Net deferred tax assets................................ $  52,983  $  36,085
                                                           =========  =========

NOTE 10. EARNINGS PER COMMON SHARE

  The following is a reconciliation of net income and weighted-average shares outstanding used in determining basic and diluted earnings per common share
(EPS):

                                                  YEAR ENDED DECEMBER 31, 1998
                                                 -------------------------------
                                                             WEIGHTED-
                                                     NET      AVERAGE  PER SHARE
                                                   INCOME     SHARES    AMOUNT
                                                 ----------- --------- ---------
   Basic EPS.................................... $ 1,405,312  697,810   $ 2.01
                                                                        ======
   Effect of Dilutive Securities
     Stock options..............................         --    20,879
                                                 -----------  -------
   Diluted EPS.................................. $ 1,405,312  718,689   $ 1.96
                                                 ===========  =======   ======
                                                  YEAR ENDED DECEMBER 31, 1997
                                                 -------------------------------
                                                             WEIGHTED-
                                                     NET      AVERAGE  PER SHARE
                                                   INCOME     SHARES    AMOUNT
                                                 ----------- --------- ---------
   Basic EPS.................................... $ 1,217,897  697,344   $ 1.75
                                                                        ======
   Effect of Dilutive Securities
     Stock options..............................         --    15,214
                                                 -----------  -------
   Diluted EPS.................................. $ 1,217,897  712,558   $ 1.71
                                                 ===========  =======   ======

NOTE 11. COMMITMENTS AND CONTINGENT LIABILITIES

  In the normal course of business, the Bank has entered into off-balance sheet financial instruments which are not reflected in the financial statements. These financial instruments include commitments to extend credit and standby letters of credit. Such financial instruments are included in the financial statements when funds are disbursed or the instruments become payable. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

                                 BANK ATLANTA

  The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. A summary of the Bank's commitments is as follows:

                                                             DECEMBER 31,
                                                        -----------------------
                                                           1998        1997
                                                        ----------- -----------
   Commitments to extend credit........................ $12,978,000 $19,071,000
   Standby letters of credit...........................      30,000     126,853
                                                        ----------- -----------
                                                        $13,008,000 $19,197,853
                                                        =========== ===========

  Commitments to extend credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The credit risk involved in issuing these financial instruments is essentially the same as that involved in extending loans to customers. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include real estate and improvements, marketable securities, accounts receivable, inventory, equipment, and personal property.

  Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral held varies as specified above and is required in instances which the Bank deems necessary.

  In the normal course of business, the Bank is involved in various legal proceedings. In the opinion of management of the Bank, any liability resulting from such proceedings would not have a material effect on the Bank's financial statements.

YEAR 2000

  The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Systems that do not properly recognize the year "2000" could generate erroneous data or cause systems to fail. The Bank is heavily dependent on computer processing and telecommunication systems in the daily conduct of business activities. In addition, the Bank must rely on intermediaries, vendors and customers to appropriately modify their systems in order that all may continue normal operations and operate without significant disruptions. The Bank has conducted a review of its computer systems to identify the systems that could be affected by the Year 2000 issue. The Bank presently believes that, with modifications to its computer systems and conversions to new systems, the Year 2000 issue will not pose significant operational problems for the Bank or have a material adverse effect on future operating results. However, absolute assurance cannot be given that; (1) the modifications and conversions will remedy all deficiencies, (2) failure of any of the Bank's systems will not have a material impact on operations, or (3) failure of any other companies' systems with whom the Bank conducts business will not have a material impact on operations.

NOTE 12. CONCENTRATIONS OF CREDIT

  The Bank originates primarily commercial, residential, and consumer loans to customers in DeKalb County, the metro Atlanta area, and surrounding counties. The ability of the majority of the Bank's customers to honor their contractual loan obligations is dependent on the economy in the metro Atlanta area.

                                 BANK ATLANTA

  Seventy-nine percent of the Bank's loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Bank's primary market area. In addition, a substantial portion of the other real estate owned is located in those same markets. Accordingly, the ultimate collectibility of the loan portfolio and the recovery of the carrying amount of other real estate owned are susceptible to changes in market conditions in the Bank's primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.

  The Bank, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of approximately $1,423,000.

NOTE 13. REGULATORY MATTERS

  The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. Currently, approximately $700,000 may be paid without prior regulatory approval.

  The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

  Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 1998, the Bank meets all capital adequacy requirements to which it is subject.

  As of December 31, 1998, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

                                 BANK ATLANTA

  The Bank's actual capital amounts and ratios are presented in the following table.

                                                                 TO BE WELL
                                                 FOR CAPITAL  CAPITALIZED UNDER
                                                   ADEQUACY   PROMPT CORRECTIVE
                                      ACTUAL       PURPOSES   ACTION PROVISIONS
                                   ------------- ------------ -----------------
                                   AMOUNT RATIO  AMOUNT RATIO  AMOUNT   RATIO
                                   ------ ------ ------ ----- -----------------
                                              (DOLLARS IN THOUSANDS)
   As of December 31, 1998:
     Total Capital (to Risk
      Weighted Assets):........... $8,097 12.97% $4,994 8.00% $  6,243   10.00%
     Tier I Capital (to
      RiskWeighted Assets):....... $7,315 11.72% $2,497 4.00% $  3,745    6.00%
     Tier I Capital (to
      AverageAssets):............. $7,315  9.24% $3,167 4.00% $  3,958    5.00%
   As of December 31, 1997:
     Total Capital (to Risk
      Weighted Assets):........... $6,626 11.53% $4,596 8.00% $  5,745   10.00%
     Tier I Capital (to Risk
      Weighted Assets):........... $5,906 10.28% $2,298 4.00% $  3,447    6.00%
     Tier I Capital (to Average
      Assets):.................... $5,906  8.35% $2,829 4.00% $  3,537    5.00%

NOTE 14. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following methods and assumptions were used by the Bank in estimating its fair value disclosures for financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using discounted cash flow methods. Those methods are significantly affected by the assumptions used, including the discount rates and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The use of different methodologies may have a material effect on the estimated fair value amounts. Also, the fair value estimates presented herein are based on pertinent information available to management as of December 31, 1998 and 1997. Such amounts have not been revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

CASH, DUE FROM BANKS, AND FEDERAL FUNDS SOLD:

  The carrying amounts of cash, due from banks, and Federal funds sold approximate their fair value.

SECURITIES:

  Fair values for securities are based on quoted market prices. The carrying values of equity securities with no readily determinable fair value approximate fair values.

LOANS:

  For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For other loans, the fair values are estimated using discounted cash flow methods, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow methods or underlying collateral values.

                                 BANK ATLANTA

DEPOSITS:

The carrying amounts of demand deposits and savings deposits approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using discounted cash flow methods, using interest rates currently being offered on certificates

ACCRUED INTEREST:

  The carrying amounts of accrued interest approximate their fair values.

OFF-BALANCE-SHEET INSTRUMENTS:

  Fair values of the Bank's off-balance-sheet financial instruments are based on fees charged to enter into similar agreements. However, commitments to extend credit and standby letters of credit do not represent a significant value to the Bank until such commitments are funded. The Bank has determined that these instruments do not have a distinguishable fair value and no fair value has been assigned.

  The estimated fair values of the Bank's financial instruments were as follows:

                                   DECEMBER 31, 1998       DECEMBER 31, 1997
                                ----------------------- -----------------------
                                 CARRYING                CARRYING
                                  AMOUNT    FAIR VALUE    AMOUNT    FAIR VALUE
                                ----------- ----------- ----------- -----------
   Financial assets:..........  $11,337,314 $11,337,314 $ 8,799,554 $ 8,799,554
     Cash, due from banks, and
      Federal funds sold
     Securities available-for-
      sale....................    8,210,304   8,210,304   4,149,500   4,149,500
     Securities held-to-matu-
      rity....................    4,205,124   4,292,801   5,544,350   5,575,080
     Loans....................   53,699,346  54,840,000  49,705,361  50,690,000
     Accrued interest receiv-
      able....................      536,273     536,273     554,975     554,975
   Financial liabilities:
     Deposits.................   70,241,247  70,106,445  63,137,855  63,139,923
     Accrued interest payable.    1,187,646   1,187,646   1,077,495   1,077,495

NOTE 15. BUSINESS COMBINATION

  On May 20, 1999, the Bank entered into an Agreement and Plan of Reorganization with Premier Bancshares, Inc. ("Premier") of Atlanta, Georgia. Under this agreement, the Bank will merge with and into Premier. Upon consummation of the merger, each share of Bank stock will be converted into and exchanged for the right to receive 1.25 shares of Premier common stock, subject to possible adjustment as defined in the agreement. Consummation is subject to certain conditions, including regulatory and stockholder approval.

                                                                      APPENDIX A

                     AGREEMENT AND PLAN OF REORGANIZATION

                                BY AND BETWEEN

                           PREMIER BANCSHARES, INC.,

                           PMB ACQUISITION CORP. II

                                      AND

                                 BANK ATLANTA



                           Dated as of May 20, 1999

                               TABLE OF CONTENTS

                                                                                        Page
                                                                                        ----
Preamble ................................................................................  1

ARTICLE I
---------
         THE MERGER......................................................................  2
         ----------
         Merger   .......................................................................  2
         Time and Place of Closing.......................................................  2
         Effective Time..................................................................  2
         Execution of Support Agreement..................................................  2

ARTICLE II
----------
         TERMS OF MERGER.................................................................  2
         ---------------
         Name     .......................................................................  2
         Incorporation...................................................................  2
         Bylaws   .......................................................................  3
         Directors and Officers..........................................................  3
         Business of Surviving Bank......................................................  3
         Assumption of Rights............................................................  3
         Assumption of Liabilities.......................................................  3

ARTICLE III
-----------
         MANNER OF CONVERTING SHARES.....................................................  3
         ---------------------------
         Conversion of Shares............................................................  3
         Anti-Dilution Provisions........................................................  5
         Shares Held By Bank Atlanta or Premier..........................................  6
         Conversion of Stock Options.....................................................  6
         Fractional Shares...............................................................  7

ARTICLE IV
----------
         EXCHANGE OF SHARES..............................................................  7
         ------------------
         Exchange Procedures.............................................................  7
         Rights of Former Bank Atlanta Shareholders......................................  7

ARTICLE V
---------
         REPRESENTATIONS AND WARRANTIES OF BANK ATLANTA..................................  8
         ----------------------------------------------
         Organization, Standing, and Power...............................................  8
         Authority; No Breach By Agreement...............................................  8
         Capital Stock...................................................................  9
         Bank Atlanta Subsidiaries....................................................... 10
         Financial Statements............................................................ 10

         Absence of Undisclosed Liabilities.................................................... 10
         Absence of Certain Changes or Events.................................................. 10
         Tax Matters........................................................................... 10
         Allowance for Possible Loan Losses.................................................... 11
         Assets   ............................................................................. 12
         Environmental Matters................................................................. 12
         Compliance with Laws.................................................................. 12
         Labor Relations....................................................................... 13
         Employee Benefit Plans................................................................ 13
         Material Contracts.................................................................... 15
         Legal Proceedings..................................................................... 15
         Reports  ............................................................................. 16
         Statements True and Correct........................................................... 16
         Accounting, Tax and Regulatory Matters................................................ 16
         Charter Provisions.................................................................... 17
         Millennium Compliance................................................................. 17

ARTICLE VI
----------
         REPRESENTATIONS AND WARRANTIES OF PREMIER AND PMB..................................... 17
         -------------------------------------------------
         Organization, Standing, and Power..................................................... 17
         Authority; No Breach By Agreement..................................................... 18
         Capital Stock......................................................................... 18
         Financial Statements.................................................................. 19
         Absence of Undisclosed Liabilities.................................................... 19
         Absence of Certain Changes or Events.................................................. 20
         Compliance with Laws.................................................................. 20
         Legal Proceedings..................................................................... 20
         Statements True and Correct........................................................... 21
         Accounting, Tax and Regulatory Matters................................................ 21
         Premier Subsidiaries.................................................................. 21
         Reports  ............................................................................. 22
         Millennium Compliance................................................................. 22
         Allowance for Possible Loan Losses.................................................... 22

ARTICLE VII
-----------
         CONDUCT OF BUSINESS PENDING CONSUMMATION.............................................. 23
         ----------------------------------------
         Affirmative Covenants of Bank Atlanta................................................. 23
         Negative Covenants of Bank Atlanta.................................................... 23
         Affirmative Covenants of Premier...................................................... 25
         Adverse Changes in Condition.......................................................... 25
         Reports  ............................................................................. 26

ARTICLE VIII
------------
         ADDITIONAL AGREEMENTS....................................................................... 26
         ---------------------
         Registration Statement; Proxy Statement; Shareholder Approval............................... 26
         Exchange Listing............................................................................ 26
         Applications................................................................................ 26
         Agreement as to Efforts to Consummate....................................................... 27
         Investigation and Confidentiality........................................................... 27
         Press Releases.............................................................................. 27
         Acquisition Proposals....................................................................... 28
         Accounting and Tax Treatment................................................................ 28
         Agreement of Affiliates..................................................................... 28
         Employee Benefits and Contracts............................................................. 29
         Other Acquisitions, Mergers, or Combinations involving a Premier Company.................... 29
         Indemnification............................................................................. 29

ARTICLE IX
----------
         CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE........................................... 30
         -------------------------------------------------
         Conditions to Obligations of Each Party..................................................... 30
         Conditions to Obligations of Premier........................................................ 32
         Conditions to Obligations of Bank Atlanta................................................... 33

ARTICLE X
---------
         TERMINATION................................................................................. 34
         -----------
         Termination................................................................................. 34
         Effect of Termination....................................................................... 36
         Non-Survival of Representations and Covenants............................................... 36

ARTICLE XI
----------
         MISCELLANEOUS............................................................................... 36
         -------------
         Definitions................................................................................. 36
         Expenses ................................................................................... 43
         Brokers and Finders......................................................................... 43
         Entire Agreement............................................................................ 43
         Amendments.................................................................................. 44
         Waivers  ................................................................................... 44
         Assignment.................................................................................. 44
         Notices  ................................................................................... 45
         Governing Law............................................................................... 46
         Counterparts................................................................................ 46
         Captions ................................................................................... 46
         Enforcement of Agreement.................................................................... 46
         Severability................................................................................ 46

LIST OF EXHIBITS
----------------

Exhibit Number           Description
--------------           -----------
     1.                  Form of Agreement of Affiliates of Bank Atlanta.
                         (Section 8.9).

     2. Matters as to which Counsel for Bank Atlanta will opine. (Section 9.2(d)).

     3.                  Form of Claims/Indemnification Letter (Section
                         9.2(e)).
     4. Matters as to which Counsel for Premier will opine. (Section 9.3(d)).

     5.                  Form of Support Agreement (Section 1.4).

                     AGREEMENT AND PLAN OF REORGANIZATION
                     ------------------------------------


     THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of May 20, 1999 by and between PREMIER BANCSHARES, INC. ("Premier"), a corporation organized and existing under the laws of the State of Georgia, with its principal office located in Atlanta, Georgia; PMB ACQUISITION CORP. II ("PMB"), a corporation organized and existing under the laws of the State of Georgia and a wholly owned subsidiary of Premier; and BANK ATLANTA ("Bank Atlanta"), a commercial bank organized and existing under the laws of the State of Georgia, with its principal office located in Decatur, Georgia.

                                   PREAMBLE
                                   --------

     The Boards of Directors of Bank Atlanta and Premier are of the opinion that the transactions described herein are in the best interests of the parties and their respective shareholders. This Agreement provides for the acquisition of Bank Atlanta by Premier pursuant to the merger (the "Merger") of PMB with and into Bank Atlanta, and following the merger Bank Atlanta will become a wholly-owned subsidiary of Premier. At the effective time of the Merger, the outstanding shares of the common stock of Bank Atlanta shall be converted into the right to receive shares of the common stock of Premier. As a result, shareholders of Bank Atlanta will become shareholders of Premier. The transactions described in this Agreement are subject to the approvals of the Boards of Directors of Bank Atlanta, Premier and PMB, the shareholders of Bank Atlanta and PMB, the Georgia Department of Banking and Finance, the Board of Governors of the Federal Reserve System (or the Federal Reserve Bank of Atlanta acting pursuant to delegated authority), the Federal Deposit Insurance Corporation and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger
(i) for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and (ii) for accounting purposes shall be accounted for as a "pooling of interests" transaction.

     As a condition and inducement to Premier's willingness to consummate the transactions contemplated by this Agreement, each member of the Board of Directors of Bank Atlanta will execute and deliver to Premier an agreement (a "Support Agreement") within ten (10) calendar days of the date of this Agreement, in substantially the form of Exhibit 5 to this Agreement.
                                        ---------

     Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the receipt and legal sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

                                   ARTICLE I
                                   ---------
                                  THE MERGER
                                  ----------

     1.1  Merger. Subject to the terms and conditions of this Agreement, at the
          ------
Effective Time, PMB shall be merged with and into Bank Atlanta as authorized by
Section 7-1-530 of the Financial Institutions Code of Georgia and in accordance with the provisions of Sections 7-1-531, 7-1-532, and 7-1-533 of the Financial Institutions Code of Georgia. Bank Atlanta shall be the Surviving Bank resulting from the Merger and shall be operated as a wholly owned subsidiary of Premier. At the Effective Time, the separate existence of PMB shall cease. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Bank Atlanta, Premier, and PMB.

     1.2  Time and Place of Closing. The Closing will take place at 10:00 a.m.
          -------------------------
on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 10:00 a.m.), or at such other time as the Parties, acting through their duly authorized officers, may mutually agree. The place of Closing shall be at the offices of Womble Carlyle Sandridge & Rice, PLLC, Atlanta, Georgia, or such other place as may be mutually agreed upon by the Parties.

     1.3  Effective Time. The Merger and the other transactions contemplated by
          --------------
this Agreement shall become effective on the date and at the time the Georgia Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Georgia (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the duly authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the last business day of the month in which occurs the last to occur of (a) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (b) the date on which the shareholders of Bank Atlanta approve this Agreement to the extent such approval is required by applicable Law; or such later date as may be mutually agreed upon in writing by the duly authorized officers of each Party.

     1.4  Execution of Support Agreement. Within ten (10) calendar days of the
          ------------------------------
execution of this Agreement and as a condition hereto, each member of the Board of Directors of Bank Atlanta will execute and deliver to Premier a Support Agreement, in substantially the form of Exhibit 5 to this Agreement.
                                        ---------

                                  ARTICLE II
                                  ----------
                                TERMS OF MERGER
                                ---------------

     2.1  Name. The name of the Surviving Bank resulting from the Merger shall
          ----
be "Bank Atlanta" or any other legally permissible name as Premier may in its sole discretion select.

     2.2  Articles of Incorporation.  The Articles of Incorporation of Bank
          --------------------------
Atlanta in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Bank from and after the Effective Time until otherwise amended or repealed.

     2.3  Bylaws. The Bylaws of Bank Atlanta in effect immediately prior to the
          ------
Effective Time shall be the Bylaws of the Surviving Bank from and after the Effective Time until otherwise amended or repealed.

     2.4  Directors and Officers. The directors of Bank Atlanta in office
          ----------------------
immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Bank from and after the Effective Time in accordance with the Articles of Incorporation and Bylaws of the Surviving Bank. The officers of Bank Atlanta in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Bank from and after the Effective Time in accordance with the Bylaws of the Surviving Bank. In addition, as of the Effective Time, Premier may elect additional directors to the board of directors of the Surviving Bank and the board of directors may elect additional officers.

     2.5  Business of Surviving Bank.  The business of the Surviving Bank from
          --------------------------
and after the Effective Time shall continue to be that of a commercial bank organized under the laws of the State of Georgia. The business of the Surviving Bank shall be conducted from its main office located in Decatur, Georgia.

     2.6  Assumption of Rights.  At the Effective Time, the separate existence
          --------------------
and corporate organization of PMB shall be merged into and continued in the Surviving Bank. All rights, franchises, and interests of both PMB and Bank Atlanta in and to every type of property (real, personal, and mixed), and all choses in action of both PMB and Bank Atlanta shall be transferred to and vested in the Surviving Bank without any deed or other transfer. The Surviving Bank, upon consummation of the Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, and committee of estates of incompetent persons, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by either PMB or Bank Atlanta at the Effective Time.

     2.7  Assumption of Liabilities. All liabilities and obligations of both PMB
          -------------------------
and Bank Atlanta of every kind and description shall be assumed by the Surviving Bank, and the Surviving Bank shall be bound thereby in the same manner and to the same extent that PMB and Bank Atlanta were so bound at the Effective Time.

                                  ARTICLE III
                                  -----------
                          MANNER OF CONVERTING SHARES
                          ---------------------------

     3.1  Conversion of Shares. Subject to the provisions of this Article III,
          --------------------
at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations or banks, as applicable, shall be converted as follows:

     (a) Each share of Premier Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

     (b) Each share of PMB Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and non-assessable share of Surviving Bank Common Stock.

     (c) Each share of Bank Atlanta Common Stock (excluding shares held by Bank Atlanta or by any Premier Company, which shares shall be canceled as provided in
Section 3.3 of this Agreement, in each case other than in a fiduciary capacity or in satisfaction of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 1.25 shares of Premier Common Stock, subject to possible adjustment as provided in Section 3.1(d) (the "Exchange Ratio"):

     (d) The Exchange Ratio shall be adjusted in the event both of the following conditions are satisfied:

          (1)  the Average Closing Price shall be less than the product of (i)
     0.80 and (ii) the Starting Price; and

          (2) (i) the quotient obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the "Premier Ratio") shall be less than (ii) the quotient obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date (such number being referred to herein as the "Index Ratio").

In the event both of the above conditions are satisfied, the Exchange Ratio shall be increased to equal the quotient obtained by dividing (1) the sum of (i)
0.75 times the difference between the Starting Price and the Average Closing Price, and (ii) the Average Closing Price multiplied by the Exchange Ratio by
(2) the Average Closing Price. Following any such adjustment to the Exchange Ratio as provided in this Section 3.1(d), any references in this Agreement to the "Exchange Ratio" shall thereafter be deemed to refer to the "Exchange Ratio" as so adjusted. The provisions of this Section 3.1(d) are subject to the provisions of Section 10.1(j).

     For purposes of this Section 3.1(c), the following terms shall have the meanings indicated.

          "Average Closing Price" shall mean the average of the last sales prices of Premier Common Stock as reported on the American Stock Exchange, or such other stock exchange on which the Premier Common Stock is then traded (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) for the 10 consecutive full trading days in which such shares are traded ending at the close of trading on the Determination Date.

          "Determination Date" shall mean that date which is twenty-five (25) days after the date on which the Registration Statement is declared effective by the SEC.

          "Index Group"shall mean the 14 bank holding companies listed below, the common stocks of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization. In the event that any such company or companies are removed from the Index Group, the weights (which shall be determined based upon the number of outstanding shares of common stock) shall be redistributed proportionately for purposes of determining the Index Price. The 17 bank holding companies and the weights attributed to them are as follows:

               Bank Holding Companies               Weighting
          ------------------------------            ---------
          AmSouth Bancorporation                      7.81%
          BB&T Corporation                           13.62%
          CCB Financial                               1.77%
          Centura Banks, Inc.                         1.26%
          Compass Bancshares, Inc.                    5.03%
          Fifth Third Bancorp                        11.90%
          First Tennessee National Corporation        5.77%
          First Virginia Banks, Inc.                  2.22%
          Huntington Bancshares, Inc.                 9.30%
          Mercantile Bankshares, Inc.                 3.09%
          SouthTrust Corporation                      7.41%
          Summit Bancorp                              7.59%
          SunTrust Banks, Inc.                       14.24%
          Wachovia Corporation                        8.99%
                                                    -------
          Total                                     100.00%
                                                    =======

          "Index Price" on a given date shall mean the weighted average (weighted in accordance with the factors listed above) of the last sale prices of the companies composing the Index Group.

          "Starting Date" with regard to the Index Price shall mean May 19, 1999.

          "Starting Price" shall mean $20.75.

     3.2  Anti-Dilution Provisions. In the event Premier or Bank Atlanta changes
          ------------------------
the number of shares of Premier Common Stock or Bank Atlanta Common Stock, respectively, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date therefor (in the case of a stock split or similar recapitalization) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

     3.3  Shares Held By Bank Atlanta or Premier.  Each of the shares of Bank
          ---------------------------------------
Atlanta Common Stock held by Bank Atlanta or by any Premier Company, in each case other than in a fiduciary capacity or in satisfaction of debts previously contracted, shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.

     3.4  Conversion of Stock Options.
          ---------------------------

     (a) At the Effective Time, all rights with respect to Bank Atlanta Common Stock pursuant to stock options granted by Bank Atlanta ("Bank Atlanta Options") under the Bank Atlanta Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Premier Common Stock, and Premier shall assume each Bank Atlanta Option, in accordance with the terms of the Bank Atlanta Stock Plan and stock option agreement by which it is evidenced. From and after the Effective Time,
(i) each Bank Atlanta Option assumed by Premier may be exercised solely for shares of Premier Common Stock, (ii) the number of shares of Premier Common Stock subject to such Bank Atlanta Option shall be equal to the number of shares of Bank Atlanta Common Stock subject to such Bank Atlanta Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iii) the per share exercise price under each such Bank Atlanta Option shall be adjusted by dividing the per share exercise price under each such Bank Atlanta Option by the Exchange Ratio and rounding down to the nearest cent. It is intended that the foregoing assumption shall be undertaken in a manner that will not constitute a "modification" as defined in Section 424 of the Internal Revenue Code, as to any stock option which is an "incentive stock option." Bank Atlanta and Premier agree to take all necessary steps to effect the provisions of this Section 3.4.

     (b) Premier may, at its election, substitute, as of the Effective Time, stock options under the Premier Bancshares, Inc. 1997 Stock Option Plan (the "Premier Stock Option Plan") for all or a part of the Bank Atlanta Options, subject to the following conditions: (i) the requirements of Section 3.4(a) shall be met; (ii) such substitution shall not constitute a modification, extension or renewal of any of the Bank Atlanta Options which are incentive stock options; (iii) the substituted options shall continue in effect on substantially the same terms and conditions as contained in the document granting the Bank Atlanta Options; and (iv) each grant of a substitute option to any individual who shall be deemed subject to Section 16 of the 1934 Act shall have been specifically approved in advance by the full Board of Directors of Premier or by a committee consisting solely of "non-employee" directors as defined in Rule 16b-3. As soon as practicable following the Effective Time, Premier shall deliver to the participants receiving substitute options under the Premier Stock Option Plan an appropriate notice setting forth such participant's rights pursuant thereto. Premier has reserved under the Premier Stock Option Plan adequate shares of Premier Common Stock for delivery upon exercise of any such substituted options.

     3.5  Fractional Shares.  Notwithstanding any other provision of this
          ------------------
Agreement, each holder of shares of Bank Atlanta Common Stock exchanged pursuant to the Merger, or of options to purchase shares of Bank Atlanta Common Stock, who would otherwise have been entitled to receive a fraction of a share of Premier Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Premier Common Stock multiplied by the market value of one share of Premier Common Stock at the Effective Time, in the case of shares exchanged pursuant to the Merger, or the date of exercise, in the case of options. The market value of one share of Premier Common Stock at the Effective Time or the date of exercise, as the case may be, shall be the last sale price of the Premier Common Stock on the American Stock Exchange, or such other exchange on which the Premier Common Stock is listed, (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) on the last trading day preceding the Effective Time, in the case of shares exchanged pursuant to the Merger, or the date of exercise, in the case of options. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

                                  ARTICLE IV
                                  ----------
                              EXCHANGE OF SHARES
                              ------------------

     4.1  Exchange Procedures. Promptly after the Effective Time, Premier shall
          -------------------
cause SunTrust Bank, Atlanta, or such other exchange agent selected by Premier (the "Exchange Agent") to mail to the former holders of Bank Atlanta Common Stock appropriate transmittal materials which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Bank Atlanta Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent. After the Effective Time, each holder of shares of Bank Atlanta Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Article III of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Agreement. Premier shall not be obligated to deliver the consideration to which any former holder of Bank Atlanta Common Stock is entitled as a result of the Merger until such holder surrenders his or her certificate or certificates representing the shares of Bank Atlanta Common Stock for exchange as provided in this Section 4.1. The certificate or certificates of Bank Atlanta Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither Premier, the Surviving Bank, nor the Exchange Agent shall be liable to a holder of Bank Atlanta Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

     4.2  Rights of Former Bank Atlanta Shareholders.  At the Effective Time,
          ------------------------------------------
the stock transfer books of Bank Atlanta shall be closed as to holders of Bank Atlanta Common Stock immediately prior to the Effective Time and no transfer of Bank Atlanta Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of
Section 4.1 of this Agreement, each certificate theretofore representing shares of

Bank Atlanta Common Stock (other than shares to be canceled pursuant to Section
3.3 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Article III of this Agreement in exchange therefor. To the extent permitted by Law, former holders of record of Bank Atlanta Common Stock shall be entitled to vote after the Effective Time at any meeting of Premier shareholders the number of whole shares of Premier Common Stock into which their respective shares of Bank Atlanta Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Bank Atlanta Common Stock for certificates representing Premier Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Premier on the Premier Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Premier Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Bank Atlanta Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such Bank Atlanta Common Stock certificate, both the Premier Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.

                                   ARTICLE V
                                   ---------
                        REPRESENTATIONS AND WARRANTIES
                        ------------------------------
                                OF BANK ATLANTA
                                ---------------

     Bank Atlanta hereby represents and warrants to Premier and PMB as follows:

     5.1  Organization, Standing, and Power. Bank Atlanta is a commercial bank
          ---------------------------------
duly organized, validly existing, and in good standing under the Laws of the State of Georgia. Bank Atlanta has the power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Bank Atlanta is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank Atlanta. Bank Atlanta is an "insured institution" as such term is defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits therein are insured by the Bank Insurance Fund to the maximum extent permitted by Law.

     5.2  Authority; No Breach By Agreement .
          ----------------------------------

     (a) Bank Atlanta has the power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby, subject to the approval of this Agreement by the holders of two-thirds of the outstanding shares of Bank Atlanta Common Stock. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Bank Atlanta, subject to the approval of this Agreement by the holders of two-thirds of the outstanding shares of Bank Atlanta Common Stock, which is the only shareholder vote required for approval of this Agreement and consummation of the Merger by Bank Atlanta. Subject to such requisite shareholder approval, this Agreement represents a legal, valid and binding obligation of Bank Atlanta, enforceable against Bank Atlanta in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b)  Except as disclosed in Section 5.2(b) of the Bank Atlanta Disclosure
                                                                    ----------
Memorandum, neither the execution and delivery of this Agreement by Bank
----------
Atlanta, nor the consummation by Bank Atlanta of the transactions contemplated hereby, nor compliance by Bank Atlanta with any of the provisions hereof will
(i) conflict with or result in a breach of any provision of Bank Atlanta's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of Bank Atlanta under, any Contract or Permit of Bank Atlanta, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank Atlanta, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to Bank Atlanta or any of its Assets.

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank Atlanta, no notice to, filing with, or Consent of any public body or authority is necessary for the consummation by Bank Atlanta of the Merger and the other transactions contemplated in this Agreement.

     5.3  Capital Stock.
          --------------

     (a) The authorized capital stock of Bank Atlanta consists of 10,000,000 shares of Bank Atlanta Common Stock, of which 707,344 shares are issued and outstanding as of the date of this Agreement and not more than 787,010 shares will be issued and outstanding at the Effective Time (as a result of the exercise of outstanding options). All of the issued and outstanding shares of common stock of Bank Atlanta are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of Bank Atlanta Common Stock has been issued in violation of any preemptive rights of the current or past shareholders of Bank Atlanta.

     (b) Except as set forth in Section 5.3(a) of this Agreement, or as disclosed in Section 5.3 of the Bank Atlanta Disclosure Memorandum, there are no
                                             ---------------------
shares of capital stock or other equity securities of Bank Atlanta outstanding and no outstanding Rights relating to the capital stock of Bank Atlanta.

     5.4  Bank Atlanta Subsidiaries.  Bank Atlanta has no Subsidiaries.
          --------------------------

     5.5  Financial Statements.  Bank Atlanta will disclose in Section 5.5 of
          ---------------------
the Bank Atlanta Disclosure Memorandum, and will deliver to Premier copies of,
                 ---------------------
all Bank Atlanta Financial Statements prepared for periods ended prior to the date hereof and will deliver to Premier copies of all Bank Atlanta Financial Statements prepared subsequent to the date hereof. The Bank Atlanta Financial Statements (as of the dates thereof and for the periods covered thereby) (a) are, or if dated after the date of this Agreement will be, in accordance with the books and records of Bank Atlanta, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (b) present or will present, as the case may be, fairly, the financial position of Bank Atlanta as of the dates indicated and the results of operations, changes in shareholders' equity, and cash flows of Bank Atlanta for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material in amount or effect).

     5.6  Absence of Undisclosed Liabilities.  Bank Atlanta does not have any
          -----------------------------------
Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank Atlanta except Liabilities which are accrued or reserved against in the balance sheets of Bank Atlanta as of December 31, 1998 and March 31, 1999, included in the Bank Atlanta Financial Statements or reflected in the notes thereto. Bank Atlanta has not incurred or paid any Liability since March 31, 1999, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank Atlanta.

     5.7  Absence of Certain Changes or Events. Since March 31, 1999, except as
          ------------------------------------
disclosed in Section 5.7 of the Bank Atlanta Disclosure Memorandum, (a) there
                                             ---------------------
have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank Atlanta, and (b) Bank Atlanta has not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Bank Atlanta provided in Article VII of this Agreement.

     5.8  Tax Matters.
          ------------

     (a) All Tax returns required to be filed by or on behalf of Bank Atlanta have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before March 31, 1999, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on Bank Atlanta, and all returns filed are complete and accurate to the Knowledge of Bank Atlanta. All Taxes shown on filed returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on Bank Atlanta, except as reserved against in the Bank Atlanta Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.8(a) of the Bank Atlanta Disclosure Memorandum. All
                                                ---------------------
Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

     (b)  Except as disclosed in Section 5.8(b) of the Bank Atlanta Disclosure
                                                                    ----------
Memorandum, Bank Atlanta has not executed an extension or waiver of any statute
----------
of limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid tax deficiency has been asserted in writing against or with respect to Bank Atlanta, which deficiency is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank Atlanta.

     (c) Adequate provision for any Taxes due or to become due for Bank Atlanta for the period or periods through and including the date of the respective Bank Atlanta Financial Statements has been made and is reflected on such Bank Atlanta Financial Statements.

     (d) Deferred Taxes of Bank Atlanta have been provided for in accordance with GAAP.

     (e) Bank Atlanta is in compliance with, and its records contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank Atlanta.

     (f) There are no Liens with respect to Taxes upon any of the assets of Bank Atlanta.

     5.9  Allowance for Possible Loan Losses.  The allowance for possible loan
          ----------------------------------
or credit losses (the "Allowance") shown on the balance sheets of Bank Atlanta included in the most recent Bank Atlanta Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the balance sheets of Bank Atlanta included in the Bank Atlanta Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of Bank Atlanta and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by Bank Atlanta as of the dates thereof except where the failure of such Allowance to be so adequate is not reasonably likely to have a Material Adverse Effect on Bank Atlanta.

     5.10 Assets.  Except as disclosed in Section 5.10 of the Bank Atlanta
          ------
Disclosure Memorandum or as disclosed or reserved against in the Bank Atlanta
---------------------
Financial Statements, Bank Atlanta has good and marketable title, free and clear of all Liens, to all of its Assets. All material tangible properties used in the businesses of Bank Atlanta are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Bank Atlanta's past practices. All Assets which are material to Bank Atlanta's business or held under leases or subleases by Bank Atlanta, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The policies of fire, theft, liability and other insurance maintained with respect to the Assets or businesses of Bank Atlanta provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which Bank Atlanta is a named insured are reasonably sufficient. The Assets of Bank Atlanta include all assets required to operate the business of Bank Atlanta as presently conducted.

     5.11  Environmental Matters.  Except as disclosed in Section 5.11 of the
           ---------------------
Bank Atlanta Disclosure Memorandum:
             ---------------------

     (a) to the Knowledge of Bank Atlanta, Bank Atlanta, its Participation Facilities and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for noncompliance which is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank Atlanta.

     (b) to the Knowledge of Bank Atlanta, there is no Litigation pending or threatened before any court, governmental agency or authority or other forum in which Bank Atlanta or any of its Loan Properties or Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance with any Environmental Law or (ii) relating to the release into the Environment of any Hazardous Material, whether or not occurring at, on, under or involving a site owned, leased or operated by Bank Atlanta or any of its Loan Properties or Participation Facilities, except for such Litigation pending or threatened the resolution of which is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank Atlanta and to the Knowledge of Bank Atlanta, there is no reasonable basis for any such Litigation.

     (c) to the Knowledge of Bank Atlanta, there have been no releases of Hazardous Material in, on, under or affecting any Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank Atlanta.

     5.12 Compliance with Laws. Bank Atlanta has in effect all Permits necessary
          --------------------
for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a

Material Adverse Effect on Bank Atlanta, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank Atlanta. Except as disclosed in Section 5.12 of the Bank Atlanta Disclosure Memorandum,
                                                        ---------------------
Bank Atlanta:

     (a) is not in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank Atlanta; and

     (b) has not received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that Bank Atlanta is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank Atlanta, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank Atlanta, or
(iii) requiring Bank Atlanta to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     5.13 Labor Relations.  Bank Atlanta is not the subject of any Litigation
          ----------------
asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving Bank Atlanta, pending or, to its Knowledge, threatened, nor, to its Knowledge, is there any activity involving Bank Atlanta's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     5.14 Employee Benefit Plans.
          -----------------------

     (a) Bank Atlanta will disclose in Section 5.14 of the Bank Atlanta Disclosure Memorandum and will deliver or make available to Premier copies in
---------------------
each case of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plans, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Bank Atlanta or any Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "Bank Atlanta Benefit Plans"). Any of the Bank Atlanta Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a

"Bank Atlanta ERISA Plan." Each Bank Atlanta ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue
Code) is referred to herein as a "Bank Atlanta Pension Plan." No Bank Atlanta Pension Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

     (b) All Bank Atlanta Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank Atlanta. Each Bank Atlanta ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and Bank Atlanta is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of Bank Atlanta, neither Bank Atlanta nor any other party has engaged in a transaction with respect to any Bank Atlanta Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject Bank Atlanta to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank Atlanta.

     (c) Neither Bank Atlanta nor any ERISA Affiliate of Bank Atlanta has any past, present or future obligation or liability to contribute to any multi-employer plan, as defined in Section 3(37) of ERISA.

     (d) Except as disclosed in Section 5.14(d) of the Bank Atlanta Disclosure
                                                                    ----------
Memorandum, (i) Bank Atlanta does not have any obligations for retiree health
----------
and life benefits under any of the Bank Atlanta Benefit Plans, except as required by Section 6.01 of ERISA and Section 4980B of the Internal Revenue Code; (ii) there are no restrictions on the rights of Bank Atlanta to amend or terminate any such Plan; and (iii) any amendment or termination of any such Plan will not cause Bank Atlanta to incur any Liability that is reasonably likely to have a Material Adverse Effect on Bank Atlanta.

     (e) Except as disclosed in Section 5.14(e) of the Bank Atlanta Disclosure
                                                                    ----------
Memorandum, neither the execution and delivery of this Agreement nor the
----------
consummation of the transactions contemplated hereby or thereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of Bank Atlanta from Bank Atlanta under any Bank Atlanta Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Bank Atlanta Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

     (f) The actuarial present values of all accrued deferred compensation entitlements (including, without limitation, entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of Bank Atlanta and their respective beneficiaries have been fully reflected on the Bank Atlanta Financial Statements to the extent required by and in accordance with GAAP.

     (g) Bank Atlanta and each ERISA Affiliate of Bank Atlanta has complied with the continuation of coverage requirements of Section 1001 of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and ERISA Sections 601 through 608.

     (h) Neither Bank Atlanta nor any ERISA Affiliate of Bank Atlanta is obligated, contingently or otherwise, under any agreement to pay any amount which would be treated as a "parachute payment," as defined in Section 280G(b) of the Internal Revenue Code (determined without regard to Section 280G(b)(2)(A)(ii) of the Internal Revenue Code).

     (i) Other than routine claims for benefits, there are no actions, audits, investigations, suits or claims pending, or threatened against any Bank Atlanta Benefit Plan, any trust or other funding agency created thereunder, or against any fiduciary of any Bank Atlanta Benefit Plan or against the assets of any Bank Atlanta Benefit Plan.

     5.15 Material Contracts.  Except as disclosed in Section 5.15 of the Bank
          -------------------
Atlanta Disclosure Memorandum or otherwise reflected in the Bank Atlanta
        ---------------------
Financial Statements, Bank Atlanta is not, nor are any of its respective Assets, businesses or operations, a party to, or bound or affected by, or receives benefits under, (a) any employment, severance, termination, consulting or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $10,000, excluding "at will" employment arrangements,
(b) any Contract relating to the borrowing of money by Bank Atlanta or the guarantee by Bank Atlanta of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, Federal Home Loan Bank advances, fully-secured repurchase agreements, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (c) any other Contract (excluding this Agreement) or amendment thereto that is required to be filed as an exhibit to a Form 10-K or Form 10-Q filed by Bank Atlanta with the SEC as of the date of this Agreement if Bank Atlanta were required to file a Form 10-K or Form 10-Q with the SEC (together with all Contracts referred to in Sections 5.10 and 5.14(a) of this Agreement, the "Bank Atlanta Contracts"). Bank Atlanta is not in Default under any Bank Atlanta Contract, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank Atlanta. All of the indebtedness of Bank Atlanta for money borrowed is prepayable at any time by Bank Atlanta without penalty or premium.

     5.16 Legal Proceedings.  Except as disclosed in Section 5.16 of the Bank
          ------------------
Atlanta Disclosure Memorandum, there is no Litigation instituted or pending, or,
        ---------------------
to the Knowledge of Bank Atlanta, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against Bank Atlanta, or against any Asset, interest, or right of Bank Atlanta, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank Atlanta, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against Bank Atlanta, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank Atlanta.

     5.17 Reports.  Since January 1, 1997, Bank Atlanta has timely filed all
          --------
reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (a) the Regulatory Authorities, and (b) any applicable state securities or banking authorities (except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank Atlanta). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document to Bank Atlanta's Knowledge did not, in any material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     5.18 Statements True and Correct. No statement, certificate, instrument or
          ---------------------------
other writing furnished or to be furnished by Bank Atlanta or any Affiliate thereof to Premier pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by Bank Atlanta or any Affiliate thereof for inclusion in the Registration Statement to be filed by Premier with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by Bank Atlanta or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Bank Atlanta's shareholders in connection with the Bank Atlanta Shareholders' Meeting, and any other documents to be filed by Bank Atlanta or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Bank Atlanta, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Bank Atlanta Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Bank Atlanta Shareholders' Meeting. All documents that Bank Atlanta or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

     5.19 Accounting, Tax and Regulatory Matters.  Neither Bank Atlanta nor
          ---------------------------------------
any Affiliate thereof has taken any action, or agreed to take any action, or has any Knowledge of any fact or circumstance that is reasonably likely to (a) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or treatment as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (b) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the second sentence of such Section. To the Knowledge of Bank Atlanta, there exists no fact, circumstance, or reason why the requisite Consents referred to in Sections 9.1(b) and (c) of this Agreement cannot be received in a timely manner without the imposition of any condition or restriction of the type described in the second sentence of such Sections 9.1(b) and (c).

     5.20 Charter Provisions.  Bank Atlanta has taken all action so that the
          ------------------
entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of Bank Atlanta or restrict or impair the ability of Premier to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of Bank Atlanta that may be acquired or controlled by it.

     5.21 Millennium Compliance.  Bank Atlanta represents and warrants that it
          ---------------------
has tested and assessed its software, hardware, and other computer equipment to ensure that there will not be a Year 2000 Problem. Bank Atlanta further represents and warrants that it has prepared and implemented a written plan of action to ensure that the software, hardware, and other computer equipment owned, licensed, or used by Bank Atlanta will not be the subject of a failure in any such software, hardware, or other computer equipment as a result of a Year 2000 Problem. Except as disclosed in Section 5.21 of the Bank Atlanta Disclosure Memorandum, Bank Atlanta further represents and warrants that it has
---------------------
contacted and received assurances from all key suppliers of goods and services to Bank Atlanta, including but not limited to suppliers of computer software, computer hardware, and other computer equipment, that each of the software, hardware, and other computer equipment owned, licensed, or used by such suppliers will not be the subject of failures in any such software, hardware, or other computer equipment as a result of a Year 2000 Problem.

                                  ARTICLE VI
                                  ----------
               REPRESENTATIONS AND WARRANTIES OF PREMIER AND PMB
               -------------------------------------------------

     Premier, and where applicable, PMB, hereby represents and warrants to Bank Atlanta as follows:

     6.1  Organization, Standing, And Power.  Premier is a corporation duly
          ----------------------------------
organized, validly existing, and in good standing under the Laws of the State of Georgia, and is duly registered as a bank holding company under the BHC Act.
PMB is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia. Premier has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Premier is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier.

     6.2  Authority; No Breach by Agreement.
          ----------------------------------

     (a) Premier and PMB have the corporate power and authority necessary to execute, deliver and perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Premier and PMB. This Agreement represents a legal, valid and binding obligation of both Premier and PMB, enforceable against Premier and PMB in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b)  Except as set forth in Section 6.2(b) of the Premier Disclosure
                                                               ----------
Memorandum, neither the execution and delivery of this Agreement by Premier, nor
----------
the consummation by Premier of the transactions contemplated hereby, nor compliance by Premier with any of the provisions hereof will (i) conflict with or result in a breach of any provision of Premier's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Premier Company under, any Contract or Permit of any Premier Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any Premier Company or any of their respective Assets.

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier, no notice to, filing with, or Consent of any public body or authority is necessary for the consummation by Premier and PMB of the Merger and the other transactions contemplated in this Agreement.

     (d) Neither the execution and delivery of this Agreement by PMB, nor the consummation by PMB of the transactions contemplated hereby, nor compliance by PMB with any of the provisions thereof, will conflict with or result in a breach of any provision of PMB's Articles of Incorporation or Bylaws, or Contract or agreement by which it or its Assets is bound, the breach of which would have a Material Adverse Effect on PMB.

     6.3  Capital Stock.
          --------------

     (a) The authorized capital stock of Premier consists of (i) 60,000,000 shares of Premier Common Stock, of which 26,113,676 shares were issued and outstanding as of the date of this

Agreement, and (ii) 2,000,000 shares of Premier Preferred Stock, of which 40,770 shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Premier Common Stock are, and all of the shares of Premier Common Stock to be issued in exchange for shares of Bank Atlanta Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement and the Registration Statement, will be duly and validly issued and outstanding and fully paid and nonassessable under the GBCC. None of the outstanding shares of Premier Common Stock has been, and none of the shares of Premier Common Stock to be issued in exchange for shares of Bank Atlanta Common Stock upon consummation of the Merger will be issued in violation of any preemptive rights of the current or past shareholders of Premier.

     (b) The authorized capital stock of PMB consists of 1,000 shares of PMB Common Stock, of which 100 shares were issued and outstanding as of the date of this Agreement.

     (c) Premier has issued $29,639,175 of 9.00% Subordinated Debentures to Premier Capital Trust I, a statutory business trust organized and existing under the laws of the State of Delaware. The Subordinated Debentures will mature on December 31, 2027. The Subordinated Debentures were purchased by Premier Capital Trust I with the proceeds of the public offering of 1,150,000 shares of 9.00% Cumulative Trust Preferred Securities and sale of Common Securities to Premier. Premier owns all of the Common Securities issued by Premier Capital Trust I. The Common Securities and the Preferred Securities represent undivided beneficial interests in the assets of Premier Capital Trust I.

     (d) Except as set forth in Section 6.3(a) of this Agreement, or as disclosed in Section 6.3(c) of the Premier Disclosure Memorandum there are no
                                           ---------------------
shares of capital stock or other equity securities of Premier outstanding and no outstanding Rights relating to the capital stock of Premier.

     6.4  Financial Statements.  The Premier Financial Statements (as of the
          ---------------------
dates thereof and for the periods covered thereby) (a) are, or if dated after the date of this Agreement will be, in accordance with the books and records of the Premier Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (b) present or will present, as the case may be, fairly the consolidated financial position of the Premier Companies as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows of the Premier Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not Material in amount or effect).

     6.5  Absence of Undisclosed Liabilities.   No Premier Company has any
          -----------------------------------
Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Premier as of December 31, 1998 and March 31, 1999, included in the Premier Financial Statements or reflected in the notes thereto. No Premier Company has incurred or paid any Liability since March

31, 1999, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier.

     6.6  Absence of Certain Changes or Events. Since March 31, 1999, except as
          ------------------------------------
disclosed in SEC Documents filed by Premier prior to the date of this Agreement and except as disclosed in Section 6.6 of the Premier Disclosure Memorandum, (a)
                                                      ---------------------
there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier, and (b) the Premier Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a Material breach or violation of any of the covenants and agreements of Premier provided in Article VII of this Agreement.

     6.7  Compliance with Laws.  Premier is duly registered as a bank holding
          ---------------------
company under the BHC Act. Each Premier Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier. Except as disclosed in
Section 6.7 of the Premier Disclosure Memorandum, none of the Premier Companies:
                           ---------------------

     (a) is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier; and

     (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Premier Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier, or (iii) requiring any Premier Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     6.8  Legal Proceedings. Except as disclosed in Section 6.8 of the Premier
          -----------------
Disclosure Memorandum, there is no Litigation instituted or pending, or, to the
---------------------
Knowledge of Premier, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Premier Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier, nor are there any Orders of any Regulatory

Authorities, other governmental authorities, or arbitrators outstanding against any Premier Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier.

     6.9   Statements True And Correct.  No statement, certificate, instrument
           ---------------------------
or other writing furnished or to be furnished by any Premier Company or any Affiliate thereof to Bank Atlanta pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Premier Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by Premier with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Premier Company or any Affiliate thereof for inclusion in any documents to be filed by any Premier Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that any Premier Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

     6.10  Accounting, Tax And Regulatory Matters.  No Premier Company or any
           --------------------------------------
Affiliate thereof has taken any action, or agreed to take any action, or has any Knowledge of any fact or circumstance that is reasonably likely to (a) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or treatment as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (b) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement. To the Knowledge of Premier, there exists no fact, circumstance, or reason why the requisite Consents referred to in Sections 9.1(b) and (c) of this Agreement cannot be received in a timely manner without the imposition of any condition or restriction of the type described in the second sentence of such Sections 9.1(b) and (c).

     6.11  Premier Subsidiaries.  Premier has disclosed in Section 6.11 of the
           --------------------
Premier Disclosure Memorandum all of the Premier Subsidiaries as of the date of
        ---------------------
this Agreement.  Except as disclosed in Section 6.11 of the Premier Disclosure
                                                                    ----------
Memorandum, Premier or one of its Subsidiaries owns all of the issued and
----------
outstanding shares of capital stock of each Premier Subsidiary. No equity securities of any Premier Subsidiary are or may become required to be issued (other than to another Premier Company) by reason of any Rights, and there are no Contracts by which any Premier Subsidiary is bound to issue (other than to another Premier Company) additional shares of its capital stock or Rights, or by which any Premier Company is or may be bound to transfer any shares of the capital stock of any Premier Subsidiary (other than to another Premier Company). There are no Contracts relating to the rights of any Premier Company to vote or to dispose of any shares of the capital stock of any Premier Subsidiary. All of the shares of capital stock of each Premier Subsidiary held by a Premier Company are fully paid and nonassessable under the applicable Law of the jurisdiction in which such Subsidiary is incorporated or organized. Each Premier Subsidiary is either a bank, a savings association, a corporation or a limited liability company and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is organized and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. Each Premier Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier. Each Premier Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or the Savings Association Insurance Fund, as appropriate.

     6.12  Reports.  Since January 1, 1997, each Premier Company has timely
           -------
filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (a) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and Proxy Statements, (b) other Regulatory Authorities, and (c) any applicable state securities or banking authorities (except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respect with all applicable Laws. As of its respective date, each such report and document to Premier's Knowledge did not, in any material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     6.13  Millennium Compliance.  Premier represents and warrants that it has
           ---------------------
tested and assessed its software, hardware, and other computer equipment to ensure that there will not be a Year 2000 Problem. Premier further represents and warrants that it has prepared and implemented a written plan of action to ensure that the software, hardware, and other computer equipment owned, licensed, or used by Premier will not be the subject of a failure in any such software, hardware, or other computer equipment as a result of a Year 2000 Problem. Premier further represents and warrants that it has contacted and received assurances from all key suppliers of goods and services to Premier, including but not limited to suppliers of computer software, computer hardware, and other computer equipment, that each of the software, hardware, and other computer equipment owned, licensed, or used by such suppliers will not be the subject of failures in any such software, hardware, or other computer equipment as a result of a Year 2000 Problem.

     6.14  Allowance For Possible Loan Losses.  The allowance for possible loan
           ----------------------------------
or credit losses (the "Allowance") shown on the balance sheets of Premier included in the most recent Premier Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the balance sheets of Premier included in the Premier Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of Premier and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by Premier as of the dates thereof except where the failure of such Allowance to be so adequate is not reasonably likely to have a Material Adverse Effect on Premier.

                                  ARTICLE VII
                                  -----------
                   CONDUCT OF BUSINESS PENDING CONSUMMATION
                   ----------------------------------------

     7.1   AFFIRMATIVE COVENANTS OF BANK ATLANTA.  Unless the prior written
           -------------------------------------
consent of Premier shall have been obtained, and except as otherwise contemplated herein or disclosed in the Bank Atlanta Disclosure Memorandum, Bank
                                                     ---------------------
Atlanta shall from the date of this Agreement until the Effective Time or termination of this Agreement: (a) operate its business in the usual, regular and ordinary course; (b) preserve intact its business organization and Assets and maintain its rights and franchises; (c) use its reasonable efforts to cause its representations and warranties to be correct at all times; and (d) take no action which would (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of
Section 9.1(b) or 9.1(c) of this Agreement or (ii) adversely affect in any material respect the ability of either Party to perform its covenants and agreements under this Agreement.

     7.2   NEGATIVE COVENANTS OF BANK ATLANTA.  Except as disclosed in the Bank
           ----------------------------------
Atlanta Disclosure Memorandum, from the date of this Agreement until the earlier
        ---------------------
of the Effective Time or the termination of this Agreement, Bank Atlanta covenants and agrees that it will not do or agree or commit to do any of the following without the prior written consent of the chief executive officer of Premier, which consent shall not be unreasonably withheld:

     (a) amend the Articles of Incorporation, Bylaws or other governing instruments of Bank Atlanta, or

     (b) incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $50,000 except in the ordinary course of the business of Bank Atlanta consistent with past practices (which shall include creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of Bank Atlanta of any material Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, Federal Home Loan Bank advances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Bank Atlanta Disclosure Memorandum); or
---------------------

     (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of Bank Atlanta, or declare or pay any dividend or make any other distribution in respect of the Bank Atlanta Common Stock; provided, however, that Bank Atlanta shall be permitted to pay quarterly cash dividends to its shareholders prior to the Effective Date, in an amount equal to the quarterly dividend paid by Premier multiplied by the Exchange Ratio; provided, however, that such dividends, or the amount of such dividends, will not cause the Merger to be accounted for as a "purchase," as determined in the sole discretion of Premier's independent public accountants prior to the payment of any such dividend; or

     (d) except for this Agreement, or pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, or as disclosed in Section 7.2(d) of the Bank Atlanta Disclosure Memorandum, issue, sell, pledge, encumber, authorize the
        ---------------------
issuance of or enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of or otherwise permit to become outstanding, any additional shares of Bank Atlanta Common Stock or any other shares of capital stock of Bank Atlanta, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

     (e)   except as disclosed in Section 7.2(e) of the Bank Atlanta Disclosure
                                                                     ----------
Memorandum, adjust, split, combine or reclassify any capital stock of Bank
----------
Atlanta or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Bank Atlanta Common Stock or sell, lease, mortgage or otherwise dispose of or otherwise encumber any Asset having a book value in excess of $50,000 other than in the ordinary course of business for reasonable and adequate consideration; or

     (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities or securities of like maturity or grade or general obligations of states and municipalities, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person; or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, or (ii) acquisitions of control by Bank Atlanta in its fiduciary capacity; or

     (g) grant any increase in compensation or benefits to any employee of Bank Atlanta whose annual salary exceeds $35,000 (including such discretionary increases as may be contemplated by existing employment agreements), except in accordance with past practice or previously approved by the Board of Directors of Bank Atlanta, in each case as disclosed in Section 7.2(g) of the Bank Atlanta Disclosure Memorandum or as required by Law; pay any severance or termination
---------------------
pay or any bonus other than pursuant to policies or written Contracts in effect on the date of this Agreement and disclosed in Section 7.2(g) of the Bank Atlanta Disclosure Memorandum; enter into or amend any severance agreements with
        ---------------------
officers of Bank Atlanta; grant any general increase in compensation to all employees; grant any increase in fees or other increases in compensation or other benefits to directors of Bank Atlanta; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits; or

     (h) enter into or amend any employment Contract between Bank Atlanta and any Person (unless such amendment is required by Law) that Bank Atlanta does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

     (i) adopt any new employee benefit plan of Bank Atlanta or make any material change in or to any existing employee benefit plans of Bank Atlanta other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

     (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

     (k)   except as disclosed in the Bank Atlanta Disclosure Memorandum,
                                                   ---------------------
commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of Bank Atlanta for money damages in excess of $50,000 or which imposes material restrictions upon the operations of Bank Atlanta; or

     (l) except in the ordinary course of business, modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims.

     7.3   Affirmative Covenants Of Premier. Unless the prior written consent
           ---------------------------------
of Bank Atlanta shall have been obtained, and except as otherwise contemplated herein or as disclosed in the Premier Disclosure Memorandum, Premier shall, and
                                      ---------------------
shall cause each of its Subsidiaries, from the date of this Agreement until the Effective Time or termination of this Agreement: (a) to operate its business in the usual, regular and ordinary course; (b) to preserve intact its business organization and Assets and maintain its rights and franchises; (c) to use its reasonable efforts to cause its representations and warranties to be correct at all times; and (d) to take no action which would (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) or 9.1(c) of this Agreement or (ii) adversely affect in any material respect the ability of either Party to perform its covenants and agreements under this Agreement.

     7.4   Adverse Changes In Condition. Each Party agrees to give written
           ----------------------------
notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (b) is reasonably likely to cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

     7.5   Reports.  Each Party and its Subsidiaries shall file all reports
           -------
required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed.

                                  ARTICLE VII
                                  -----------
                             ADDITIONAL AGREEMENTS
                             ---------------------

     8.1   Registration Statement; Proxy Statement; Shareholder Approval.
           -------------------------------------------------------------

     (a) As soon as reasonably practicable after execution of this Agreement, Premier shall file the Registration Statement with the SEC, provided Bank Atlanta has provided, on a reasonably timely basis, all information concerning Bank Atlanta necessary for inclusion in the Registration Statement, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act as soon as reasonably practicable after the filing thereof and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of Premier Common Stock upon consummation of the Merger. Bank Atlanta shall furnish all information concerning it and the holders of its capital stock as Premier may reasonably request in connection with such action.

     (b) Bank Atlanta shall call a Shareholders' Meeting, to be held within forty-five (45) days after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and such other related matters as Bank Atlanta deems appropriate.

     (c) In connection with the Bank Atlanta Shareholders' Meeting, (i) Premier shall prepare and file with the SEC, on Bank Atlanta's behalf, a Proxy Statement (which shall be included in the Registration Statement); (ii) Bank Atlanta shall mail the Proxy Statement to all of its shareholders; (iii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement; (iv) the Board of Directors of Bank Atlanta shall recommend (subject to compliance with the fiduciary duties of the members of the Board of Directors as advised by counsel) to its shareholders the approval of this Agreement; and (v) the Board of Directors and officers of Bank Atlanta shall use their reasonable efforts to obtain such shareholders' approval (subject to compliance with their fiduciary duties as advised by counsel).

     8.2   Exchange Listing. Premier shall use its reasonable efforts to list,
           ----------------
prior to the Effective Time, on the American Stock Exchange, or such other stock exchange on which the Premier Common Stock is then listed, the shares of Premier Common Stock to be issued to the holders of Bank Atlanta Common Stock pursuant to the Merger.

     8.3   Applications.  Premier shall promptly prepare and file, and Bank
           ------------
Atlanta shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement.

     8.4   Agreement As To Efforts To Consummate.  Subject to the terms and
           -------------------------------------
conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, as promptly as practicable so as to permit consummation of the Merger at the earliest possible date and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other Parties hereto to that end (it being understood that any amendments to the Registration Statement filed by Premier in connection with the Premier Common Stock to be issued in the Merger shall not violate this covenant), including, without limitation, using its reasonable best efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article IX of this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable best efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     8.5   Investigation And Confidentiality.
           ---------------------------------

     (a) Prior to the Effective Time, each Party will keep the other Parties advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Parties to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Parties reasonably request, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Parties.

     (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Parties concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return all documents and copies thereof and all work papers containing confidential information received from the other Parties.

     (c) Each Party agrees to give the other Parties notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Parties which it has discovered and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Parties or which has had or is reasonably likely to have a Material Adverse Effect on the other Parties.

     8.6   Press Releases.  Prior to the Effective Time, Premier and Bank
           --------------
Atlanta shall agree with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this
Section 8.6 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

     8.7   Acquisition Proposals.  Except with respect to this Agreement and
           ---------------------
the transactions contemplated hereby, neither Bank Atlanta nor any Affiliate of Bank Atlanta nor any investment banker, attorney, accountant or other representative (collectively, "Representatives") retained by Bank Atlanta shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of Bank Atlanta's Board of Directors as advised by counsel, neither Bank Atlanta nor any Affiliate or Representative of Bank Atlanta shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but Bank Atlanta may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel. Bank Atlanta shall promptly notify Premier orally and in writing in the event that Bank Atlanta receives any inquiry or proposal relating to any such transaction. Unless the prior written consent of Premier is obtained, Bank Atlanta shall (a) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (b) direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing.

     8.8   Accounting And Tax Treatment.  Each of the Parties undertakes and
           ----------------------------
agrees to use its reasonable best efforts to cause the Merger to qualify, and to take no action which would cause the Merger not to qualify, for treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes. Each of the Parties further undertakes and agrees to use its reasonable best efforts to cause the Merger to be eligible, and to take no action which would cause the Merger not to be eligible, to be accounted for as a "pooling of interests."

     8.9   Agreement Of Affiliates.  Bank Atlanta has disclosed in Section 8.9
           -----------------------
of the Bank Atlanta Disclosure Memorandum all Persons whom it reasonably
                    ---------------------
believes is an "affiliate" of Bank Atlanta for purposes of Rule 145 under the 1933 Act. Bank Atlanta shall use its reasonable best efforts to cause each such Person to deliver to Premier and Bank Atlanta, not later than thirty (30) days after the date of this Agreement, a written agreement, substantially in the form of Exhibit "1", providing that such Person will not sell, pledge, transfer or
   -----------
otherwise dispose of the shares of Bank Atlanta Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer or otherwise dispose of the shares of Premier Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder. Premier shall be entitled to place restrictive legends upon certificates for shares of Premier Common Stock issued to Affiliates of Bank Atlanta pursuant to this Agreement to enforce the provisions of this Section
8.9. Premier shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of Premier Common Stock by such Affiliates.

     8.10  EMPLOYEE BENEFITS AND CONTRACTS.
           -------------------------------

     (a) Following the Effective Time, Premier shall provide generally to officers and employees of Bank Atlanta who, at or after the Effective Time, become employees of a Premier Company, employee benefits under employee benefit plans, on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Premier Companies to their similarly situated officers and employees. For purposes of participation under such employee benefit plans, the service of the employees of Bank Atlanta prior to the Effective Time shall be treated as service with a Premier Company participating in such employee benefit plans, provided that, with respect to any employee benefit plan where the benefits are funded through insurance, the granting of such service shall be subject to the consent of the appropriate insurer and may be conditioned upon an employee's participation in a Bank Atlanta Benefit Plan of the same type immediately prior to the Effective Time.

     (b) Premier and its Subsidiaries also shall honor in accordance with their terms all employment, severance, consulting and other compensation Contracts disclosed in Section 8.10(b) of the Bank Atlanta Disclosure Memorandum
                                                           ---------------------
between Bank Atlanta and any current or former director, officer, or employee thereof and all provisions for vested benefits accrued through the Effective Time under the Bank Atlanta Benefit Plans.

     8.11  Other Acquisitions, Mergers, Or Combinations Involving A Premier
           ----------------------------------------------------------------
Company. Notwithstanding anything contained in this Agreement to the contrary,
-------
Premier or any Premier Company may enter into and consummate an acquisition, merger, or combination of, with, or involving any bank, bank holding company, thrift, thrift holding company, mortgage company, or other financial services company without the prior consent of Bank Atlanta.

     8.12  Indemnification.
           ---------------

     (a) Subject to the conditions set forth in paragraph (b) below, for a period of six (6) years after the Effective Time, Premier shall indemnify, defend, and hold harmless the present and former directors, officers, employees, and agents of Bank Atlanta (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the full extent permitted under Georgia Law and by Bank Atlanta's Articles of Incorporation and Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation. Without limiting the foregoing, in any case in which approval by Premier is required to effect any indemnification, Premier shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Premier and the Indemnified Party.

     (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) above, upon learning of any such Liability or Litigation within the six (6) year period after the Effective Time, shall promptly notify Premier within ten (10) days thereof. In the event of any such Litigation (whether arising before or after the Effective Time), (i) Premier shall have the right to assume the defense thereof and Premier shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Premier elects not to assume such defense or counsel for the Indemnified Parties and advises that there are substantive issues which raise conflicts of interest between Premier and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Premier shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Premier shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such Litigation; and (iii) Premier shall not be liable for any settlement effected without its prior written consent; and provided further that Premier shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

     (c) If Premier or any of its successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Premier shall assume the obligations set forth in this Section 8.12.

     (d) The provisions of this Section 8.12 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party, his or her heirs and representatives.

                                  ARTICLE IX
                                  ----------
               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE
               -------------------------------------------------

     9.1   Conditions To Obligations Of Each Party.  The respective obligations
           ---------------------------------------
of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

     (a)   Shareholder Approval.  The shareholders of Bank Atlanta shall have
           --------------------
approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law, the American Stock Exchange, Inc., or other stock exchange on which the Premier Common Stock is then listed, or by the provisions of any governing instruments.

     (b)   Regulatory Approvals.   All Consents of, filings and registrations
           --------------------
with, and notifications to all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner

(including, without limitation, requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

          (c)  Consents and Approvals. Each Party shall have obtained any and
               ----------------------
all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

          (d)  Registration Statement. The Registration Statement shall be
               ----------------------
effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of the Premier Common Stock issuable pursuant to the Merger shall have been received.

          (e)  Exchange Listing. The shares of Premier Common Stock issuable
               ----------------
pursuant to the Merger shall have been approved for listing on the American Stock Exchange, or such other stock exchange on which the Premier Common Stock is then listed.

          (f)  Tax Matters. Premier and Bank Atlanta shall have received a
               -----------
written opinion of counsel from Womble Carlyle Sandridge & Rice, PLLC, in form reasonably satisfactory to them (the "Tax Opinion"), to the effect that for federal income tax purposes (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of Bank Atlanta Common Stock for Premier Common Stock will not give rise to gain or loss to the shareholders of Bank Atlanta with respect to such exchange (except to the extent of any cash received), and (iii) neither Premier nor Bank Atlanta will recognize gain or loss as a consequence of the Merger. In rendering such Tax Opinion, counsel shall be entitled to rely upon representations of officers of Premier and Bank Atlanta reasonably satisfactory in form and substance to such counsel.

          (g)  Affiliate Agreements. The Parties shall have received from each
               --------------------
affiliate of Bank Atlanta the affiliates agreement referred to in Section 8.9 hereof.

          (h)  Pooling of Interests Letter. The Parties shall have received a
               ---------------------------
letter from Ernst & Young, L.L.P., and from Mauldin & Jenkins, LLC dated as of the Effective Time, to the effect that the Merger will qualify for pooling-of-interests accounting treatment under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with this Agreement.

          9.2  Conditions to Obligations of Premier. The obligations of Premier
               ------------------------------------
to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Premier pursuant to Section 11.6(a) of this Agreement:

          (a)  Representations and Warranties. For purposes of this Section
               ------------------------------
9.2(a), the accuracy of the representations and warranties of Bank Atlanta set forth or referred to in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Bank Atlanta set forth in Section 5.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of Bank Atlanta set forth in Section 5.19,
Section 5.20 and Section 5.21 of this Agreement shall be true and correct in all Material respects. There shall not exist inaccuracies in the representations and warranties of Bank Atlanta set forth in this Agreement (excluding the representations and warranties set forth in Sections 5.3, 5.19, 5.20 and 5.21) such that the aggregate effect of such inaccuracies would have, or is reasonably likely to have, a Material Adverse Effect on Bank Atlanta; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "Material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

          (b)  Performance of Agreements and Covenants. Each and all of the
               ---------------------------------------
agreements and covenants of Bank Atlanta to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

          (c)  Certificates. Bank Atlanta shall have delivered to Premier (i) a
               ------------
certificate, dated as of the Effective Time and signed on its behalf by its president and its chief financial officer, to the effect that the conditions of its obligations set forth in Sections 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) a certificate, dated as of the Effective Time and signed on its behalf by its secretary, which certificate shall include certified copies of resolutions duly adopted by Bank Atlanta's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, certified copies of Bank Atlanta's Articles of Incorporation, and certified copies of Bank Atlanta's Bylaws, all in such reasonable detail as Premier and its counsel shall request.

          (d)  Opinion of Counsel. Bank Atlanta shall have delivered to Premier
               ------------------
an opinion of Powell, Goldstein, Frazer & Murphy, LLP, counsel to Bank Atlanta, dated as of the Effective Time, in form reasonably satisfactory to Premier, as to the matters set forth in Exhibit "2" hereto.
                            -----------

          (e)  Claims/Indemnification Letters. Each of the directors and
               ------------------------------
officers of Bank Atlanta shall have executed and delivered to Premier letters in substantially the form of Exhibit "3" hereto.
                          -----------

          (f)  Litigation. No preliminary or permanent injunction or other order
               ----------
by any federal or state court which prevents the consummation of the Merger shall have been issued and shall remain in effect, nor any action therefor initiated which, in the good faith judgment of the Board of Directors of Premier, it is not in the best interests of the shareholders of Premier to contest; and there shall not have been instituted or be pending any action or proceeding by any United States federal or state government or governmental agency or instrumentality (i) challenging or seeking to restrain or prohibit the consummation of the Merger or seeking material damages in connection with the Merger; or (ii) seeking to prohibit Premier's ownership or operation of all or a material portion of Premier's or Bank Atlanta's business or assets, or compel Premier to dispose of or hold separate all or a material portion of Premier's or Bank Atlanta's business or assets as a result of the Merger, which, in any case, in the reasonable judgment of Premier based upon a legal opinion from counsel, could result in the relief sought being obtained.

          (g)  Support Agreements. Within ten (10) calendar days of the
               ------------------
execution of this Agreement, each member of the Board of Directors of Bank Atlanta shall have executed and delivered to Premier a Support Agreement substantially in the form of Exhibit 5 to this Agreement.
                             ---------

          9.3  Conditions to Obligations of Bank Atlanta. The obligations of
               -----------------------------------------
Bank Atlanta to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Bank Atlanta pursuant to Section 11.6(b) of this Agreement:

          (a)  Representations and Warranties. For purposes of this Section
               ------------------------------
9.3(a), the accuracy of the representations and warranties of Premier and PMB set forth or referred to in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Premier set forth in Section 6.10 and Section 6.13 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties set forth in this Agreement (excluding the representations and warranties set forth in Sections 6.10) such that the aggregate effect of such inaccuracies would have, or is reasonably likely to have a Material Adverse Effect on Premier; provided that, for purposes of this sentence only, those representations and warranties which are qualified by reference to "Material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

          (b)  Performance of Agreements and Covenants. Each and all of the
               ---------------------------------------
agreements and covenants of Premier to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (c)  Certificates. Premier shall have delivered to Bank Atlanta (i) a
               ------------
certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.3(a) and 9.3(b) of this

Agreement have been satisfied, and (ii) a certificate, dated as of the Effective Time and signed on its behalf by its secretary, which certificate shall include certified copies of resolutions duly adopted by Premier's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, certified copies of Premier's Articles of Incorporation, and certified copies of Premier's Bylaws, all in such reasonable detail as Bank Atlanta and its counsel shall request.

          (d)  Opinion of Counsel. Premier shall have delivered to Bank Atlanta
               ------------------
an opinion of Womble Carlyle Sandridge & Rice, PLLC, counsel to Premier, dated as of the Effective Time, in form reasonably acceptable to Bank Atlanta, as to matters set forth in Exhibit "4" hereto.
                     ----------

          (e)  Litigation. No preliminary or permanent injunction or other order
               ----------
by any federal or state court which prevents the consummation of the Merger shall have been issued and shall remain in effect, nor any action therefor initiated which, in the good faith judgment of the Board of Directors of Bank Atlanta, it is not in the best interests of the shareholders of Bank Atlanta to contest; and there shall not have been instituted or be pending any action or proceeding by any United States federal or state government or governmental agency or instrumentality (i) challenging or seeking to restrain or prohibit the consummation of the Merger or seeking material damages in connection with the Merger; or (ii) seeking to prohibit Premier's ownership or operation of all or a material portion of Premier's or Bank Atlanta's business or assets, or compel Premier to dispose of or hold separate all or a material portion of Premier's or Bank Atlanta's business or assets as a result of the Merger, which, in any case, in the reasonable judgment of Bank Atlanta based upon a legal opinion from counsel, could result in the relief sought being obtained.

          (f)  Bank Atlanta Fairness Opinion. Bank Atlanta shall have received
               -----------------------------
from The Carson Medlin Company, a letter, dated not more than five (5) business days prior to the date of the Registration Statement, to the effect that, in the opinion of such firm, the consideration to be paid to Bank Atlanta shareholders in connection with the Merger is fair, from a financial point of view, to the shareholders of Bank Atlanta.

                                   ARTICLE X
                                   ---------
                                  TERMINATION
                                  -----------

          10.1 Termination. Notwithstanding any other provision of this
               -----------
Agreement, and notwithstanding the approval of this Agreement by the shareholders of Bank Atlanta, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

          (a) By mutual consent of the Board of Directors of Bank Atlanta and the Board of Directors of Premier; or

          (b) By the Board of Directors of either Premier or Bank Atlanta in the event of a Material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching Party the ability to refuse to consummate the Merger; or

          (c) By the Board of Directors of either Premier or Bank Atlanta in the event of a Material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty
(30) days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching Party the ability to refuse to consummate the Merger; or

          (d) By the Board of Directors of either Premier or Bank Atlanta in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) if the shareholders of Bank Atlanta fail to vote their approval of this Agreement and the transactions contemplated hereby as required by the Financial Institutions Code of Georgia and the GBCC at the Shareholders' Meeting where the transactions were presented to such shareholders for approval and voted upon; or

          (e) By the Board of Directors of either Premier or Bank Atlanta in the event that the Merger shall not have been consummated on or before November 30, 1999, but only if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

          (f) By the Board of Directors of either Premier or Bank Atlanta (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement or in the material breach of any covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger (other than as contemplated by Section 10.1(d) of this Agreement) cannot be satisfied or fulfilled by the date specified in Section 10.1(e) of this Agreement; or

          (g) By the Board of Directors of Premier, at any time, if it is determined by Ernst & Young, LLP or Mauldin & Jenkins, LLC that the Merger cannot be accounted for as a "pooling of interests" transaction; or

          (h) By the Board of Directors of either Premier or Bank Atlanta, at any time on or prior to May 28, 1999, without any Liability, in the event that the review of the Assets, business, financial condition, results of operations, and prospects of the other Party or any of the disclosures contained in the other Party's Disclosure Memorandum causes the Board of Directors of the Party
              ---------------------
seeking to terminate to determine, in its reasonable good faith judgment, that a fact or circumstance exists or is likely to exist or result which materially and adversely impacts one or more of the economic benefits to such Party of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger; or

          (i) By the Board of Directors of Premier or Bank Atlanta, if, after the date hereof, a Material adverse change in the financial condition or business of the other Party shall have occurred or the other Party shall have suffered a Material loss or damage to any of its properties or Assets, which change, loss or damage will result in a Material Adverse Effect on the ability of such Party to conduct its business; or

          (j) By the Board of Directors of Premier or Bank Atlanta in the event that the Premier Ratio (as defined in Section 3.1(d)) is less than 0.70.

          10.2 Effect of Termination. In the event of the termination and
               ---------------------
abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that the provisions of this Section 10.2 and Article XI and Section 8.5(b) of this Agreement shall survive any such termination and abandonment.

          10.3 Non-Survival of Representations and Covenants. The respective
               ---------------------------------------------
representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except for this Section 10.3 and Articles II, III, IV and XI and Section 8.9, Section 8.10 and Section 8.12 of this Agreement.

                                  ARTICLE XI
                                  ----------
                                 MISCELLANEOUS
                                 -------------

          11.1 Definitions. Except as otherwise provided herein, the capitalized
               -----------
terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

          "1933 Act" shall mean the Securities Act of 1933, as amended.

          "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

          "Acquisition Proposal" shall mean any tender offer or exchange offer or any proposal for a merger (other than the Merger), acquisition of all of the stock or Assets of, or other business combination involving Bank Atlanta or the acquisition of a substantial equity interest in, or a substantial portion of the Assets of Bank Atlanta.

          "Affiliate" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in such capacity.

          "Agreement" shall mean this Agreement and Plan of Reorganization and the other Exhibits delivered pursuant hereto and incorporated herein by reference.

          "Allowance" shall have the meaning provided in Sections 5.9 and 6.14 of this Agreement.

          "Assets" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

          "Bank Atlanta Benefit Plans" shall have the meaning set forth in
Section 5.14 of this Agreement.

          "Bank Atlanta Common Stock" shall mean the $1.00 par value common stock of Bank Atlanta.

          "Bank Atlanta Disclosure Memorandum" shall mean the written information entitled "Bank Atlanta Disclosure Memorandum" delivered to Premier
                                   ---------------------
on or prior to the date specified in Section 10.1(h) of this Agreement describing in reasonable detail the matters contained therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

          "Bank Atlanta ERISA Plan" shall have the meaning provided in Section
5.14 of this Agreement.

          "Bank Atlanta Financial Statements" shall mean (a) the balance sheets (including related notes and schedules, if any) of Bank Atlanta as of March 31, 1999 and as of December 31, 1998 and as of December 31, 1997, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the three months ended March 31, 1999, and for each of the two fiscal years ended December 31, 1998 included in the Bank Atlanta Disclosure Memorandum, and (b) the balance sheets (including
             ---------------------
related notes and schedules, if any) of Bank Atlanta and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) filed with respect to periods ended subsequent to March 31, 1999.

          "Bank Atlanta Stock Plans" shall mean the existing stock option and other stock-based compensation plans of Bank Atlanta disclosed in Section 5.14 of the Bank Atlanta Disclosure Memorandum.
                    ---------------------

          "BHC Act" shall mean the federal Bank Holding Company Act of 1956, as amended.

          "Closing" shall mean the closing of the transactions contemplated hereby, as described in Section 1.2 of this Agreement.

          "Closing Date" shall mean the date on which the Closing occurs.

          "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

          "Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

          "Default" shall mean (a) any breach or violation of or default under any Contract, Order or Permit, (b) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (c) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

          "Effective Time" shall mean the date and time at which the Merger becomes effective as defined in Section 1.3 of this Agreement.

          "Environment" shall have the meaning specified in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S) 9601(8).

          "Environmental Laws" shall mean all Laws pertaining to pollution or protection of the environment and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with primary jurisdiction over pollution or protection of the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S) 9601 et. seq., the
                                                             -------
Resource, Conservation and Recovery Act, 42 U.S.C. (S) 6901 et. seq., the Toxic
                                                            -------
Substance Control Act, 15 U.S.C. (S) 2601, et. seq., and all implementing
                                           -------
regulations and state counterparts of such acts.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" shall refer to a relationship between entities such that the entities would, now or at any time in the past, constitute a "single employer" within the meaning of Section 414 of the Internal Revenue Code.

          "Exchange Ratio" shall have the meaning provided in Section 3.1 of this Agreement.

          "Exhibits" 1 through 5, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof and may be referred to in this Agreement and any other related instrument or document without being attached hereto or thereto.

          "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

          "GBCC" shall mean the Georgia Business Corporation Code (Chapter 2 of Title 14 of the Official Code of Georgia).

          "Georgia Certificate of Merger" shall mean the Certificate of Merger to be executed by the Surviving Bank and filed with the Secretary of State of the State of Georgia relating to the Merger as contemplated by Sections 1.1 and
1.3 of this Agreement.

          "Hazardous Material" shall mean any substance which is a "hazardous substance"or "toxic substance" as defined in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. (S) 9601 et seq., or any
                                                              ------
other substance or material defined, designated, classified or regulated as hazardous or toxic under any Environmental Law, specifically including asbestos requiring abatement, removal or encapsulation pursuant to the requirements of Environmental Laws, polychlorinated biphenyls, and petroleum and petroleum products).

          "Indemnified Party" shall have the meaning set forth in Section 8.12.

          "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "Knowledge" as used with respect to a Person shall mean the knowledge after due inquiry of the Chairman, President, Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer, or any Senior or Executive Vice President of such Person.

          "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any of the Regulatory Authorities.

          "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including, without limitation, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

          "Lien" shall mean any conditional sale agreement, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever on, or with respect to, any property or property interest, other than
(i) Liens for current property Taxes not yet due and payable; (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and
(iii) other Liens incurred in the ordinary course of the banking business.

          "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including, without limitation, Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

          "Loan Property" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

          "Material" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

          "Material Adverse Effect" on a Party shall mean an event, change or occurrence which has a material adverse impact on (a) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (b) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "material adverse impact" shall not be deemed to include the impact of (w) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities,
(x) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (y) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, or (z) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

          "Merger" shall mean the merger of PMB with and into Bank Atlanta referred to in Section 1.1 of this Agreement.

          "NASD" shall mean the National Association of Securities Dealers, Inc.

          "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

          "Participation Facility" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management (including any property or facility held in a joint venture) and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

          "Party" shall mean either Premier, PMB or Bank Atlanta, and "Parties" shall mean all of Premier, PMB and Bank Atlanta.

          "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, Liabilities, or business.

     "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

     "PMB Common Stock" shall mean the no par value common stock of PMB.

     "Premier Common Stock" shall mean the $1.00 par value common stock of Premier.

     "Premier Companies" shall mean, collectively, Premier and all Premier Subsidiaries.

     "Premier Disclosure Memorandum" shall mean the written information entitled "Premier Disclosure Memorandum" delivered to Bank Atlanta on or prior to the
         ---------------------
date specified in Section 10.1(h) of this Agreement describing in reasonable detail the matters contained therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

     "Premier Financial Statements" shall mean (a) the consolidated balance sheets (including related notes and schedules, if any) of Premier as of March 31, 1999 and as of December 31, 1998, 1997 and 1996, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) as of March 31, 1999 and for each of the three years ended December 31, 1998, as filed by Premier in SEC Documents and (b) the consolidated balance sheets (including related notes and schedules, if any) of Premier and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to March 31, 1999.

     "Premier Subsidiaries" shall mean the Subsidiaries of Premier at the Effective Time.

     "Proxy Statement" shall mean the proxy statement used by Bank Atlanta to solicit the approval of its shareholders of the transactions contemplated by this Agreement, which shall be included in the Registration Statement of Premier relating to shares of Premier Common Stock to be issued to the shareholders of Bank Atlanta.

     "Registration Statement" shall mean the Registration Statement on Form S-4, or other appropriate form, filed with the SEC by Premier under the 1933 Act with respect to the shares of Premier Common Stock to be issued to the shareholders of Bank Atlanta in connection with the transactions contemplated by this Agreement and which shall include the Proxy Statement.

     "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of Thrift Supervision (including its predecessor, the Federal Home Loan Bank Board), the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD and the SEC.

     "Representatives" shall have the meaning provided in Section 8.7 of this Agreement.

     "Rights" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

     "SEC" shall mean the United States Securities and Exchange Commission.

     "SEC Documents" shall mean all forms, proxy statements, registration statements, reports, schedules and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

     "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

     "Shareholders' Meeting" shall mean the meeting of the shareholders of Bank Atlanta to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

     "Subsidiaries" shall mean all those corporations, banks, associations or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

     "Support Agreement" shall mean the Support Agreement in substantially the form of Exhibit 5 to this Agreement.

     "Surviving Bank" shall mean Bank Atlanta, as the surviving bank resulting from the Merger.

     "Tax" or "Taxes" shall mean any federal, state, county, local or foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy and other taxes, assessments, charges, fares or impositions, including interest, penalties and additions imposed thereon or with respect thereto.

     "Year 2000 Problem" shall mean any problem affecting the ability of a Party to continue operation as an ongoing business or to provide its usual and customary services, relating to the failure of software, hardware or other computer equipment to: (a) store all date-related information and process all data interfaces involving dates in a manner that unambiguously identifies the century, for all date values before, during or after the Year 2000; (b) calculate, sort, report and otherwise operate correctly and in a consistent manner for all date information processed by any software, hardware or other computer equipment, whether before, during or after the Year 2000; (c) calculate, sort, report and otherwise operate correctly, in a consistent manner and without interruption regardless whether the date on which the software, hardware or other computer equipment is operated or executed is before, during or after the Year 2000; (d) report and display all dates with a four-digit date so that the century is unambiguously identified; and (e) handle all leap years, including but not limited to the Year 2000 leap year, correctly.

Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

     11.2  Expenses.
           --------

     (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel.

     (b) Notwithstanding the provisions of Section 11.2(a) of this Agreement, if for any reason this Agreement is terminated pursuant to Sections 10.1(b) or 10.1(c) of this Agreement, the breaching Party agrees to pay the non-breaching Party (i) $200,000 if the breach is not willful or (ii) $500,000 if the breach is willful or this Agreement is terminated in contemplation of an Acquisition Proposal, which sums represent compensation for the non-breaching Party's loss as a result of the transactions contemplated by this Agreement not being consummated. Final settlement with respect to payment of such fees shall be made within thirty (30) days after the termination of this Agreement. This Section 11.2(b) shall be the non-breaching Party's sole and exclusive remedy for actionable breach by the breaching Party under this Agreement.

     11.3  Brokers and Finders. Each of the Parties represents and warrants that
           -------------------
neither it nor any of its officers, directors, employees or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby, other than The Robinson-Humphrey Company, LLC, employed by Premier, and The Carson Medlin Company employed by Bank Atlanta. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Premier or Bank Atlanta, each of Premier and Bank Atlanta, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

     11.4  Entire Agreement. Except as otherwise expressly provided herein, this
           ----------------
Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in
Section 8.10 of this Agreement.

     11.5  Amendments. To the extent permitted by Law, this Agreement may be
           ----------
amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, however, that after any such approval by the holders of Bank Atlanta Common Stock, there shall be made no amendment that pursuant to the Financial Institutions Code of Georgia or the GBCC requires further approval by such shareholders without the further approval of such shareholders.

     11.6  Waivers.
           -------

     (a) Prior to or at the Effective Time, Premier, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Bank Atlanta, to waive or extend the time for the compliance or fulfillment by Bank Atlanta of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Premier under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing and signed by a duly authorized officer of Premier.

     (b) Prior to or at the Effective Time, Bank Atlanta, acting through its Board of Directors, president or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Premier, to waive or extend the time for the compliance or fulfillment by Premier of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Bank Atlanta under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing and signed by a duly authorized officer of Bank Atlanta.

     (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

     11.7  Assignment. Except as expressly contemplated hereby, neither this
           ----------
Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

     11.8  Notices. All notices or other communications which are required or
           -------
permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

     Premier:                   Premier Bancshares, Inc.
                                2180 Atlanta Plaza
                                950 East Paces Ferry Road
                                Atlanta, Georgia  30326
                                Telecopy Number: (404) 814-3672
                                Attention:  Darrell D. Pittard
                                            Chairman and Chief Executive Officer

     Copy to Counsel:           Womble Carlyle Sandridge & Rice, PLLC
                                One Atlantic Center
                                1201 West Peachtree Street
                                Atlanta, Georgia  30309
                                Telecopy Number: (404) 888-7490
                                Attention:  Steven S. Dunlevie, Esq.

     PMB:                       PMB Acquisition Corp.
                                2180 Atlanta Plaza
                                950 East Paces Ferry Road
                                Atlanta, Georgia  30326
                                Telecopy Number: (404) 814-3672
                                Attention:  Darrell D. Pittard
                                            Chairman and Chief Executive Officer

     Copy to Counsel:           Womble Carlyle Sandridge & Rice, PLLC
                                One Atlantic Center
                                1201 West Peachtree Street
                                Atlanta, Georgia  30309
                                Telecopy Number: (404) 888-7490
                                Attention:  Steven S. Dunlevie, Esq.

     Bank Atlanta:              Bank Atlanta
                                1221 Clairmont Road
                                Decatur, Georgia 30030
                                Telecopy Number: (404) 320-1508
                                Attention: James B. Hendry, Jr.
                                           President and Chief Executive Officer

     Copy to Counsel:           Powell Goldstein Frazer & Murphy, LLP
                                191 Peachtree Street, N.E.
                                Atlanta, Georgia 30303
                                Telecopy Number: (404) 572-6999
                                Attention:  Kathryn L. Knudson, Esq.

     11.9  Governing Law. This Agreement shall be governed by and construed
           -------------
in accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws, except to the extent that the federal laws of the United States may apply to the Merger.

     11.10 Counterparts. This Agreement may be executed in one or more
           ------------
counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     11.11 Captions. The captions contained in this Agreement are for reference
           --------
purposes only and are not part of this Agreement.

     11.12 Enforcement of Agreement. The Parties hereto agree that irreparable
           ------------------------
damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     11.13 Severability. Any term or provision of this Agreement which is
           ------------
invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

ATTEST:                            PREMIER BANCSHARES, INC.


/s/ Barbara J. Burtt               By: /s/ Darrell D. Pittard
-------------------------              ----------------------------------------
Barbara J. Burtt                       Darrell D. Pittard
Secretary                              Chairman and Chief Executive Officer


[CORPORATE SEAL]



ATTEST:                            BANK ATLANTA


/s/ James B. Hendry, Jr.           By: /s/ William Zachary, Jr.
-------------------------              -----------------------------------------
Asst. Secretary                        William Zachary, Jr.
                                       Chairman of the Board

[BANK SEAL]



ATTEST:                            PMB ACQUISITION CORP.

/s/ Barbara J. Burtt               By: /s/ Darrell D. Pittard
-------------------------              -----------------------------------------
Barbara J. Burtt                       Darrell D. Pittard
Secretary                              Chairman and Chief Executive Officer


[CORPORATE SEAL]

                                                                       EXHIBIT 1
                                                                       ---------

                              AFFILIATE AGREEMENT


Premier Bancshares, Inc.
2180 Atlanta Plaza
950 East Paces Ferry Road
Atlanta, Georgia  30326

Bank Atlanta
1221 Clairmont Road
Decatur, Georgia 30030


Ladies and Gentlemen:

       The undersigned is a shareholder of Bank Atlanta ("Bank Atlanta"), a commercial bank organized and existing under the laws of the State of Georgia, and will become a shareholder of Premier Bancshares, Inc. ("Premier") pursuant to the transactions described in the Agreement and Plan of Reorganization, dated as of May 20, 1999 (the "Agreement"), by and between Bank Atlanta, Premier and PMB Acquisition Corp. ("PMB"). Under the terms of the Agreement, PMB and Bank Atlanta will be merged (the "Merger") and the shares of common stock of Bank Atlanta ("Bank Atlanta Common Stock") will be converted into shares of common stock of Premier ("Premier Common Stock"). This Affiliate Agreement represents an agreement between the undersigned and Premier regarding certain rights and obligations of the undersigned in connection with the shares of Premier to be received by the undersigned as a result of the Merger.

       In consideration of the Merger and the mutual covenants contained herein, the undersigned and Premier hereby agree as follows:

               Affiliate Status. The undersigned understands and agrees that as
               ----------------
to Bank Atlanta the undersigned is an "affiliate" under Rule 145(c) as defined in Rule 405 of the Rules and Regulations of the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended ("1933 Act"), and the undersigned anticipates that the undersigned will be such an "affiliate" at the time of the Merger.

               Initial Restriction on Disposition. The undersigned agrees that
               ----------------------------------
the undersigned will not, except by operation of law, by will or under the laws of descent and distribution, sell, transfer, or otherwise dispose of the undersigned's interests in, or reduce the undersigned's risk relative to, any of the shares of Premier Common Stock into which the undersigned's shares of Bank Atlanta Common Stock are converted upon consummation of the Merger until such time as Premier notifies the undersigned that the requirements of SEC Accounting Series Release Nos. 130 and 135 ("ASR 130 and 135") have been met. The undersigned understands that ASR 130 and 135 relate to publication of financial results of post-Merger combined operations of Premier and Bank Atlanta. Premier agrees that it will publish such results within 45 days after the end of the first fiscal quarter of Premier containing the required period of post-Merger combined operations and that it will notify the undersigned promptly following such publication.

          Covenants and Warranties of Undersigned. The undersigned represents,
          ---------------------------------------
warrants and agrees that:

          (a) During the 30 days immediately preceding the effective time of the Merger, the undersigned will not, except by operation of law, by will, or under the laws of descent and distribution, sell, transfer, or otherwise dispose of the undersigned's interests in, or reduce the undersigned's risk relative to, any of the shares of Bank Atlanta Common Stock beneficially owned by the undersigned as of the date of the shareholders' meeting of Bank Atlanta held to approve the Merger.

          (b) The Premier Common Stock received by the undersigned as a result of the Merger will be taken for the undersigned's own account and not for others, directly or indirectly, in whole or in part.

          (c) The undersigned understands that any distribution by the undersigned of the Premier Common Stock has not been registered under the 1933 Act and that shares of Premier Common Stock received pursuant to the Merger can only be sold by the undersigned (1) following registration under the 1933 Act, or (2) in conformity with the volume and other requirements of Rule 145(d) promulgated by the SEC as the same now exist or may hereafter be amended, or (3) to the extent some other exemption from registration under the 1933 Act might be available. The undersigned
                                                         ---------------
     understands that Premier is under no obligation to file a registration
     ----------------------------------------------------------------------
     statement with the SEC covering the disposition of the undersigned's shares
     ---------------------------------------------------------------------------
     of Premier Common Stock.
     -----------------------

     4.   Restrictions on Transfer. The undersigned understands and agrees that
          ------------------------
stop transfer instructions with respect to the shares of Premier Common Stock received by the undersigned pursuant to the Merger will be given to Premier's transfer agent and that there will be placed on the certificates for such shares, or shares issued in substitution thereof, a legend stating in substance:

          "The shares represented by this certificate were issued pursuant to a business combination which is accounted for as a "pooling of interests" and may not be sold, nor may the owner thereof reduce his risks relative thereto in any way, until such time as Premier has published the financial results covering at least 30 days of combined operations after the effective date of the merger through which the business combination was effected. In addition, the shares represented by this certificate may not be sold, transferred or otherwise disposed of except or unless (a) covered by an effective registration statement under the Securities Act of 1933, as amended, (b) in accordance with (i) Rule

          145(d) (in the case of shares issued to an individual who is not an affiliate of Premier) or (ii) Rule 144 (in the case of shares issued to an individual who is an affiliate of Premier) of the Rules and Regulations of such Act, or (c) in accordance with a legal opinion satisfactory to counsel for Premier that such sale or transfer is otherwise exempt from the registration requirements of such Act."

Such legend will also be placed on any certificate representing Premier securities issued subsequent to the original issuance of Premier Common Stock pursuant to the Merger as a result of any stock dividend, stock split or other recapitalization as long as Premier Common Stock issued to the undersigned pursuant to the Merger has not been transferred in such manner to justify the removal of the legend therefrom. If the provisions of Rules 144 and 145 are amended to eliminate restrictions applicable to the Premier Common Stock received by the undersigned pursuant to the Merger, or at the expiration of the restrictive period set forth in Rule 145(d), Premier, upon the request of the undersigned, will cause the certificates representing the shares of Premier Common Stock issued to the undersigned in connection with the Merger to be reissued free of any legend relating to the restrictions set forth in Rules 144 and 145(d) upon receipt by Premier of an opinion of its counsel to the effect that such legend may be removed.

     5.   Understanding of Restrictions on Dispositions. The undersigned has
          ---------------------------------------------
carefully read the Agreement and this Affiliate Agreement and discussed their requirements and impact upon his or her ability to sell, transfer or otherwise dispose of the shares of Premier Common Stock received by the undersigned, to the extent the undersigned believes necessary, with the undersigned's counsel or counsel for Bank Atlanta.

     6.   Filing of Reports by Premier. Premier agrees, for a period of
          ----------------------------
two years after the effective date of the Merger, to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, so that the public information provisions of Rule 145(d) promulgated by the SEC as the same are presently in effect will be available to the undersigned in the event the undersigned desires to transfer any shares of Premier Common Stock issued to the undersigned pursuant to the Merger.

     7.   Transfer Under Rule 145(d). If the undersigned desires to sell
          --------------------------
or otherwise transfer the shares of Premier Common Stock received by the undersigned in connection with the Merger at any time during the restrictive period set forth in Rule 145(d), the undersigned will provide the necessary representation letter to the transfer agent for the Premier Common Stock together with such additional information as the transfer agent may reasonably request. If Premier's counsel concludes that such proposed sale or transfer complies with the requirements of Rule 145(d), Premier shall cause such counsel to provide such opinions as may be necessary to Premier's transfer agent so that the undersigned may complete the proposed sale or transfer.

     8.   Acknowledgments. The undersigned recognizes and agrees that the
          ---------------
foregoing provisions also apply to (a) the undersigned's spouse, (b) any relative of the undersigned or of the undersigned's spouse who has the same home as the undersigned, (c) any trust or estate in which the undersigned, the undersigned's spouse, and any such relative collectively own at least a 10% beneficial interest or of which any of the foregoing serves as trustee, executor or in any similar capacity and (d) any corporation or other organization in which the undersigned, the undersigned's spouse and any such relative who collectively owns at least 10% of any class of equity securities or of the equity interest. The undersigned further recognizes that, in the event that the undersigned is a director or officer of Premier or becomes a director or officer of Premier upon consummation of the Merger, among other things, any sale of Premier Common Stock by the undersigned within a period of less than six months following the effective time of the Merger may subject the undersigned to liability pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended.

          9.   Miscellaneous. This Affiliate Agreement is the complete agreement
               -------------
between Premier and the undersigned concerning the subject matter hereof. Any notice required to be sent to any party hereunder shall be sent by registered or certified mail, return receipt requested, using the addresses set forth herein or such other address as shall be furnished in writing by the parties. This Affiliate Agreement shall be governed by the laws of the State of Georgia.

This Affiliate Agreement is executed as of the_____ day of May, 1999.

                                        Very truly yours,


                                        ___________________________________
                                        Signature

                                        ___________________________________
                                        Print Name

AGREED TO AND ACCEPTED as of
May __, 1999.


PREMIER BANCSHARES, INC.


By:__________________________________
     Darrell D. Pittard, Chairman and
     Chief Executive Officer



AGREED TO AND ACCEPTED as of
May __, 1999.


BANK ATLANTA


By:__________________________________
     James B. Hendry, Jr., President and
     Chief Executive Officer

                                                                       EXHIBIT 2
                                                                       ---------

                              MATTERS AS TO WHICH
                      COUNSEL TO BANK ATLANTA WILL OPINE*

          1. Bank Atlanta is a commercial bank existing and in good standing under the laws of the State of Georgia with corporate power and authority to conduct its business as now conducted and to own and use its Assets.

          2. Bank Atlanta's authorized capital stock consists of 10,000,000 shares of Bank Atlanta Common Stock, of which 707,344 shares are outstanding as of the date hereof. The outstanding shares of Bank Atlanta Common Stock have been duly authorized, validly issued, and are fully paid and nonassessable. None of the outstanding shares of Bank Atlanta Common Stock has been issued in violation of any statutory preemptive rights. Except as disclosed in Bank Atlanta's Disclosure Memorandum to our knowledge, there are no options,
          ---------------------
subscriptions, warrants, calls, rights or commitments obligating Bank Atlanta to issue equity securities or acquire its equity securities.

          3. The execution and delivery by Bank Atlanta of the Agreement do not, and if Bank Atlanta were now to perform its obligations under the Agreement such performance would not, result in any violation of the Articles of Incorporation or Bylaws of Bank Atlanta, or, to our knowledge, result in any breach of, or default or acceleration under, any material Contract or Order to which Bank Atlanta is a party or by which Bank Atlanta is bound.

          4. Bank Atlanta has duly authorized the execution and delivery of the Agreement and all performance by Bank Atlanta thereunder, and has duly executed and delivered the Agreement.

          5. The Agreement is enforceable against Bank Atlanta in accordance with its respective terms.



______________________________
*Pursuant to the January 1, 1992 edition of the Interpretive Standards Applicable to Legal Opinions to Third Parties in Corporate Transactions adopted by the Legal Opinion Committee of the Corporate and Banking Law Section of the State Bar of Georgia.

                                                                       EXHIBIT 3
                                                                       ---------

                         CLAIMS/INDEMNIFICATION LETTER

                                 May __, 1999

Premier Bancshares, Inc.
2180 Atlanta Plaza
950 East Paces Ferry Road
Atlanta, Georgia 30326


Ladies and Gentlemen:

          This letter is delivered pursuant to Section 9.2(e) of the Agreement and Plan of Reorganization (the "Agreement"), dated as of May 20, 1999, by and between Bank Atlanta ("Bank Atlanta"), Premier Bancshares, Inc. ("Premier") and PMB Acquisition Corp. ("PMB") which provides for the merger (the "Merger") of PMB with and into Bank Atlanta.

          Concerning claims which I may have against Bank Atlanta in my capacity as an officer or director:

               (a) Premier shall assume all liability (to the extent Bank Atlanta was so liable) for claims for indemnification arising under Bank Atlanta's Articles of Incorporation or Bylaws or under any indemnification contract disclosed to Premier, as existing at the effective time of the Merger, and for claims for salaries, wages or other compensation, employee benefits, reimbursement of expenses, or worker's compensation arising out of employment through the effective time of the Merger;

               (b) In my capacity as an officer or a director, I am not aware that I have any claims (other than those referred to in paragraph (a) above) against Bank Atlanta (other than routine deposit, loan and other banking services conducted in the ordinary course of business with Bank Atlanta); and

               (c) I hereby release Bank Atlanta from any and all claims which I am aware that I have against it in my capacity as an officer or a director, other than those referred to in paragraph (a) above.

          By executing this letter on behalf of Premier, you shall acknowledge the assumption by Premier of the liabilities described in paragraph (a) above.

                                   Sincerely,

                                        __________________________________
                                        Signature of Officer or Director

                                        __________________________________
                                        Printed Name of Officer or Director


          On behalf of Premier, I hereby acknowledge receipt of this letter and affirm the assumption by Premier of the liabilities described in paragraph (a) above, as of this ______ day of May, 1999.


                                   PREMIER BANCSHARES, INC.


                                   By:  ________________________________________
                                        Darrell D. Pittard, Chairman and Chief
                                        Executive Officer

                                                                       EXHIBIT 4
                                                                       ---------

                              MATTERS AS TO WHICH
                        COUNSEL TO PREMIER WILL OPINE*

          1. Premier is a corporation in existence under the laws of the State of Georgia with corporate power to carry on its business as now conducted.

          2. Premier's authorized capital stock consists of 60,000,000 common shares, of which 26,113,676 shares are issued and outstanding as of the date hereof and 2,000,000 preferred shares of which 40,770 shares are issued and outstanding as of the date hereof. The outstanding shares of Premier Common Stock are duly authorized by all necessary corporate action on the part of Premier and are validly issued, fully paid and nonassessable. None of the outstanding shares of Premier Common Stock has been issued in violation of any statutory preemptive rights.

          3. The shares of Premier Common Stock to be issued in exchange for North Fulton Common Stock upon consummation of the Merger have been duly authorized by all necessary corporate action and, when issued as provided for in the Agreement, will be validly issued, fully paid and nonassessable. None of the shares of Premier Common Stock to be exchanged for North Fulton Common Stock upon consummation of the Merger will be issued in violation of any statutory preemptive rights.

          4. The execution and delivery by Premier of the Agreement and the consummation by Premier of the transactions provided in the Agreement: (a) do not violate any provision of the Articles of Incorporation or Bylaws of any Premier Company, and (b) do not violate or constitute a breach of, or a default under, any material Contract or Order to which a Premier Company is a party.

          5. The Agreement has been duly executed and delivered by Premier and is enforceable against Premier.


* subject to customary assumptions and limitations

                                                                       EXHIBIT 5
                                                                       ---------

                               SUPPORT AGREEMENT

          THIS SUPPORT AGREEMENT ("Agreement") is made and entered into as of the _____ day of May, 1999, by and between the undersigned, _____________________, a resident of ____________, Georgia, and Premier
Bancshares, Inc., a corporation organized and existing under the laws of the State of Georgia ("Premier").

          Premier, PMB Acquisition Corp. II ("PMB") and Bank Atlanta, a commercial bank organized and existing under the laws of the State of Georgia ("Bank Atlanta"), have entered into an Agreement and Plan of Reorganization, dated as of May 20, 1999 (the "Merger Agreement"). The Merger Agreement generally provides for the merger of PMB into Bank Atlanta (the "Merger") and the conversion of the issued and outstanding shares of the $1.00 par value common stock of Bank Atlanta ("Bank Atlanta Common Stock") into shares of the $1.00 par value common stock of Premier. The Merger Agreement is subject to the affirmative vote of the shareholders of Bank Atlanta, the receipt of certain regulatory approvals, and the satisfaction of other conditions.

          The undersigned is a member of the Board of Directors of Bank Atlanta and is the owner of ________ shares of Bank Atlanta Common Stock and has rights by option or otherwise to acquire _______ additional shares of Bank Atlanta Common Stock (collectively, the "Shares"). In order to induce Premier to enter into the Merger Agreement, the undersigned is entering into this Agreement with Premier to set forth certain terms and conditions governing the actions to be taken by the undersigned solely in his capacity as a shareholder of Bank Atlanta with respect to the Shares until consummation of the Merger.

          NOW, THEREFORE, in consideration of the transactions contemplated by the Merger Agreement and the mutual promises and covenants contained herein, the parties agree as follows:

     1. Without the prior written consent of Premier, which consent shall not be unreasonably withheld, the undersigned shall not transfer, sell, assign, convey, or encumber any of the Shares during the term of this Agreement except for transfers (i) by operation of law, by will, or pursuant to the laws of descent and distribution, (ii) in which the transferee shall agree in writing to be bound by the provisions of paragraphs 1, 2, and 3 of this Agreement as fully as the undersigned, or (iii) to Premier pursuant to the terms of the Merger Agreement. Without limiting the generality of the foregoing, the undersigned shall not grant to any party any option or right to purchase the Shares or any interest therein. Further, except with respect to the Merger, the undersigned shall not during the term of this Agreement approve or ratify any agreement or contract pursuant to which the Shares would be transferred to any other party as a result of a consolidation, merger, share exchange, or acquisition.

     2. The undersigned intends to, and will, vote (or cause to be voted) all of the Shares over which the undersigned has voting authority (other than in a fiduciary capacity) in favor of the Merger Agreement and the Merger at any meeting of shareholders of Bank Atlanta called to vote on the Merger Agreement or the Merger or the adjournment thereof or in any other circumstance upon which a vote, consent, or other approval with respect to the Merger Agreement or the Merger is sought. Further, the undersigned intends to, and will, surrender the certificate or certificates representing the Shares over which the undersigned has dispositive authority to Premier upon consummation of the Merger as described in the Merger Agreement and hereby waives any rights of appraisal, or rights to dissent from the Merger, that the undersigned may have.

     3. Except as otherwise provided in this Agreement, at any meeting of shareholders of Bank Atlanta or at any adjournment thereof or any other circumstances upon which their vote, consent, or other approval is sought, the undersigned will vote (or cause to be voted) all of the Shares over which the undersigned has voting authority (other than in a fiduciary capacity) against
(i) any merger agreement, share exchange, or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, merger, recapitalization, dissolution, liquidation, or winding-up of or by Bank Atlanta or (ii) any amendment of Bank Atlanta's Articles of Incorporation or Bylaws or other proposal or transaction involving Bank Atlanta or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent, or nullify the Merger, the Merger Agreement, or any of the other transactions contemplated thereby.

     4. The undersigned acknowledges and agrees that Premier could not be made whole by monetary damages in the event of any default by the undersigned of the terms and conditions set forth in this Agreement. It is accordingly agreed and understood that Premier, in addition to any other remedy which it may have at law or in equity, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any court of the United States or in any state having appropriate jurisdiction.

     5. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     6. The covenants and obligations set forth in this Agreement shall expire and be of no further force and effect on the earlier of: (i) November 30, 1999, or such date to which the Merger Agreement is extended; or (ii) the date on which the Merger Agreement is terminated under Section 10.1 thereof.

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the undersigned as of the day and year first above written.

As to the undersigned,
signed in the presence of:

____________________________       _____________________________________
                                   Name:  ______________________________
                                          (Please print or type)



                                   PREMIER BANCSHARES, INC.


                                   By: _______________________________________
                                          Darrell D. Pittard, Chairman of the
                                          Board and Chief Executive Officer

                                  APPENDIX B



         SECTION 7-1-537 OF THE FINANCIAL INSTITUTIONS CODE OF GEORGIA

                                      AND

                     TITLE 14, CHAPTER 2, ARTICLE 13 OF THE

                       GEORGIA BUSINESS CORPORATION CODE

                 RELATING TO RIGHTS OF DISSENTING SHAREHOLDERS

          SECTION 7-1-537 OF THE FINANCIAL INSTITUTIONS CODE OF GEORGIA

(S) 7-1-537 - Rights of dissenting shareholders; surrender of certificates

(a) A shareholder of a bank or trust company which is a party to a plan of proposed merger or consolidation under this part who objects to the plan shall be entitled to the rights and remedies of a dissenting shareholder as determined under Chapter 2 of Title 14, known as the "Georgia Business Corporation Code."

(b) The bank or trust company into which the other or others have been merged or consolidated, as the case may be, shall have the right to require the return of the original certificates of stock held by each shareholder in each or either of the institutions and in lieu thereof:

     (1) To issue to each shareholder new certificates for such number of shares of the institution into which the others shall have been merged or consolidated; or

     (2) To cause to be paid or delivered to each shareholder the amount of cash or securities of any other corporation or combination of cash and such securities as, under the plan of merger or consolidation, the said shareholder may be entitled to receive.


         CHAPTER 2 OF TITLE 14 OF THE GEORGIA BUSINESS CORPORATION CODE

Part 1.  Right to Dissent And Obtain Payment For Shares

(S) 14-2-1301.  Definitions.

     As used in this article, the term:

     a. "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     b. "Corporate Action" means the transaction or other action by the corporation that creates dissenters' rights under the Code Section 14-2-1302.

     c. "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

     d. "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

     e. "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

     f. "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

     g. "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     h. "Shareholder" means the record shareholder or the beneficial shareholder.

(S) 14-2-1302.  Right to Dissent.

     a. A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation is a party:

               (A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or 14-2-1104 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

               (B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

          (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

               (A) Alters or abolishes a preferential right of the shares;

               (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

               (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

               (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

               (E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

               (F) Cancels, redeems, or repurchases all or part of the shares of the class; or

          (5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with the procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporation action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.

     (c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

          (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

          (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

(S) 14-2-1303.  Dissent by Nominees and Beneficial Owners.

     A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.


Part 2.  Procedure For Exercise of Dissenters' Rights

(S) 14-2-1320.  Notice of Dissenters' Rights.

     (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

     (b) If corporate action creating dissenter's rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenter's notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

(S) 14-2-1321.  Notice of Intent to Demand Payment.

     (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:

          (1) must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (2) must not vote his shares in favor of the proposed action.

     (b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

(S) 14-2-1322.  Dissenters' Notice.

     (a) If proposed corporate action created dissenters' rights under Code
Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

     (b) The dissenters' notice must be sent no later than ten days after the corporate action was taken and must;

          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

          (4) Be accompanied by a copy of this article.

(S) 14-2-1323.  Duty to Demand Payment.

     (a) A record shareholder sent a dissenters' notice described in Code
Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

     (b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

     (c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

(S) 14-2-1324.  Share Restrictions.

     (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(S) 14-2-1325.  Offer of Payment.

     (a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

     (b) The offer of payment must be accompanied by:

          (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2) A statement of the corporation's estimate of the fair value of the shares;

          (3) An explanation of how the interest was calculated;

          (4) A statement of the dissenter's right to demand payment under Code
     Section 14-2-1327; and

          (5)  A copy of this article.

     (c) If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

(S) 14-2-1326.  Failure to Take Action.

     (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertified shares.

     (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1322 and repeat the payment demand procedure.

(S) 14-2-1327.  Procedure if Shareholder Dissatisfied With Payment or Offer.

     (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

          (1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

          (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

     (b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation's offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

     (c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

          (1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

          (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.


Part 3.  Judicial Appraisal of Shares.

(S) 14-2-1330.  Court Action.

     (a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or by publication, or in any other manner permitted by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provide din this chapter, Chapter 11 of Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.

     (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

(S) 14-2-1331.  Court Costs and Counsel Fees.

     (a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

     (b) The court may also asses the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

          (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

          (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

     (c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

(S) 14-2-1332.  Limitation of Actions.

     No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

                                                                      APPENDIX C

________, 1999



Board of Directors
Bank Atlanta
1221 Clairmont Road
Decatur, Georgia  30030

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, of the consideration to be received by the shareholders of Bank Atlanta ("Bank Atlanta") under the terms of a certain Agreement and Plan of Reorganization dated May 20, 1999 (the "Agreement") which provides for the acquisition of Bank Atlanta by Premier Bancshares, Inc. ("Premier") (the "Merger"). Under the terms of the Agreement, each of the outstanding shares of Bank Atlanta Common Stock shall be converted into 1.25 shares of Premier Common Stock. The foregoing summary of the Merger is qualified in its entirety by reference to the Agreement.

The Carson Medlin Company is a National Association of Securities Dealers, Inc.
(NASD) member investment banking firm, which specializes in the securities of southeastern United States financial institutions. As part of our investment banking activities, we are regularly engaged in the valuation of southeastern United States financial institutions and transactions relating to their securities. We regularly publish our research on independent community banks regarding their financial and stock price performance. We are familiar with the commercial banking industry in Georgia and the major commercial banks operating in that market. We have been retained by Bank Atlanta in a financial advisory capacity to render our opinion hereunder, for which we will receive compensation.

In reaching our opinion, we have analyzed the respective financial positions, both current and historical, of Premier and Bank Atlanta. We have reviewed:
(i) the Agreement; (ii) the annual reports to shareholders of Premier, including audited financial statements for the five years ended December 31, 1998; (iii) audited financial statements of Bank Atlanta for the five years ended December 31, 1998; (iv) unaudited interim financial statements of Bank Atlanta for the three months ended March 31, 1999; (v) unaudited interim financial statements of Bank Atlanta for the three months ended March 31, 1999; and, (vi) certain financial and operating information with respect to the business, operations and prospects of Premier and Bank Atlanta. We also: (a) reviewed and discussed with members of management of Premier and Bank Atlanta the historical and current business operations, financial condition and future prospects of their respective companies; (b) reviewed the historical market prices and trading activity for the common stocks of Premier and Bank Atlanta and compared them with those of certain publicly traded companies which we deemed to be relevant;
(c) compared the results of operations of Premier and Bank Atlanta with those of certain banking companies which we deemed to be relevant; (d) compared the proposed financial terms of the Merger with the financial terms, to the extent publicly available, of certain other recent business combinations of commercial banking organizations; (e)

Board of Directors
Bank Atlanta
_______, 1999
Page 2


analyzed the pro forma financial impact of the Merger on Premier; and (f) conducted such other studies, analyses, inquiries and examinations as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all information provided to us. We have not performed or considered any independent appraisal or evaluation of the assets of Premier or Bank Atlanta. The opinion we express herein is necessarily based upon market, economic and other relevant considerations as they exist and can be evaluated as of the date of this letter.

Based upon the foregoing, it is our opinion that the consideration provided for in the Agreement is fair, from a financial point of view, to the shareholders of Bank Atlanta.


Very truly yours,


THE CARSON MEDLIN COMPANY